 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 1998

                                                REGISTRATION NO. 333-62323
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                              INFOSPACE.COM, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               7375                            91-1718107
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)            Identification No.)

                          15375 N.E. 90TH STREET
                           REDMOND, WASHINGTON 98052
                                (425) 882-1602
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                  NAVEEN JAIN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              INFOSPACE.COM, INC.

                          15375 N.E. 90TH STREET
                           REDMOND, WASHINGTON 98052
                                (425) 882-1602
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

           STEPHEN M. GRAHAM                            BARRY E. TAYLOR
            RICHARD C. SOHN                          PATRICK J. SCHULTHEIS
            S. PAUL SASSALOS                            CRAIG D. NORRIS
            PERKINS COIE LLP                            BENJAMIN L. CHUN
     1201 THIRD AVENUE, 40TH FLOOR             WILSON SONSINI GOODRICH & ROSATI
     SEATTLE, WASHINGTON 98101-3099                PROFESSIONAL CORPORATION
             (206) 583-8888                           650 PAGE MILL ROAD
                                                  PALO ALTO, CALIFORNIA 94304
                                                         (650) 493-9300

                                ---------------

  Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 5, 1998
PROSPECTUS

                             5,000,000 SHARES

                         [LOGO OF INFOSPACE.COM, INC.]

                                  COMMON STOCK

  All of the 5,000,000 shares of Common Stock offered hereby are being sold by the Company. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the Nasdaq National Market under the symbol INSP, subject to official notice of issuance.

                                   --------

            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 5.

                                   --------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION  OR ANY  STATE SECURITIES COMMISSION  PASSED UPON
      THE ACCURACY OR ADEQUACY OF  THIS PROSPECTUS. ANY  REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                             PRICE TO          UNDERWRITING     PROCEEDS TO
                                              PUBLIC           DISCOUNT (1)     COMPANY (2)
------------------------------------------------------------------------------------------------
 Per Share..............................     $                 $                 $
------------------------------------------------------------------------------------------------
 Total (3)..............................    $                 $                 $
================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.

(2) Before deducting expenses payable by the Company estimated at $1,400,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 750,000 additional shares of Common Stock solely to cover over-allotments, if any. If all shares are purchased, the total Price to Public,
    Underwriting Discount and Proceeds to Company will be $          ,
    $           and $          , respectively. See "Underwriting."

                                   --------

  The shares of Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about           , 1998, at the office of the agent of
Hambrecht & Quist LLC in New York, New York.

HAMBRECHT & QUIST
                     NATIONSBANC MONTGOMERY SECURITIES LLC
                                                           DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED
          , 1998

                              INSIDE FRONT COVER


                                   [ARTWORK]

      ENABLING REAL WORLD CONTENT FOR THE INTERNET OF TODAY AND TOMORROW

  [Circle containing the Company's logo surrounded by logos of the Company's affiliates and photos of alternative Internet access devices]

   InfoSpace.com provides its content services to a network of existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices. The Company has agreements with more than
                90 affiliates covering more than 900 Web sites.

                                   GATEFOLD

      ENABLING REAL WORLD CONTENT FOR THE INTERNET OF TODAY AND TOMORROW

AGGREGATION

InfoSpace.com has acquired the rights to a wide range of content from more than 65 third-party content providers. The Company focuses on content with broad appeal, such as yellow pages and white pages, maps, classified advertisements, real-time stock quotes, information on local businesses and events, weather forecasts and horoscopes.

[InfoSpace.com web screen displaying content from third-party content providers, and various provider logos]

INTEGRATION

The cornerstone of the Company's content is its nationwide yellow pages and white pages directory information. Using proprietary technology, the Company integrates this directory information with other value-added content to create "The Ultimate Directory" to find people, places and things in the real world.

[Several InfoSpace.com web screens displaying integrated information, including maps, lists of hotels and restaurants, city information and information on an individual or business]

SYNDICATION

The Company has agreements with more than 90 affiliates covering more than 900 Web sites. InfoSpace.com's content services provide its affiliates with content that helps to increase the convenience, relevance and enjoyment of their users' visits, thereby promoting increased traffic and repeat usage.

[Three affiliate web screens displaying content provided by InfoSpace.com, and various affiliate logos]

The Company's technology has been designed to support affiliates across multiple platforms and formats, including the growing number of emerging Internet access devices such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants.

[Photos of various alternative Internet access devices]

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE COMPANY

  InfoSpace.com is a leading aggregator and integrator of content services for syndication to a broad network of affiliates, including existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. The Company focuses on content with broad appeal, such as yellow pages and white pages, maps, classified advertisements, real-time stock quotes, information on local businesses and events, weather forecasts and horoscopes. By aggregating content from multiple sources and integrating it with related content to increase its usefulness, the Company serves as a single source of value-added content. The Company's affiliates include AOL, Netscape, Microsoft, Lycos, MetaCrawler, Playboy, Dow Jones (The Wall Street Journal Interactive Edition), ABC LocalNet and CBS's affiliated TV stations. The Company's services provide affiliates with content that helps to increase the convenience, relevance and enjoyment of their users' visits, thereby promoting increased traffic and repeat usage. This, in turn, provides enhanced advertising and electronic commerce revenue opportunities to affiliates with minimal additional investment. By leveraging the Company's content relationships and technology, affiliates are free to focus on their core competencies.

  The Company has acquired the rights to a wide range of content from more than 65 third-party content providers. The cornerstone of the Company's content services is its nationwide yellow pages and white pages directory information. Using its proprietary technology, the Company integrates this directory information with other value-added content to create "The Ultimate Guide" to find people, places and things in the real world. As an example of the power of the Company's contextual integration, a salesperson using the Company's content services can, from the results of a single query, find the name and address of a new customer, obtain directions to his or her office, check the weather forecast and, typically, make an online reservation at the nearest hotel, browse the menu of a nearby restaurant and review a schedule of entertainment events for the locale.

  The Company's content services are designed to be highly flexible and customizable, enabling affiliates to select from among the Company's broad range of content services only those desired. One of the Company's principal strengths is its internally developed technology, which enables it to easily and rapidly add new affiliates by employing a distributed, scalable architecture adapted specifically for its Internet-based content services. The Company helps its affiliates build and maintain their brands by delivering content with the look and feel and navigation features specific to each affiliate, creating the impression to end users that they have not left the affiliate's site. The Company's technology has been designed to support affiliates across multiple platforms and formats, including the growing number of emerging Internet access devices. The Company's affiliate relationships typically provide for revenue sharing from advertising sold by the Company and the affiliates whose sites incorporate the Company's content where advertisements are placed.

  InfoSpace.com derives substantially all of its revenues from national advertising, promotions and local Internet yellow pages advertising. Through its direct sales force, the Company offers a variety of national advertising and promotions that enable advertisers to access both broad and targeted audiences. The Company also sells local Internet yellow pages advertising through cooperative sales relationships with established independent yellow pages publishers, media companies and direct marketing companies. The Company believes that these relationships provide the Company access to local sales expertise and customer relationships that give it an advantage over competitors while minimizing the Company's investment in its own sales infrastructure.

                                  THE OFFERING

Common Stock offered by the Company.............  5,000,000 shares
Common Stock to be outstanding after this
 offering....................................... 20,115,887 shares (1)
Use of proceeds................................. For working capital and other general corporate purposes.
Proposed Nasdaq National Market symbol.......... INSP

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     PERIOD FROM
                                    MARCH 1, 1996
                                     (INCEPTION)                 SIX MONTHS
                                         TO        YEAR ENDED  ENDED JUNE 30,
                                    DECEMBER 31,  DECEMBER 31, ---------------
                                        1996          1997      1997    1998
                                    ------------- ------------ ------  -------
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
  Revenues.........................    $  199        $1,685    $  466  $ 2,855
  Total operating expenses (2).....       504         2,056       654    6,894
  Loss from operations (2).........      (402)         (718)     (319)  (4,582)
  Net loss.........................    $ (381)       $ (697)   $ (306) $(4,539)
  Basic and diluted net loss per
   share (3).......................    $(0.04)       $(0.06)   $(0.03) $ (0.39)
  Shares used in computing basic
   and diluted net loss per share
   calculations (3)................     9,280        10,998    10,986   11,572

                                                            AT JUNE 30, 1998
                                                         -----------------------
                                                         ACTUAL  AS ADJUSTED (4)
                                                         ------- ---------------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents............................. $ 5,775     $50,875
  Working capital.......................................   5,803      50,903
  Total assets..........................................  10,505      55,605
  Total stockholders' equity............................   9,540      54,640

--------------------

(1) Based on shares outstanding at September 30, 1998. Excludes as of September 30, 1998 (i) 1,785,049 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $2.19 per share, (ii) 3,531,719 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $6.79 per share, (iii) 1,505,575 shares of Common Stock reserved for future issuance under the Company's Restated 1996 Flexible Stock Incentive Plan (the "1996 Plan"), and (iv) 450,000 shares of Common Stock reserved for issuance under the Company's 1998 Employee Stock Purchase Plan (the "ESPP"). See "Management--Benefit Plans," "Description of Capital Stock" and Notes 3 and 9 of the Company's Notes to Consolidated Financial Statements.
(2) For the six months ended June 30, 1998, includes a write-off of in-process research and development of $4.7 million.
(3) See Note 7 of the Company's Notes to Consolidated Financial Statements for information concerning the determination of net loss per share.

(4) As adjusted to reflect the sale and issuance of 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom. Does not reflect the issuance of 1,263,146 shares between July 1, 1998 and September 30, 1998. See "Use of Proceeds" and "Capitalization."

                              --------------------

  Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option and gives effect to a one-for-two reverse stock split of the Company's outstanding Common Stock consummated in August 1998.

                                 RISK FACTORS

  This Prospectus contains forward-looking statements that involve known and unknown risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the shares of Common Stock offered hereby.

  Limited Operating History; History of Losses and Anticipated Future
Losses. The Company was founded in March 1996 and, accordingly, has a very limited operating history on which to base an evaluation of its business and prospects. The Company has incurred net losses since its inception, including losses of approximately $381,000, $697,000 and $4.5 million for the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998, respectively. At June 30, 1998, the Company had an accumulated deficit of approximately $5.6 million. Although the Company has experienced sequential quarterly growth in revenues over the past four quarters and has achieved profitability in certain quarters, the Company expects to incur significant operating losses on a quarterly basis for the foreseeable future, and there can be no assurance that the Company will be profitable in any future period. Since its inception, the Company has been engaged primarily in the development of its technology, the acquisition of rights to third-party content, the sale of national advertising, the establishment of relationships with independent yellow pages publishers, media companies and direct marketing companies and the establishment of relationships with existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants (collectively, "Internet points-of-entry"). The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services. Such risks include, but are not limited to, an evolving and unpredictable business model, uncertain adoption of the Internet as a commercial or advertising medium, dependence on relationships with third parties, dependence on key personnel, management of growth, rapidly changing technology and competition. To address these risks and be able to achieve and sustain profitability, the Company must, among other things: (i) develop and maintain strategic relationships with content providers and Internet points-of-entry; (ii) identify and acquire the rights to additional content; (iii) successfully integrate new features with its content services;
(iv) expand its sales and marketing efforts, including relationships with third parties to sell local advertising for the Company's Internet yellow pages directory services; (v) maintain and increase its affiliate and advertiser base; (vi) successfully expand into international markets; (vii) retain and motivate qualified personnel; and (viii) successfully respond to competitive developments. There can be no assurance that the Company will effectively address the risks it faces, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. For these and other reasons, there can be no assurance that the Company will ever achieve or sustain profitability. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Evolving and Unproven Business Model. The Company's business model is to aggregate content from third-party content providers, integrate related content, syndicate these content services to leading Internet points-of-entry and generate revenues from the sale of advertisements and promotions on the Web pages that deliver the Company's content services. The syndication business model is relatively new to the Internet and is unproven. As such, the Company's business model may not be successful, and the Company may need to change its business model. Almost half of the Company's user traffic is generated through the Company's own Web site, rather than through its affiliate network. The Company's ability to generate significant advertising and promotion revenues by syndicating content services will depend, in part, on its ability to acquire the rights to information from third-party content providers and to market successfully its content services to Internet points-of-entry that currently do not rely substantially on third-party sources for their content needs and do not typically utilize content services that are readily available to their competitors. In addition, the Company intends to rely on independent yellow pages publishers, media companies and direct marketing companies for the sale of local advertising on the Company's Internet yellow pages directory services, which strategy may prove to be unsuccessful. The Company's relationships with its content providers, affiliates and advertisers are evolving, subject to frequent change and frequently informal. There can be no assurance that the Company's relationships with content providers, affiliates and advertisers will not evolve in a manner that is adverse to the Company. The Company intends to continue to develop its business model as it explores opportunities internationally and in new and unproven areas such as electronic commerce and in providing content services for emerging Internet access devices. There can be no assurance that the Company's business model will be successful. See "Business--The InfoSpace.com Solution" and "--Strategy."

  Unpredictability of Future Results of Operations; Expected Fluctuations in Quarterly Results of Operations; Seasonality. As a result of the Company's limited operating history and the emerging nature of the markets in which it competes, the Company is unable to accurately forecast its revenues. The Company plans its operating expenses based on anticipated revenues. If revenues in a particular period do not meet expectations, it is likely that the Company will not be able to adjust significantly its level of expenditures for such period, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company plans to increase significantly its operating expenses in order to, among other things:
(i) expand its affiliate network, which may include the payment of additional carriage fees to certain affiliates; (ii) expand its sales and marketing operations and hire more salespersons; (iii) increase its advertising and promotional activities; (iv) develop and upgrade its technology and purchase equipment for its operations and network infrastructure; (v) expand internationally; and (vi) expand its content services. Certain Internet points-of-entry require the Company to make payments or pay other consideration in exchange for including the Company's content services on their Web site and other Internet points-of-entry may in the future require payments for access to their Web site or Internet access device. Additionally, the Company may incur costs relating to the acquisition of content or the acquisition of businesses or technologies. To the extent that such expenses precede or are not subsequently followed by increased revenues, the Company's business, financial condition and results of operations could be materially adversely affected.

  The Company's results of operations have varied on a quarterly basis during its short operating history and will fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly results of operations include, but are not limited to: (i) the addition or loss of affiliates; (ii) variable demand for the Company's content services by its affiliates; (iii) the cost of acquiring and the availability of content; (iv) the overall level of demand for content services; (v) the Company's ability to attract and retain advertisers and content providers; (vi) seasonal trends in Internet usage and advertising placements; (vii) the amount and timing of fees paid by the Company to certain of its affiliates to include the Company's content services on their Web sites; (viii) the productivity of the Company's direct sales force and the sales forces of the independent yellow pages publishers, media companies and direct marketing companies that sell local Internet yellow pages advertising for the Company; (ix) the amount and timing of expenditures for expansion of the Company's operations, including the hiring of new employees, capital expenditures and related costs; (x) the Company's ability to continue to enhance, maintain and support its technology; (xi) the Company's ability to attract and retain personnel; (xii) the introduction of new or enhanced services by the Company, its affiliates and their respective competitors; (xiii) price competition or pricing changes in Internet advertising and Internet services, such as the Company's content services;
(xiv) technical difficulties, system downtime, system failures or Internet brown-outs; (xv) political or economic events and governmental actions affecting Internet operations or content; and (xvi) general economic conditions and economic conditions specific to the Internet. Any one of these factors could cause the Company's revenues and operating results to vary significantly in the future. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could cause significant declines in the Company's quarterly results of operations. Also, the Company currently is involved in a lawsuit filed by a former employee involving certain claims to purchase Common Stock. To the extent the Company is required to issue shares of Common Stock or options to purchase Common Stock, the Company would recognize an expense, which could have a material adverse effect on the Company's results of operations for the period in which such issuance occurs and any such issuance would be dilutive to existing stockholders. See "--Legal Proceedings."

  The Company has experienced, and expects to continue to experience, seasonality in its business, with reduced user traffic on its affiliate network expected during the summer and year-end vacation and holiday periods, when usage of the Internet has typically declined. Advertising sales in traditional media, such as broadcast and cable television, generally decline in the first and third quarters of each year. Depending on the extent to which the Internet and commercial online services are accepted as an advertising medium, seasonality in the level of advertising expenditures could become more pronounced for Internet-based advertising. Seasonality in Internet service usage and advertising expenditures is likely to cause quarterly fluctuations in the Company's results of operations and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Due to the foregoing factors, the Company's revenues and operating results are difficult to forecast. The Company believes that its quarterly revenues, expenses and operating results will vary significantly in the future and that period-to-period comparisons are not meaningful and are not indicative of future performance. As a result of the foregoing factors, it is likely that in some future quarters or years the Company's results of operations will fall below the expectations of securities analysts or investors, which would have a material adverse effect on the trading price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Operating Results."

  Reliance on Advertising and Promotion Revenues; Risks Associated With Advertising Arrangements. The Company derives substantially all of its revenues from the sale of advertisements and promotions on the Web pages that deliver the Company's content services and expects that advertising and promotion revenues will continue to account for substantially all of its revenues in the foreseeable future. The Company's ability to increase its advertising and promotion revenues will depend on, among other things, national and local advertisers' acceptance of the Internet as an attractive and sustainable medium, the development of a large base of end users of the Company's content services having demographic characteristics attractive to advertisers, the success of the Company's strategy to sell local Internet yellow pages advertising through independent yellow pages publishers, media companies and direct marketing companies, the expansion and productivity of the Company's advertising sales force and the development of the Internet as an attractive platform for electronic commerce. To date, substantially all of the Company's revenues have been derived from national advertising and promotions and the Company has not yet generated significant revenues from local Internet yellow pages advertising, which the Company is relying on as a significant source of future revenues. The Company intends to rely in significant part on sales of local Internet yellow pages advertising generated by the sales forces of independent yellow pages publishers, media companies and direct marketing companies. The failure to generate these sales would have a material adverse effect on the Company's business, financial condition and results of operation. There can be no assurance that the Company will be successful in generating significant future national and local advertising and promotion revenues, and the failure to do so would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Sales by Third Parties," "--Risks Associated With International Expansion," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Advertising and Promotions."

  The Company's national advertising arrangements typically require the Company to guarantee minimum levels of impressions or click throughs. These arrangements expose the Company to potentially significant financial risks, including the risk that the Company may fail to deliver required minimum levels of impressions or click throughs, in which case the Company typically continues to provide advertising without compensation until such levels are met. In addition, such advertisers may terminate their agreements or may renew their agreements on less favorable terms to the Company. In connection with certain promotion arrangements and content agreements, the Company guarantees the availability of advertising space. There can be no assurance that the Company will have sufficient inventory either to meet such guarantees or to sell additional promotions and advertisements. The Company also provides customized advertising campaigns for certain of its advertisers which may require the dedication of resources and significant programming and design efforts to accomplish. In addition, the Company has granted exclusivity to certain of its advertisers and may in the future grant additional exclusivity to additional advertisers. Such exclusivity arrangements may have the effect of preventing the Company, for the duration of such arrangements, from accepting advertising within a particular subject matter in the Company's content services or across part or all of the Company's content services. The inability of the Company to enter into further advertising or promotion arrangements as a result of its exclusivity arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Advertising and Promotions."

  Reliance on Affiliate Relationships. The Company's ability to generate revenues from advertising and promotions depends on its ability to secure and maintain distribution for its content services on acceptable commercial terms through a wide range of affiliates. The Company expects that revenues generated from the sale of advertisements and promotions delivered through its network of affiliates will continue to account for a significant portion of the Company's revenues for the foreseeable future. In particular, the Company expects that a limited number of its affiliates, including Netscape Communications Corporation ("Netscape"), America Online, Inc. ("AOL") and Lycos, Inc. ("Lycos") will account for a substantial portion of its affiliate traffic and, therefore, revenues over time. The Company's distribution arrangements with its affiliates typically are for limited durations of between six months and two years and are generally terminable after six months. There can be no assurance that such arrangements will be renewed upon expiration of their terms. The Company and each affiliate generally share a portion of the revenues generated by advertising on the Web pages that deliver the Company's content services. The Company has recently entered into agreements with Netscape and AOL under which the Company has paid, and will in the future pay, certain carriage fees to Netscape and AOL. Under its agreement with Netscape, which provides for a one-year term with automatic renewal provisions, the Company paid licensing fees to Netscape and is obligated to make additional payments to Netscape based on the number of click throughs to the Company's services. Netscape guarantees to the Company a certain minimum level of use of the Company's yellow pages and white pages directory services. The agreement with AOL relating to the Company's white pages directory services has a three-year term, which may be extended for an additional year and subsequently renewed for up to three successive one-year terms at AOL's discretion. This agreement may be terminated by AOL upon acquisition by AOL of a competing white pages directory services business or for any reason after 18 months, upon payment of a termination fee, or at any time in the event of a change of control of the Company. Under this agreement, the Company will pay to AOL a quarterly carriage fee and share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. Under the terms of the agreement related to the Company's classifieds information services, the Company has agreed to provide classified advertising development and management services to AOL for two years, with up to three one-year extensions at AOL's discretion. AOL will pay to the Company a quarterly fee and share with the Company revenues generated by payments by individuals and commercial listing services for listings on the AOL classifieds service. This agreement may be terminated at any time in the event of a change of control of the Company. There can be no assurance that the Company's relationship with Netscape or AOL will be profitable or result in benefits to the Company that outweigh the costs of the relationship.

  The Company's affiliate relationships are in an early stage of development, and there can be no assurance that affiliates, especially major affiliates, will not demand a greater portion of advertising revenues or require the Company to make payments for access to any such affiliate's site or device. There can be no assurance that the Company would be able to timely or effectively replace any major affiliate with other affiliates with comparable traffic patterns and user demographics. The loss of any major affiliate or an adverse change in the Company's pricing model could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Affiliate Network."

  Dependence on Advertising Sales by Third Parties; Limited History of Internet Yellow Pages Advertising. The Company relies on arrangements with independent yellow pages publishers, media companies and direct marketing companies to generate local Internet yellow pages advertising revenues, primarily from enhanced listings on the Company's Internet yellow pages directory services in the form of enhanced yellow pages listings. Under its arrangements with independent yellow pages publishers, the Company typically provides exclusive rights to the publisher to sell local advertising in a specific geographic area and does not restrict the publisher's ability to sell advertising for any other source. The Company currently expects that a greater portion of its future advertising revenues will be derived from these relationships. There can be no assurance, however, that the sales forces of these independent yellow pages publishers, media companies and direct marketing companies will actively pursue this opportunity to sell local Internet yellow pages advertisements to their customers, that their customers will purchase Internet advertising or that significant revenues will be generated by these relationships. The Company's independent yellow pages publishers, media companies and direct marketing companies have only recently begun to offer local Internet yellow pages advertising and, as such, have extremely limited experience in forecasting and executing Internet advertising business models. The Company's future operating plans are based, in part, on the local Internet yellow pages forecasts of the independent yellow pages publishers, media companies and direct marketing companies with which it has relationships. The Company cannot accurately predict the timing or the extent of the success of these local advertising efforts. These sales forces generally do not have experience selling Internet advertising to local advertisers, and the Company may have to expend significant time and effort in training such sales forces. Further, the independent yellow pages publishers, media companies and direct marketing companies have broad discretion in setting advertising rates, and there can be no assurance that they will develop a profitable business model. The Company also relies on the advertisement production infrastructure of these companies for the billing and collection of local advertising payments and the production and filing of display advertisements and button advertisements. The failure of the sales forces of independent yellow pages publishers, media companies and direct marketing companies to successfully transfer print advertisements to advertisements in the Company's Internet yellow pages directory services or for these sales relationships to otherwise generate meaningful revenues for the Company or for these companies to cease to maintain and support an advertisement production infrastructure could have a material adverse effect on the Company's business, financial condition and results of operations. These risks are also applicable to the Company's ability to generate revenues from its international operations. See "--Risks Associated With International Expansion" and "Business--Advertising and Promotions."

  Uncertain Adoption of the Internet as an Advertising Medium. Most advertising agencies and potential advertisers, particularly local advertisers, have only limited experience with the Internet as an advertising medium and have not devoted a significant portion of their advertising expenditures to Internet advertising. There can be no assurance that advertisers or advertising agencies will allocate or continue to allocate funds for Internet advertising or that they will find such advertising to be effective for promoting their products and services relative to traditional methods of advertising. In addition, use of the Internet for advertising in international markets is at a much earlier stage of development than in the United States.

  There are no widely accepted standards for the measurement of the effectiveness of Internet advertising, and there can be no assurance that such standards will develop sufficiently to support Internet advertising as a significant advertising medium. Advertising rates are typically based on the number of impressions received, and the Company's advertising customers may not accept the Company's or other third parties' measurements of impressions on the Web sites of the Company's affiliates utilizing the Company's content services or such measurements may contain errors.

  There is fluid and intense competition in the sale of advertising on the Internet, resulting in a wide range of rates quoted and a variety of pricing models offered by different vendors for a variety of advertising services, which makes it difficult to project future levels of advertising revenues that will be realized generally or by any specific company. It is also difficult to predict which pricing models will be adopted by the industry or advertisers. For example, widespread adoption of advertising rates based on the number of click throughs from the Company's content services to advertisers' Web pages, instead of rates based solely on the number of impressions, could materially adversely affect the Company's revenues.

  Acceptance of the Internet among advertisers and advertising agencies will also depend, to a large extent, on the level of use of the Internet by consumers and on the growth in the commercial use of the Internet. The Internet may not prove to be a viable commercial market for a number of reasons, including lack of acceptable security technologies, potentially inadequate development of the necessary infrastructure, such as a reliable network backbone, or timely development and commercialization of non-PC based Internet appliances or performance improvements, including high speed modems. In addition, "filter" software programs that limit or remove advertising from the Web user's desktop are available. The widespread adoption of such software by users could have a material adverse effect on the viability of advertising on the Internet. Despite industry forecasts of growth in advertising on the Internet, such growth may not occur or may occur more slowly than estimated. If the commercial use of the Internet does not develop, or if the Internet does not develop as an effective and measurable medium for advertising, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business--Industry Background" and "-- Advertising and Promotions."

  Risks Associated With Short-Term National Advertising Contracts. National advertisements, which constitute a significant current and expected future source of revenues, are typically sold pursuant to agreements with terms of less than six months. Consequently, the Company's national advertising customers may change or cancel their advertising expenditures, or move their advertising to competing Internet sites or from the Internet to traditional media, quickly and with minimal penalty, thereby increasing the Company's exposure to competitive pressures and fluctuations in revenues and results of operations. In selling national advertising, the Company also depends to a significant extent on advertising agencies, which exercise substantial control over the placement of advertisements for the Company's existing and potential national advertising customers. There can be no assurance that current advertisers will continue to purchase advertising from the Company or that the Company will attract additional advertisers. If the Company loses advertising customers, fails to attract new customers or is forced to reduce advertising rates in order to retain or attract customers, the Company's business, financial condition and results of operations will be materially adversely affected. See "Business--Advertising and Promotions."

  Dependence on a Limited Number of Advertisers. A substantial portion of the Company's revenues to date have been derived from a limited number of advertisers, and the Company expects that a limited number of advertisers will continue to account for a significant percentage of the Company's revenues for the foreseeable future. In particular, 800-U.S. Search, Inc. ("800-U.S. Search") accounted for approximately 12.3% of the Company's revenues for the six months ended June 30, 1998, and the Company's top ten advertisers accounted for an aggregate of 48.1% of the Company's revenues during the same period. The loss of one or more of these advertisers, including, but not limited to, 800-U.S. Search, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the nonpayment or late payment of amounts due by a significant advertiser could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business-- Advertising and Promotions."

  Dependence on Third-Party Content. The Company's future success depends in large part on its ability to aggregate, integrate and syndicate content of broad appeal over the Internet to its affiliates. The Company typically does not create its own content. Rather, the Company acquires the rights to substantially all of the information it distributes from more than 65 third-party content providers, including infoUSA, Inc. (formerly known as American Business Information, Inc., "infoUSA") (national white and yellow pages), Carroll Publishing, Inc. (government directories), Leisure Planet, Inc. (enhanced hotel information), CareerPath, Inc. (employment listings) and ETAK, Inc. ("ETAK") (mapping and directions). In particular, the Company is substantially dependent on yellow pages and white pages data from infoUSA. The Company's ability to maintain its relationships with such content providers and to build new relationships with additional content providers is critical to the success of the Company's business. In general, the licenses with the third-party content providers are short term and do not require the Company to pay the content provider a royalty or other fee for the right to include the content on the Company's content services. However, the Company enters into revenue-sharing arrangements with certain content providers and pays certain core content providers, such as infoUSA and ETAK, a one-time or periodic fee or fee per content query, and there can be no assurance that content providers will not demand a greater portion of advertising revenues or require more fees for access to content. In certain instances the Company enters into exclusive relationships, which may limit the Company's ability to enter into additional content agreements. The Company's inability to secure licenses from content providers or the termination of a significant number of content provider agreements would decrease the attractiveness to end users of the Company's content and the amount of content that the Company can distribute to its affiliates. This could result in decreased traffic on the Web sites that deliver the Company's content services and, as a result, decreased advertising and electronic commerce revenues, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Content Services."

  Dependence on Key Personnel; Need for Additional Personnel. The Company's performance is substantially dependent on the continued services of its executive officers and other key personnel. The loss of the services of any of its executive officers or other key employees could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has applied for, but not yet received, key person life insurance on Naveen Jain, its President and Chief Executive Officer. If obtained, such policy is expected to be in the amount of $5.0 million, and the sole beneficiary will be the Company. The Company does not maintain key person life insurance policies on any of its other employees. The Company does not have employment agreements with any of its employees, and the employment relationships of such personnel with the Company are, therefore, at will. The Company's future success also depends on its ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, sales and marketing personnel. The Company has increased the number of employees from 15 at January 1, 1998 to 48 at September 30, 1998 and intends to hire a significant number of sales, business development, marketing, technical and administrative personnel during the next year. Competition for such personnel is intense, and there can be no assurance that the Company will successfully attract, assimilate or retain a sufficient number of qualified personnel. The failure to retain and attract the necessary technical, managerial, sales and marketing and administrative personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees" and "Management."

  Management of Growth; New Management Team; Limited Senior Management Resources. The Company has rapidly and significantly expanded its operations and anticipates further significant expansion to accommodate expected growth in its customer base and market opportunities. This expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources. In 1998, the Company has added a number of key managerial, technical and operations personnel, including its Chief Financial Officer and Vice President, Legal and Business Affairs, who have only recently joined the Company, and expects to add additional key personnel in the near future. The Company is significantly increasing its employee base, which has increased from 15 at January 1, 1998 to 48 at September 30, 1998. The Company has a short operating history and only in August 1998 hired a Chief Financial Officer and other accounting personnel. The Company has not implemented sophisticated operational and financial systems, procedures and controls. To manage the expected growth of its operations and personnel, the Company will be required to significantly improve or replace existing management, operational and financial systems, procedures and controls, and to expand, train and manage its growing employee base. The Company also will be required to expand its finance, administrative and operations staff. Further, the Company's management will be required to maintain and expand its relationships with various Internet content providers, advertisers, Internet points-of-entry and other third parties necessary to the Company's business. There can be no assurance that the Company will complete in a timely manner the improvements to its systems, procedures and controls necessary to support the Company's future operations, that management will be able to hire, train, retain, motivate and manage required personnel or that Company management will be able to successfully identify, manage and exploit existing and potential market opportunities. The Company's inability to manage growth effectively could have a material adverse effect on its business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Employees" and "Management."

  Risks Associated With International Expansion. A key component of the Company's strategy is to expand its operations into international markets. The Company has entered into a joint venture agreement with Thomson Directories Limited ("Thomson") to replicate the Company's content services in Europe. The joint venture, TDL InfoSpace (Europe) Limited ("TDL InfoSpace"), has targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. The Company expects that TDL InfoSpace will expand its content services to other European countries. Under the joint venture agreement, each of the Company and Thomson is obligated to negotiate with TDL InfoSpace and the other party to jointly offer content services in other European countries prior to offering such services independently or with other parties. To date, the Company has limited experience in developing and syndicating localized versions of its content services internationally. There can be no assurance that the Company will successfully execute its business model in these markets. In addition, Internet usage and Internet advertising are at an earlier stage of development internationally than in the United States. The Company is relying on its business partner in Europe for U.K. directory information and local sales forces and may enter into similar relationships if it expands into other international markets. Accordingly, the Company's success in such markets will be directly linked to the success of its business partners in such activities. There can be no assurance that such business partners will be successful or that such business partners will dedicate sufficient resources to the business relationship. The failure of the Company's business partners to successfully establish operations and sales and marketing efforts in such markets could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Evolving and Unproven Business Model," "--Uncertain Adoption of the Internet as an Advertising Medium," "--Dependence on Sales by Third Parties" and "Business--International Expansion."

  There are certain risks inherent in doing business in international markets, such as unexpected changes in regulatory requirements, potentially adverse tax consequences, work stoppages, export restrictions, export controls relating to encryption technology, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political instability, transportation delays, changing economic conditions, expropriations, exposures to different legal standards (particularly with respect to intellectual property and distribution of information over the Internet), burdens with complying with a variety of foreign laws, fluctuations in currency exchange rates, and seasonal reductions in business activity during the summer months in Europe and certain other parts of the world. Any of these factors could have a material adverse effect on the success of the Company's international operations and, consequently, on the Company's business, financial condition and results of operations.

  Intense Competition. The market for Internet products and services is highly competitive, with no substantial barriers to entry, and the Company expects that competition will continue to intensify. The market for the Company's content services has only recently begun to develop, is rapidly evolving and is likely to be characterized by an increasing number of market entrants with competing products and services. Although the Company believes that the diversity of the Internet market may provide opportunities for more than one provider of content services similar to those of the Company, it is possible that one or a few suppliers may dominate one or more market sectors. The Company believes that the primary competitive factors in the market for Internet content services are (i) the ability to provide content of broad appeal, which is likely to result in increased user traffic and increase the brand name value of the Internet point-of-entry to which the services are provided; (ii) the ability to meet the specific content demands of a particular Internet point-of-entry; (iii) the cost-effectiveness and reliability of the content services; (iv) the ability to provide content that is attractive to advertisers; (v) the ability to achieve comprehensive coverage of a particular category of content; and (vi) the ability to integrate related content to increase the utility of the content services offered. There can be no assurance that the Company's competitors will not develop content services that are superior to those of the Company or achieve greater market acceptance than the Company's services. Any failure of the Company to provide services that achieve success in the short term could result in an insurmountable loss in market share and brand acceptance and could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations.

  While the Company is unaware of any companies that compete with all of the Company's content services, there are companies that offer services addressing certain of the Company's target markets. In addition, some of these competitors are currently members of the Company's affiliate network or currently provide content included in the Company's content services. The Company's directory services compete with other Internet yellow pages and white pages directory services, including AnyWho?, a division of AT&T Corp. ("AT&T"), GTE SuperPages, Switchboard, ZIP2, directory services offered by the Regional Bell Operating Companies (the "RBOCs"), including Big Yellow by Bell Atlantic/NYNEX, infoUSA's Lookup USA, Microsoft Sidewalk and Yahoo! Yellow Pages and White Pages. In addition, specific services provided by the Company compete with specialized content providers. TDL InfoSpace's directory services will compete with British Telecom's YELL service and Scoot (UK) Limited in the United Kingdom and, as the Company expands internationally into other markets, it expects to face competition from other established providers of directory services. In the future, the Company may encounter competition from providers of Web browser software, including Netscape and Microsoft Corporation ("Microsoft"), online services and other providers of Internet services that elect to syndicate their own product and service offerings, such as AOL, Yahoo! Inc. ("Yahoo!"), Excite, Inc. ("Excite"), Infoseek Corporation ("Infoseek"), Lycos, Wired Digital Inc.'s HotBot ("HotBot"), go2net, Inc.'s MetaCrawler ("MetaCrawler"), CNET, Inc.'s Snap! ("Snap!") and traditional media companies expanding onto the Internet, such as Time/Warner, Inc. ("Time/Warner"), ABC, CBS, NBC, Dow Jones & Company, Inc. ("Dow Jones"), The Walt Disney Company ("Disney") and the Fox Broadcasting Company ("Fox").

  A number of the Company's current advertising customers have established relationships with certain of the Company's competitors and future advertising customers may establish similar relationships. In addition, the Company competes with online services and other Web site operators, as well as traditional offline media such as print (including print yellow pages directories) and television for a share of advertisers' total advertising budgets. Competition among current and future suppliers of Internet content services, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues.

  Many of the Company's current competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing, sales and other resources than the Company. There can be no assurance that the Company will be able to compete successfully against its current and future competitors. The Company's failure to compete with its competitors' product and service offerings or for advertising revenues would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Competition."

  Risk of System Failures, Delays and Inadequacies. The performance, reliability and availability of the Company's content services and syndication infrastructure are critical to its reputation and ability to attract and retain affiliates, advertisers and content providers. The Company's computer and communications hardware is located at its main headquarters in Redmond, Washington and in additional hosting facilities provided by Exodus Communications, Inc. ("Exodus Communications") and Savvis Communications Corporation ("Savvis Communications") in Seattle, Washington. The Company's systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, Internet breakdowns, break-ins, earthquake and similar events. The Company does not presently have a formal disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur. Services based on sophisticated software and computer systems often encounter development delays and the underlying software may contain undetected errors that could cause system failures when introduced. Any system error or failure that causes interruption in availability of content or an increase in response time could result in a loss of potential or existing affiliates, advertisers, content providers or end users and, if sustained or repeated, could reduce the attractiveness of the Company's content services to such entities or individuals. In addition, because the Company's advertising revenues are directly related to the number of advertisements delivered by the Company to users, system interruptions that result in the unavailability of the Company's content services or slower response times for users would reduce the number of advertisements delivered and reduce revenues. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Technology and Infrastructure" and "Business--Facilities."

  Pending Legal Proceedings. On April 15, 1998, a former employee of the Company filed a complaint in the Superior Court for Santa Clara County, California alleging, among other things, that he has the right in connection with his employment to purchase shares of Common Stock representing up to 5% of the equity of the Company as of an unspecified date. In addition, the former employee is also seeking compensatory damages, plus interest, punitive damages, emotional distress damages and injunctive relief preventing any capital reorganization or sale that would cause the plaintiff not to be a 5% owner of the equity of the Company. The Company removed the suit to the Federal District Court for the District of Northern California. The Company has answered the complaint and denied the claims. Nevertheless, while the Company believes its defenses to the former employee's claims are meritorious, litigation is inherently uncertain, and there can be no assurance that the Company will prevail in the suit. As of June 30, 1998, the Company has accrued a liability of $240,000 for estimated settlement and defense costs. To the extent the Company is required to issue shares of Common Stock or options to purchase Common Stock as a result of the suit, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the Common Stock on the date of issuance, less the exercise price of any options required to be issued, to the extent that this amount exceeds the expense already accrued as of June 30, 1998. This could have a material adverse effect on the Company's results of operations, and any such issuance would be dilutive to existing stockholders. The exercise price of any shares which the Company may be required to issue as a result of the suit is unknown, but could be as low as $0.01 per share. See Note 5 of the Company's Notes to Consolidated Financial Statements.

  Risk of Capacity Constraints; Reliance on Internally Developed Software and Systems. A key element of the Company's strategy is to generate a high volume of traffic accessing its content services. Accordingly, the satisfactory performance, reliability and availability of the Company's data network infrastructure are critical to the Company's reputation and its ability to attract and retain affiliates and maintain adequate service levels. The Company's revenues depend, in large part, on the number of users that access the Company's content services. Any system interruptions that result in the unavailability of the Company's content services would reduce the volume of users able to access its content services and the attractiveness of the Company's service offerings to its affiliates, advertisers and content providers, which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company has developed custom software for its network servers, including its Web Server Technology, Database Technology and Remote Data Aggregation Engine. This software may contain undetected errors, defects or "bugs." Although the Company has not experienced material adverse effects resulting from any such errors or defects to date, there can be no assurance that errors or defects will not be discovered in the future, and, once discovered, there can be no assurance that any such errors or defects can be fixed. Any substantial increase in the volume of traffic on the Internet points-of-entry that deliver the Company's content services will require the Company to expand and upgrade further its technology, transaction-processing systems and network infrastructure. In addition, to the extent the Company expands into electronic commerce, significant modifications to its systems may be required. The Company could experience periodic temporary capacity constraints, which may cause unanticipated system disruptions, slower response times and lower levels of customer service. There can be no assurance that the Company will be able to accurately project the rate or timing of increases, if any, in the use of its content services or timely expand and upgrade its systems and infrastructure to accommodate such increases. Any inability to do so could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Technology and Infrastructure."

  Rapid Technological Change. The market for Internet products and services and the online commerce industry are characterized by rapidly changing technology, evolving industry standards and customer demands and frequent new product and service introductions and enhancements. These characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to introduce new Internet services in the near future. The Company's future success depends in significant part on its ability to improve the performance, content and reliability of the Company's content services in response to both evolving demands of the market and competitive product offerings, and there can be no assurance that the Company will be successful in such efforts. The widespread adoption of new Internet technologies or standards could require substantial expenditures by the Company to modify or adapt its content services. See "Business--Industry Background," "--Strategy," "--Competition" and "--Content Services."

  Dependence on the Internet Infrastructure. The Company's success depends in large part on the maintenance of the Internet infrastructure, such as a reliable network backbone that provides adequate speed, data capacity and security, and timely development of products, such as high-speed modems, that enable reliable Internet access and services. To the extent that the Internet continues to experience significant growth in the number of users, frequency of use and amount of data transmitted, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it or that the performance or reliability of the Internet will not be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability as a form of media due to delays in the development or adoption of new standards and protocols to process increased levels of Internet activity. There can be no assurance that the infrastructure or complementary products and services necessary to establish and maintain the Internet as a viable commercial medium will be developed or, if they are developed, that the Internet will become a viable commercial medium for the Company or its advertisers. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial medium or platform for advertising, promotions and electronic commerce, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Industry Background."

  Liability for Information Received From the Internet. The Company faces possible liability for defamation, negligence, copyright, patent or trademark infringement and other claims, such as product or service liability, based on the nature and content of the materials that it provides. Such claims have been brought, sometimes successfully, against Internet companies in the past. The law in these areas is unclear, and, accordingly, the Company is unable to predict the possible existence or extent of its liability in this area or related areas. Further, the Company does not verify the accuracy of the information supplied by third-party content providers. While the Company carries general liability insurance with limits of $1.0 million, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. See "--Governmental Regulation and Legal Uncertainties."

  A key component of the Company's content services is its yellow pages and white pages directories. From time to time, the Company has been contacted by individuals who believed their phone numbers or addresses were unlisted even though they appeared in the Company's directory information. The Company's white pages directories are not always updated to delete phone numbers or addresses when individuals change from listed to unlisted information. The Company has not been subject to any claims regarding unlisted numbers and addresses to date; however, there can be no assurance that such claims will not be made in the future or as to the Company's potential liability for such claims.

  Security Risks. Despite the implementation of security measures, the Company's networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in the Company's Internet operations. Internet and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others. The Company may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by such breaches. Although the Company intends to continue to implement industry-standard security measures, there can be no assurance that measures implemented by the Company will not be circumvented in the future. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing Web pages that deliver the Company's content services, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Technology and Infrastructure--Data Network Infrastructure" and "Business--Facilities."

  A significant barrier to online communications and commerce is the inability to ensure secure transmission of information over public networks. To the extent that the Company expands its electronic commerce services, it intends to rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's reputation, business, financial condition and results of operations. Concerns over the security of transactions conducted on the Internet and other online services and the privacy of users may also inhibit the growth of the Internet and other online services generally, and the Web in particular, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability. There can be no assurance that the Company's security measures will prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on the Company's business, financial condition and results of operations.

  Intellectual Property and Proprietary Rights. The Company's success depends significantly upon its proprietary technology. The Company currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. All Company employees have executed confidentiality and non-use agreements which transfer any rights they may have in copyrightable works or patentable technologies to the Company. In addition, prior to entering into discussions with potential content providers and affiliates regarding the Company's business and technologies, the Company generally requires that such parties enter into a non-disclosure agreement. If these discussions result in a license or other business relationship, the Company also generally requires that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of the Company's intellectual property rights. For example, the Company's standard affiliate agreement provides that the Company retains ownership of all patents and copyrights in the Company's technology and requires its customers to display the Company's copyright and trademark notices.

  The Company has applied for registration of certain service marks and trademarks, including "InfoSpace," "InfoSpace.com" and its logo in the United States and in other countries, and will seek to register additional service marks and trademarks, as appropriate. There can be no assurance that the Company will be successful in obtaining the service marks and trademarks for which it has applied. In addition, a patent is pending in the United States relating to the Company's electronic commerce technology and the Company is filing patent applications relating to other aspects of its technology, including the methods by which information is obtained and provided to end users of its content services. There can be no assurance that any patent with respect to the Company's technology will be granted or that if granted such patent will not be challenged or invalidated. There also can be no assurance that the Company will develop proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the Company's ability to conduct business. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may copy aspects of the Company's products or services or obtain and use information that the Company regards as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and the Company does not currently have any patents or patent applications pending in any foreign country. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate the Company's products or design around patents issued to the Company or other intellectual property rights of the Company. The failure of the Company to adequately protect its proprietary rights or its competitors' successful duplication of its technology could have a material adverse effect on the Company's business, financial condition and results of operations.

  There has been frequent litigation in the computer industry regarding intellectual property rights. The Company has in the past been subject to claims regarding its intellectual property rights. While all such claims have been resolved, there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. Any such claims could be time-consuming, result in costly litigation, diversion of management's attention, cause product or service release delays, require the Company to redesign its products or services or require the Company to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, any of which occurrences could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business-- Intellectual Property."

  Governmental Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that laws and regulations will be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, taxation, copyrights, distribution and characteristics and quality of products and services. Such regulation could limit growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be subject to Sections 5 and 12 of the Federal Trade Commission Act (the "FTC Act"), which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading and unfair advertising, and grants the Federal Trade Commission (the "FTC") enforcement powers to impose and seek civil and criminal penalties, consumer redress, injunctive relief and other remedies upon persons who disseminate prohibited advertisements. The Company could be subject to liability under the FTC Act if it were found to have participated in creating and/or disseminating a prohibited advertisement with knowledge, or had reason to know that the advertising was false or deceptive. The FTC recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet.

  The Company may also be subject to the provisions of the recently enacted Communications Decency Act (the "CDA"), which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for such purpose. Although the manner in which the CDA will be interpreted and enforced and its effect on the Company's operations cannot yet be fully determined, the CDA could subject the Company to substantial liability. The CDA could also limit the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium.

  Other federal, state, local or foreign laws, regulations and policies, either now existing or that may be adopted in the future, may apply to the business of the Company and may subject the Company to significant liability, significantly limit growth in Internet usage, prevent the Company from offering certain Internet products or services, or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. These laws, regulations and policies may apply to matters such as, but not limited to, copyright, trademark, unfair competition, antitrust, property ownership, negligence, defamation, indecency, obscenity, personal privacy, trade secrecy, encryption, taxation and patents.

  Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Governmental Regulation."

  Risks Associated With Acquisitions. The Company has in the past, and may in the future, pursue acquisitions of complementary technologies or businesses. However, there can be no assurance that the Company will identify suitable acquisition opportunities. Future acquisitions by the Company may result in potentially dilutive issuances of equity securities and the incurrence of additional debt and contingent liabilities, large one-time write-offs and amortization expenses related to goodwill and other intangible assets, which could adversely affect the Company's results of operations or the price of the Company's Common Stock. In June 1998, the Company acquired Outpost Network, Inc. ("Outpost"), which included the acquisition of certain electronic commerce technology (the "Outpost Technology") and the hiring of approximately ten employees. The form of the transaction was a merger, whereby a wholly owned subsidiary of the Company was merged with and into Outpost, with Outpost as the surviving corporation. As a result of the merger, the former shareholders of Outpost received 1,499,988 shares of the Company's Common Stock and cash in lieu of fractional shares. In addition, the Company agreed to offer employment to certain employees of Outpost. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, products, technology, information systems and personnel of the acquired company, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no direct prior experience and the potential loss of key employees of the acquired company. There can be no assurance that the Company will successfully integrate the Outpost Technology and personnel or any other businesses, technologies or personnel that might be acquired in the future, and the Company's failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations. Although it has no present understandings, commitments or agreements with respect to any material acquisitions or investments, the Company may use a portion of the net proceeds of this offering for future acquisitions. See "Use of Proceeds."

  Uncertain Need and Availability of Additional Funding. Although the Company believes that, following this offering, its cash reserves and cash flows from operations will be adequate to fund its operations at least through the end of 1999, there can be no assurance that such sources will be adequate or that additional funds will not be required either during or after such period. There can be no assurance that additional financing will be available or, if available, that it will be available on terms favorable to the Company or its stockholders. If additional funds are raised through the issuance of equity securities, the percentage ownership of the then current stockholders of the Company will be reduced. If adequate funds are not available to satisfy either short- or long-term capital requirements, the Company may be required to limit its operations significantly. The Company's future capital requirements are dependent upon many factors, including, but not limited to, the rate at which the Company expands its sales and marketing operations, the amount and timing of fees paid to affiliates to include the Company's content services on their site or service, the extent to which the Company expands its content services, the extent to which the Company develops and upgrades its technology and data network infrastructure, the rate at which the Company expands internationally and the response of competitors to the Company's service offerings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Control by Principal Stockholder and His Family. Upon completion of this offering, Naveen Jain, the Company's President, Chief Executive Officer and Chairman of the Board, together with his wife and trusts controlled by members of his family, will beneficially own approximately 50.0% of the Common Stock (48.0% if the Underwriters' over-allotment option is exercised in full). As a result, upon completion of this offering, the Jain family will be able to (i) elect, or defeat the election of, the Company's directors, (ii) amend or prevent amendment of the Company's Restated Certificate of Incorporation or Restated Bylaws, (iii) effect or prevent a merger, sale of assets or other corporate transaction and (iv) control the outcome of any other matter submitted to the stockholders for vote. The Company's public stockholders, for so long as they hold less than 50% of the outstanding voting power of the Company, will not be able to control the outcome of such transactions. The extent of ownership by the Jain family may have the effect of preventing a change of control of the Company or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have a material adverse effect on the market price of the Common Stock or prevent the Company's stockholders from realizing a premium over the then prevailing market prices for their shares of Common Stock. See "Management," "Certain Transactions" and "Principal Stockholders."

  Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has reviewed its internally developed information technology systems and programs and believes that its systems are Year 2000 compliant and that there are no significant Year 2000 issues within the Company's systems or services. Noninformation technology systems that utilize embedded technology, such as microcontrollers, may also need to be replaced or upgraded to become Year 2000 compliant. However, the Company believes that it does not use any noninformation technology systems. Because the Company believes that its systems are Year 2000 compliant, it has not engaged in any official process designed to assess potential costs associated with Year 2000 risks. The Company utilizes third-party prepackaged software that may not be Year 2000 compliant. The Company believes that any defective software would be upgraded. However, failure of such third-party prepackaged software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the purchasing patterns of its advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Internet advertising, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company, to date, has not made any assessment of the Year 2000 risks associated with its third-party prepackaged software or its advertisers, and therefore is unable to determine whether lost revenues associated with such risks would be material. The Company has not made any contingency plans to address such risks. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

  No Prior Public Market; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active trading market will develop or, if one does develop, that it will be maintained. The initial public offering price, which will be determined by negotiations between the Company and the Representatives of the Underwriters, may not be indicative of prices that will prevail in the trading market. The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly results of operations, the addition or loss of affiliates or content providers, announcements of technological innovations, new products or services by the Company or its competitors, changes in financial estimates or recommendations by securities analysts, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other Internet, online service or software companies, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock, general market conditions and other events or factors, many of which are beyond the Company's control. In addition, the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance. The trading prices of the stocks of many technology companies are at or near historical highs and reflect price-earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained.

  Shares Eligible for Future Sale. Sales of a substantial number of shares of the Common Stock in the public market following this offering could adversely affect prevailing market prices of the Common Stock. The 5,000,000 shares of Common Stock offered hereby will be tradeable without restriction in the public market unless purchased by an affiliate of the Company. The remaining 15,115,887 shares of outstanding Common Stock will be "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Other than the shares offered hereby (i) no shares will be eligible for sale prior to 180 days after the date of this Prospectus, except in certain limited exceptions, without the prior written consent of Hambrecht & Quist LLC, (ii) 11,282,004 shares will be eligible for sale 180 days after the date of this Prospectus upon the expiration of lock-up agreements with the Underwriters and (iii) an additional 3,833,883 shares will become eligible for sale thereafter at various times upon the expiration of their respective one-year holding periods. Hambrecht & Quist LLC currently has no plans to release any portion of the securities subject to these lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Hambrecht & Quist LLC will consider, among other factors, market conditions at the time, the number of shares proposed to be released or for which the release is being requested and a stockholder's reasons for requesting the release. Upon the closing of this offering, holders of 1,722,089 shares of Common Stock and warrants to purchase 3,020,499 shares of Common Stock are entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the Company intends to file a registration statement on Form S-8 under the Securities Act approximately 180 days after the date of this Prospectus to register approximately 3,490,625 shares of Common Stock reserved for issuance under the Company's 1996 Plan and the ESPP. See "Description of Capital Stock-- Registration Rights" and "Shares Eligible for Future Sale."

  Antitakeover Effect of Certain Charter Provisions and Applicable Law; Right of First Negotiation. The Company's Board of Directors has the authority to issue up to 15,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no present plans to issue shares of Preferred Stock. The Company's Restated Certificate of Incorporation and Restated Bylaws provide for the establishment of a classified Board of Directors, supermajority voting provisions with respect to certain business combinations, limitations on the ability of stockholders to call special meetings, the lack of cumulative voting for directors and procedures for advance notification of stockholder nominations and proposals. AOL holds certain rights of first negotiation with respect to proposals or discussions that would result in a sale of a controlling interest in the Company or other merger, asset sale or other disposition that effectively results in a change of control of the Company. These charter provisions, certain provisions of Washington and Delaware law and AOL's right of first negotiation could delay, deter or prevent a change of control of the Company. See "Description of Capital Stock."

  No Specific Use of Proceeds. The Company has not designated any specific use for the net proceeds from the sale by the Company of the Common Stock offered hereby. The Company expects to use the net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, payment of additional carriage fees and capital expenditures. The Company may, when the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. From time to time, in the ordinary course of business, the Company expects to evaluate potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition or investment. Accordingly, management will have significant discretion in applying the net proceeds of this offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Use of Proceeds."

  Immediate and Substantial Dilution. The initial public offering price is substantially higher than the net tangible book value per outstanding share of Common Stock. Accordingly, purchasers of the Common Stock offered hereby will suffer an immediate and substantial dilution of $7.46 per share (based on an assumed initial public offering price of $10.00 per share). Additional dilution will occur upon exercise of outstanding stock options and warrants granted by the Company and in the event the Company issues shares of Common Stock as a result of a lawsuit filed by a former employee. See "Dilution" and "Business--Legal Proceedings."

  Benefits of This Offering to Existing Stockholders. This offering will provide substantial benefits to the current stockholders of the Company. Consummation of this offering is expected to create a public market for the Common Stock held by current stockholders, including executive officers and certain directors of the Company. Existing stockholders paid approximately $16,400,000 for an aggregate of approximately 15,100,000 shares of Common Stock as of September 30, 1998. Based on an assumed initial public offering price of $10.00 per share, the value of the shares held by such existing stockholders is approximately $151,000,000, and therefore the unrealized gain to existing stockholders of the Company resulting from this offering would be approximately $134,600,000. See "Principal Stockholders" and "Shares Eligible for Future Sale."

                                  THE COMPANY

  The Company began operations in March 1996 as a Washington corporation and was incorporated in Delaware in April 1996, at which time operations in the Washington corporation were transferred to the Delaware corporation. As used in this Prospectus, references to the "Company" and "InfoSpace.com" refer to InfoSpace.com, Inc., its predecessors and its consolidated subsidiaries. The Company's executive offices are located at 15375 N.E. 90th Street, Redmond, Washington 98052, and its telephone number is (425) 882-1602.

  The Company has applied for federal registration of the marks "InfoSpace," "InfoSpace.com" and the Company's logo. This Prospectus also contains the trademarks of other companies.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 5,000,000 shares of Common Stock offered by the Company hereby, at an assumed initial public offering price of $10.00 per share, after deducting the estimated underwriting discount and offering expenses, are estimated to be approximately $45.1 million (approximately $52.1 million if the Underwriters' over-allotment option is exercised in full).

  The principal purposes of this offering are to obtain additional capital, to create a public market for the Common Stock, to facilitate future access by the Company to public equity markets and to provide increased visibility and credibility in a marketplace where many of the Company's current and potential competitors are or will be publicly held companies. The Company has no specific plan for the net proceeds of this offering. The Company expects to use the net proceeds for general corporate purposes, including working capital to fund anticipated operating losses, payment of additional carriage fees and capital expenditures. The Company may, when the opportunity arises, use an unspecified portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. From time to time, in the ordinary course of business, the Company expects to evaluate potential acquisitions of such businesses, products or technologies. However, the Company has no present understandings, commitments or agreements with respect to any material acquisition or investment. See "Risk Factors -- Risks Associated With Acquisitions" and "-- No Specific Use of Proceeds."

  Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade securities and use such funds for general corporate purposes. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The Company currently intends to retain any future earnings and therefore does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of June 30, 1998 (i) on an actual basis, (ii) on a pro forma basis, giving effect to the issuance by the Company of 1,263,146 shares of Common Stock between July 1, 1998 and September 30, 1998, and (iii) on a pro forma basis as adjusted to give effect to the sale and issuance by the Company of the 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share and the receipt of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                 JUNE 30, 1998
                                      ----------------------------------------
                                                                   PRO FORMA
                                       ACTUAL       PRO FORMA     AS ADJUSTED
                                      -----------  -----------   -------------
                                       (IN THOUSANDS, EXCEPT SHARE DATA)
Stockholders' equity:
  Preferred Stock, $0.0001 par value
   per share; 15,000,000 shares
   authorized; no shares issued and
   outstanding, actual, pro forma and
   pro forma as adjusted............. $       --    $       --     $       --
  Common Stock, $0.0001 par value per
   share; 40,000,000 shares
   authorized; 13,852,741 shares
   issued and outstanding, actual;
   15,115,887 shares issued and
   outstanding, pro forma;
   20,115,887 shares issued and
   outstanding, pro forma as adjusted
   (1)...............................           1             2              7
  Additional paid-in capital.........      15,828        25,662         70,757
  Accumulated deficit................      (5,617)       (5,617)        (5,617)
  Unearned compensation..............        (672)         (672)          (672)
                                      -----------   -----------    -----------
    Total stockholders' equity.......       9,540        19,375         64,475
                                      -----------   -----------    -----------
      Total capitalization........... $     9,540   $    19,375    $    64,475
                                      ===========   ===========    ===========

---------------------

(1) Excludes (i) 1,687,124 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.64 per share as of June 30, 1998, (ii) 2,028,523 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $5.87 per share as of June 30, 1998, and (iii) 1,103,500 shares of Common Stock reserved for future issuance under the Company's 1996 Plan as of June 30, 1998. Also excludes 163,550 shares of Common Stock issuable upon exercise of options at a weighted average exercise price of $8.85 per share, the cancellation of options to purchase 65,625 shares of Common Stock and 1,503,196 shares of Common Stock issuable upon exercise of warrants issued by the Company at a weighted average exercise price of $7.90 per share between July 1, 1998 and September 30, 1998. To the extent that the outstanding options or warrants, or any options or warrants issued in the future, are exercised, there will be further dilution to new investors. See "Management--Benefit Plans," "Description of Capital Stock" and Notes 3 and 9 of the Company's Notes to Consolidated Financial Statements.

                                   DILUTION

  As of June 30, 1998, the Company had a pro forma net tangible book value of approximately $15.9 million, or $1.05 per share of Common Stock. Pro forma net tangible book value per share represents the amount of total tangible assets of the Company reduced by the Company's total liabilities, divided by the number of shares of Common Stock outstanding, as adjusted to give effect to the issuance of 1,263,146 shares of Common Stock by the Company between July 1, 1998 and September 30, 1998. Without taking into account any other changes in the pro forma net tangible book value after June 30, 1998, other than to give effect to the receipt by the Company of the estimated net proceeds from the sale of the 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, the adjusted pro forma net tangible book value of the Company as of June 30, 1998 would have been approximately $51.2 million or $2.54 per share. This represents an immediate increase in net tangible book value of $1.49 per share to existing stockholders and an immediate dilution of $7.46 per share to new investors. The following table illustrates this per share dilution:

   Assumed initial public offering price per share.................       $10.00
     Pro forma net tangible book value per share before this
      offering..................................................... $1.05
     Increase per share attributable to new investors..............  1.49
                                                                    -----
   Adjusted pro forma net tangible book value per share after this
    offering.......................................................         2.54
                                                                          ------
   Dilution per share to new investors.............................       $ 7.46
                                                                          ======

  The following table sets forth on a pro forma basis as of June 30, 1998, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                           ------------------ ------------------- AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                           ---------- ------- ----------- ------- -------------
   Existing stockholders.. 15,115,887   75.1% $16,395,594   24.7%    $ 1.08
   New investors..........  5,000,000   24.9   50,000,000   75.3      10.00
                           ----------  -----  -----------  -----
     Total................ 20,115,887  100.0% $66,395,594  100.0%
                           ==========  =====  ===========  =====

  Other than as noted above, the foregoing computations assume the exercise of no stock options or warrants after June 30, 1998. As of September 30, 1998, options to purchase 1,785,049 shares of Common Stock were outstanding, with a weighted average exercise price of $2.19 per share, and warrants to purchase 3,531,719 shares of Common Stock were outstanding, with a weighted average exercise price of $6.79 per share.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's Consolidated Financial Statements and Notes thereto and other financial information included elsewhere in this Prospectus. The selected consolidated statements of operations data for the period from March 1, 1996 (inception) to December 31, 1996, for the year ended December 31, 1997 and for the six months ended June 30, 1998 and the selected consolidated balance sheet data at December 31, 1996 and 1997 and June 30, 1998 are derived from the audited consolidated financial statements of the Company, which have been audited by Deloitte & Touche LLP, independent auditors, and are included elsewhere in this Prospectus. The selected consolidated statements of operations data for the six months ended June 30, 1997 and the selected consolidated balance sheet data at June 30, 1997 are derived from unaudited consolidated financial statements of the Company that are included elsewhere in this Prospectus, which in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information set forth therein. The historical results are not necessarily indicative of future results.

                                    PERIOD FROM
                                   MARCH 1, 1996                SIX MONTHS
                                    (INCEPTION)   YEAR ENDED  ENDED JUNE 30,
                                    TO DECEMBER  DECEMBER 31, ----------------
                                     31, 1996        1997      1997     1998
                                   ------------- ------------ ------  --------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
  Revenues........................    $  199        $1,685    $  466  $  2,855
  Cost of revenues................        97           347       131       543
                                      ------        ------    ------  --------
  Gross profit....................       102         1,338       335     2,312
  Operating expenses:
    Product development...........       109           213       110       149
    Sales and marketing...........       231           830       359       904
    General and administrative....       164           631       185     1,141
    Amortization of purchased
     advertising agreements.......        --           382        --        --
    Write-off of in-process
     research and development.....        --            --        --     4,700
                                      ------        ------    ------  --------
      Total operating expenses....       504         2,056       654     6,894
                                      ------        ------    ------  --------
  Loss from operations............      (402)         (718)     (319)   (4,582)
  Other income, net...............        21            21        13        43
                                      ------        ------    ------  --------
  Net loss........................    $ (381)       $ (697)   $ (306) $ (4,539)
                                      ======        ======    ======  ========
  Basic and diluted net loss per
   share (1)......................    $(0.04)       $(0.06)   $(0.03) $  (0.39)
                                      ======        ======    ======  ========
  Shares used in computing basic
   and diluted net loss
   per share calculations (1).....     9,280        10,998    10,986    11,572

                DECEMBER 31,
                ------------- JUNE 30,
                 1996   1997    1998
                ------ ------ --------
                    (IN THOUSANDS)
CONSOLIDATED
 BALANCE SHEET
 DATA:
  Cash and cash
   equivalents. $  690 $  324 $ 5,775
  Working
   capital.....    825    543   5,803
  Total assets.  1,072  1,130  10,505
  Total
   stockholders'
   equity......  1,020    759   9,540

---------------------
(1) See Note 7 of the Company's Notes to Consolidated Financial Statements for information concerning the determination of net loss per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. In addition to historical information, the following "Management's Discussion and Analysis of Financial Condition and Results of Operations" contains certain forward-looking statements that involve known and unknown risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors," as well as those discussed elsewhere herein.

OVERVIEW

  InfoSpace.com is a leading aggregator and integrator of content services for syndication to a broad network of affiliates, including existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. The Company began operations in March 1996. During the period from inception through December 31, 1996, the Company had insignificant revenues and was primarily engaged in the development of technology for the aggregation, integration and syndication of Internet content and the hiring of employees. In 1997, the Company expanded its operations, adding business development and sales personnel in order to capitalize on the opportunity to generate Internet advertising revenues. The Company began generating material revenues in 1997 through the sale of advertising on Web pages that deliver its content services. In May 1997, the Company acquired Yellow Pages on the Internet, LLC ("YPI"), a Washington limited liability company that provided Internet yellow pages directory information. In July 1997, the Company added a sales office in the San Francisco Bay Area. In June 1998, the Company acquired Outpost, a Washington corporation engaged primarily in electronic commerce through the sale of cards and gifts via the Internet. The number of Company employees was 13 as of January 1, 1997, 15 as of January 1, 1998 and 48 as of September 30, 1998.

  The Company derives substantially all of its revenues from the sale of national advertising, promotions and local Internet yellow pages advertising. National advertising consists of banner advertisements and other forms of national advertising that are sold on a cost per thousand impressions ("CPM") basis on Web pages that deliver the Company's content services. Examples of banner advertisements include: (i) mass market placements for general rotation; (ii) targeted placements for specified audiences; and (iii) targeted placements for specified audiences in specified geographic areas. The most common of the Company's nonbanner advertisements are known as "button advertisements" and "textlinks," but also include customized advertising solutions developed for specific advertisers. Revenues from national advertising are recognized ratably over the related contractual term. A portion of the Company's advertising revenues is shared with affiliates whose sites incorporate the Company's content where advertisements are placed. The Company records such revenue sharing as an expense in cost of revenues.

  National advertising agreements generally have terms of less than six months and guarantee a minimum number of impressions or click throughs. CPMs vary depending on the type of advertisement purchased and the specificity of targeting requested. Rates for banner advertising generally range from $10 to $20 CPM for general rotation across undifferentiated users to $50 or greater CPM for targeted category or geographic advertisements. The Company's rates for button advertisements and textlinks are lower than those for banner advertisements. Actual CPMs depend upon a variety of factors, including, without limitation, the degree of targeting, the duration of the advertising contract and the number of impressions purchased, and are often negotiated on a case-by-case basis. Because of these factors, actual CPMs experienced by the Company may fluctuate. The guarantee of minimum levels of impressions or click throughs exposes the Company to potentially significant financial risks, including the risk that the Company may fail to deliver required minimum levels of user impressions or click throughs, in which case the Company typically continues to provide advertising without compensation until such levels are met. See "Risk Factors--Reliance on Advertising and Promotion Revenues."

  In addition to its CPM-based national advertising, the Company also sells promotions, which are integrated packages of advertising that bundle such features as button and textlink advertisements, sponsorships of specific categories of content or content services and electronic commerce features. Promotions also include co-branding and distribution services that the Company provides to content providers, for which the Company receives a carriage fee. Promotion arrangements vary in terms and duration, but generally have longer terms than arrangements for the Company's CPM-based advertising. The fee arrangements are individually negotiated with advertisers and are based on the range and the extent of customization. These arrangements typically include minimum monthly payments. To the extent that the advertiser offers an electronic commerce opportunity in its promotion, the Company may derive transaction revenues based on the level of transactions made through its promotion for the advertiser.

  The Company has formed cooperative sales relationships with leading independent yellow pages publishers, media companies and direct marketing companies to sell local Internet yellow pages advertising on the Company's yellow pages directory services in the form of enhanced yellow pages listings. The local sales forces of these companies are empowered to sell Internet yellow pages advertising on the Company's directory services, which are bundled with the traditional print advertising they sell. Internet yellow pages advertising agreements provide for terms of one year, with pricing comparable to print yellow pages advertising, typically paid in monthly installments. Costs to local advertisers generally range from $50 to $300 or greater per year, depending on the types of enhancements selected. Agreements for the Company's cooperative sales relationships typically have terms of one to five years and provide for revenue sharing, which varies from relationship to relationship. Typically, these agreements provide for guaranteed minimum levels of payments to the Company based on floor prices of the listing enhancements that are sold. These guaranteed minimum payments are recognized ratably over the related contract term, and revenues earned above the guaranteed minimum payment are recognized over the term that the local advertising is provided.

  In July 1998, the Company entered into a joint venture agreement with Thomson to form TDL InfoSpace to replicate the Company's content services in Europe. TDL InfoSpace has targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. Under the joint venture agreement, Thomson will provide its directory information to TDL InfoSpace and sell Internet yellow pages advertising for the joint venture through its local sales forces. The Company will contribute its technology and hosting services to TDL InfoSpace. Each of the Company and Thomson purchased a 50% interest in TDL InfoSpace and are required to provide reasonable working capital to TDL InfoSpace. As of September 30, 1998, the Company had contributed $496,000 to the joint venture. The Company will account for its investment in the joint venture under the equity method.

  In July 1998, the Company entered into agreements with Netscape to provide yellow pages and white pages directory services, pursuant to which the Company paid licensing fees to Netscape and is obligated to make additional carriage fee payments to Netscape based on the number of click throughs to the Company's services. Netscape guarantees to the Company a certain minimum level of use of the Company's yellow pages and white pages directories.

  In August 1998, the Company entered into two agreements with AOL to provide white pages directory services and classifieds services to AOL. Under the terms of the agreement related to the Company's white pages directory services, the Company will pay to AOL a quarterly carriage fee and share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. Under the terms of the agreement related to the Company's classifieds information services, AOL will pay to the Company a quarterly fee and share with the Company revenues generated by payments by individuals and commercial listing services for listings on the AOL classifieds service. The amounts payable to Netscape and AOL constitute the vast majority of the carriage fees set forth in Note 5 of the Company's Notes to Consolidated Financial Statements.

  The Company anticipates that carriage fees paid to certain affiliates to include the Company's content services on their Web site will continue for the foreseeable future, and the Company may also pay such carriage fees to other affiliates under arrangements similar to those with Netscape and AOL. Further, the Company anticipates incurring material additional costs in the last half of 1998, and substantially larger amounts in 1999 and thereafter, for more traditional forms of advertising and public relations.

  The Company has incurred losses since its inception and as of June 30, 1998 had an accumulated deficit of approximately $5.6 million. Losses incurred in 1997 totaled $697,000, including $382,000 in amortization of purchased advertising agreements acquired in connection with the Company's acquisition of YPI. For the six months ended June 30, 1998, losses incurred totaled $4.5 million, including a $4.7 million write-off associated with the Company's acquisition of Outpost. See "--Technology From the Outpost Acquisition."

  The Company believes that its future success will depend largely on its ability to continue to offer content services that are attractive to its existing and potential future affiliates. Accordingly, the Company plans to increase significantly its operating expenses in order to, among other things:
(i) expand its affiliate network, which may include the payment of additional carriage fees to certain affiliates; (ii) expand its sales and marketing operations and hire more salespersons; (iii) increase its advertising and promotional activities; (iv) develop and upgrade its technology and purchase equipment for its operations and network infrastructure; (v) expand internationally; and (vi) expand its content services. As such, the Company expects to continue to incur operating losses for the foreseeable future.

  In light of the rapidly evolving nature of the Company's business and limited operating history, the Company believes that period-to-period comparisons of its revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Although the Company has experienced sequential quarterly growth in revenues over the past four quarters and has achieved profitability in certain quarters, it does not believe that its historical growth rates or periodic profitability are necessarily sustainable or indicative of future growth or profitability.

SELECTED QUARTERLY OPERATING RESULTS

  The following table sets forth certain consolidated statements of operations data for the Company's six most recent quarters, as well as such data expressed as a percentage of revenues. This information has been derived from the Company's unaudited consolidated financial statements. In management's opinion, this unaudited information has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation for the quarters presented. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                              QUARTER ENDED
                         ----------------------------------------------------------
                         MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,
                           1997      1997      1997      1997      1998      1998
                         --------- --------  --------- --------  --------- --------
                                              (IN THOUSANDS)
Revenues................   $ 244    $ 222      $ 466    $ 753     $1,015   $ 1,840
Cost of revenues........      59       72         76      140        202       341
                           -----    -----      -----    -----     ------   -------
Gross profit............     185      150        390      613        813     1,499
Operating expenses:
  Product development...      55       55         48       55         50        99
  Sales and marketing...     167      191        232      239        434       470
  General and
   administrative.......      87       99        107      339        310       831
  Amortization of
   purchased advertising
   agreements...........      --       --         --      382         --        --
  Write-off of in-
   process research and
   development..........      --       --         --       --         --     4,700
                           -----    -----      -----    -----     ------   -------
    Total operating
     expenses...........     309      345        387    1,015        794     6,100
                           -----    -----      -----    -----     ------   -------
Income (loss) from
 operations.............    (124)    (195)         3     (402)        19    (4,601)
Other income, net.......       7        6          5        3          5        38
                           -----    -----      -----    -----     ------   -------
Net income (loss).......   $(117)   $(189)     $   8    $(399)    $   24   $(4,563)
                           =====    =====      =====    =====     ======   =======
                                       AS A PERCENTAGE OF REVENUES
                         ----------------------------------------------------------
                         MARCH 31, JUNE 30,  SEPT. 30, DEC. 31,  MARCH 31, JUNE 30,
                           1997      1997      1997      1997      1998      1998
                         --------- --------  --------- --------  --------- --------
Revenues................   100.0%   100.0%     100.0%   100.0%     100.0%    100.0%
Cost of revenues........    24.2     32.4       16.3     18.6       19.9      18.5
                           -----    -----      -----    -----     ------   -------
Gross profit............    75.8     67.6       83.7     81.4       80.1      81.5
Operating expenses:
  Product development...    22.5     24.8       10.3      7.3        4.9       5.4
  Sales and marketing...    68.4     86.0       49.8     31.7       42.8      25.5
  General and
   administrative.......    35.7     44.6       23.0     45.0       30.5      45.2
  Amortization of
   purchased advertising
   agreements...........      --       --         --     50.7         --        --
  Write-off of in-
   process research and
   development..........      --       --         --       --         --     255.4
                           -----    -----      -----    -----     ------   -------
    Total operating
     expenses...........   126.6    155.4       83.1    134.7       78.2     331.5
                           -----    -----      -----    -----     ------   -------
Income (loss) from
 operations.............   (50.8)   (87.8)       0.6    (53.3)       1.9    (250.0)
Other income, net.......     2.9      2.7        1.1      0.4        0.5       2.2
                           -----    -----      -----    -----     ------   -------
Net income (loss).......   (47.9)%  (85.1)%      1.7%   (52.9)%      2.4%   (247.8)%
                           =====    =====      =====    =====     ======   =======

RESULTS OF OPERATIONS

  Revenues. Substantially all of the Company's revenues are currently derived from national advertising, promotions and local Internet yellow pages advertising. Revenues increased during each of the four quarters ended June 30, 1998, primarily as a result of continued expansion of the Company's affiliate network, increased sales and marketing efforts and increased use of the Company's content services. A portion of the Company's revenues represent barter transactions resulting from the exchange by the Company with another company of banner advertising space for reciprocal banner advertising space or for content licenses. Barter revenues aggregated $165,000 for the four quarters in 1997 and were $195,000 for the quarter ended March 31, 1998 and $189,000 for the quarter ended June 30, 1998. The Company records the associated expense of the advertising used in advertising barter exchanges in sales and marketing expenses and the expense of advertising for content licenses in cost of revenues.

  The Company has experienced, and expects to continue to experience, seasonality in its business, with reduced user traffic on its affiliate network expected during the summer and year-end vacation and holiday periods, when usage of the Internet has typically declined. Advertising sales in traditional media, such as broadcast and cable television, generally decline in the first and third quarters of each year. Depending on the extent to which the Internet and commercial online services are accepted as an advertising medium, seasonality in the level of advertising expenditures could become more pronounced for Internet-based advertising. Seasonality in Internet service usage and advertising expenditures is likely to cause quarterly fluctuations in the Company's results of operations and could have a material adverse effect on the Company's business, financial condition and results of operations.

  Cost of Revenues. Cost of revenues consists of expenses associated with the enhancement, maintenance and support of the Company's content services, including salaries and related employee benefits for webmasters and developers working on customer projects, communication costs such as high-speed Internet access with dedicated DS-3 communication lines, equipment depreciation, license fees related to third-party content, costs of aggregation and syndication of content and amounts paid to affiliates pursuant to revenue-sharing arrangements. For the six quarters ended June 30, 1998, the largest expenditures were for license fees related to third-party content, Internet access and, to a lesser extent, salaries and related benefits. These expenses have continued to increase in absolute dollars and have remained relatively constant as a percentage of revenues over the three quarters ended June 30, 1998. These expenses are expected to continue to increase in absolute dollars.

  Product Development Expenses. Product development expenses consist principally of personnel costs, and include expenses for research, design and development of the proprietary technology used by the Company for the aggregation, integration and delivery of its content services. These expenses remained relatively constant for the five quarters ended March 31, 1998 and increased by approximately $49,000 in the quarter ended June 30, 1998. Of this increase, approximately $47,500 was attributable to personnel costs, which included $17,500 of stock compensation expense. These expenses declined significantly as a percentage of revenues due to the Company's revenue growth during the six quarters ended June 30, 1998. The Company intends to increase these expenses significantly in future periods in order to maintain and enhance the Company's technology. These expenses may vary as a percentage of revenues.

  Sales and Marketing Expenses. Sales and marketing expenses consist primarily of salaries and related benefits for sales and marketing personnel, traditional advertising and promotional expenses, carriage fees paid to certain affiliates to include the Company's content services on their Web sites, sales office expenses and travel expenses. These expenses have continued to increase over the six quarters ended June 30, 1998 to support the continued expansion of the Company's business. Total sales and marketing expenses for the four quarters ended December 31, 1997 totaled approximately $830,000, and increased to a total of approximately $903,000 for the two subsequent quarters ended June 30, 1998. Thus, an average quarter in the first half of calendar 1998 included sales and marketing expenditures of approximately $451,000, compared to an average quarter in calendar 1997 of $207,000, which equates to an average increase of 117% in quarterly sales and marketing expenditures, or $244,000 per quarter. Of this $244,000 average increase, approximately 33% was attributable to increased personnel costs, approximately 43% to increased barter advertising expense, and approximately 24% to advertising and marketing and other sales expenses. Sales and marketing expenses increased significantly in the quarter ended March 31, 1998 as a result of an increase in barter transactions, and continued to increase in the quarter ended June 30, 1998 due to higher expenses required to support growth of the Company's revenues. The expenses for barter advertising increased from $39,000 in the quarter ended December 31, 1997 to approximately $150,000 in the quarter ended March 31, 1998, then declined to approximately $135,000 in the quarter ended June 30, 1998. Personnel expenses increased from $129,000 in the quarter ended December 31, 1997 to approximately $164,000 in the quarter ended March 31, 1998, then increased further to approximately $222,000 in the quarter ended June 30, 1998. These constituted the majority of expense increases between these periods. These expenses have fluctuated significantly as a percentage of revenues over the six quarters ended June 30, 1998. The Company anticipates substantial increases in sales and marketing expenses in the future due to continued expansion of its sales and marketing efforts, a substantial increase in carriage fees paid to certain affiliates to include the Company's content services on their Web sites, including under the recent agreements with Netscape and AOL, and increases in traditional forms of advertising and public relations. The Company expects these expenses will be significantly higher as a percentage of revenues for at least the two quarters ended December 31, 1998.

  General and Administrative Expenses. General and administrative expenses consist primarily of fees for professional services, bad debt expenses, accrued litigation costs, general office expenses, salaries and related benefits for administrative and executive staff, state taxes and occupancy expenses. Sequential increases in quarterly general and administrative expenses were due primarily to increased staffing levels necessary to manage and support the Company's expanding operations. These expenses for the quarter ended June 30, 1998, included an increase in the accrual for bad debts of $150,000, due primarily to the write-off of amounts receivable from a single customer that notified the Company during the quarter of its intention to file for bankruptcy in the near future, and a $240,000 reserve for a pending lawsuit. See "Risk Factors--Legal Proceedings" and Note 5 of the Company's Notes to Consolidated Financial Statements. The Company anticipates that general and administrative expenses will continue to increase in absolute dollars due to a number of factors, including the recent addition of several officers and managers to the Company's payroll and the expected hiring of additional personnel to support increased operations, higher occupancy expenses associated with the Company's new facility and increased costs associated with being a public company. In addition, these expenses will include approximately $250,000 per quarter for the next twelve quarters for the amortization of intangible assets associated with the acquisition of Outpost in June 1998. However, these expenses may vary as a percentage of revenues.

  Amortization of Purchased Advertising Agreements. Amortization of purchased advertising agreements consists of amortization of short-term advertising agreements acquired in connection with the acquisition of YPI in May 1997. The advertising agreements provided yellow pages directory publishers with an Internet distribution channel on which they could sell enhanced Internet yellow pages listings to local advertisers. These agreements had terms of one month to one year. All of the purchase price of YPI was allocated to these agreements.

  Write-Off of In-Process Research and Development. Write-offs of in-process research and development are recorded at the time an acquisition is completed. The quarter ended June 30, 1998 includes a $4.7 million write-off of in-process research and development costs associated with the Company's acquisition of Outpost.

  Other Income. Other income consists primarily of interest income for all periods. In the future, other income will include income or losses attributable to the Company's 50% interest in TDL InfoSpace, the Company's joint venture with Thomson.

  Provision for Income Taxes. Net operating losses have been incurred to date on a cumulative basis, and no tax benefit has been recorded.

  Net Income (Loss). The Company has sustained losses in four of the six quarters ended June 30, 1998, and the cumulative losses through that date were $5.6 million. The Company expects to incur operating losses on a quarterly basis for the foreseeable future.

FACTORS AFFECTING QUARTERLY RESULTS OF OPERATIONS

  The Company's results of operations have varied on a quarterly basis during its short operating history and will fluctuate significantly in the future as a result of a variety of factors, many of which are outside the Company's control. Factors that may affect the Company's quarterly results of operations include, but are not limited to: (i) the addition or loss of affiliates; (ii) variable demand for the Company's content services by its affiliates; (iii) the cost of acquiring and the availability of content; (iv) the overall level of demand for content services; (v) the Company's ability to attract and retain advertisers and content providers; (vi) seasonal trends in Internet usage and advertising placements; (vii) the amount and timing of fees paid by the Company to certain of its affiliates to include the Company's content services on their Web sites; (viii) the productivity of the Company's direct sales force and the sales forces of the independent yellow pages publishers, media companies and direct marketing companies that sell local Internet yellow pages advertising for the Company; (ix) the amount and timing of expenditures for expansion of the Company's operations, including the hiring of new employees, capital expenditures and related costs; (x) the Company's ability to continue to enhance, maintain and support its technology; (xi) the Company's ability to attract and retain personnel; (xii) the introduction of new or enhanced services by the Company, its affiliates and their respective competitors; (xiii) price competition or pricing changes in Internet advertising and Internet services, such as the Company's content services;
(xiv) technical difficulties, system downtime, system failures or Internet brown-outs; (xv) political or economic events and governmental actions affecting Internet operations or content; and (xvi) general economic conditions and economic conditions specific to the Internet. Any one of these factors could cause the Company's revenues and operating results to vary significantly in the future. In addition, as a strategic response to changes in the competitive environment, the Company may from time to time make certain pricing, service or marketing decisions or acquisitions that could cause significant declines in the Company's quarterly results of operations. Also, the Company currently is involved in a lawsuit filed by a former employee involving certain claims to purchase Common Stock. While the Company believes its defenses are meritorious, litigation is inherently uncertain, and the Company may be required to issue to the plaintiff shares of Common Stock or options to purchase Common Stock. To the extent the Company is required to issue shares of Common Stock or options to purchase Common Stock, the Company would recognize an expense, which could have a material adverse effect on the Company's results of operations for the period in which such issuance occurs, and any such issuance would be dilutive to existing stockholders. See "Business--Legal Proceedings."

  The Company's limited operating history and the emerging nature of its markets make any prediction of future revenues difficult. The Company's expense levels are based, in part, on its expectations with regard to future revenues, and to a large extent such expenses are fixed, particularly in the short term. There can be no assurance that the Company will be able to predict its future revenues accurately and the Company may be unable to reduce spending commitments in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant revenue shortfall in relation to the Company's expectations could result in significant declines in the Company's quarterly results of operations.

  Due to the foregoing factors, the Company's revenues and operating results are difficult to forecast. The Company believes that its quarterly revenues, expenses and operating results will vary significantly in the future and that period-to-period comparisons are not meaningful and are not indicative of future performance. As a result of the foregoing factors, it is likely that in some future quarters or years the Company's results of operations will fall below the expectations of securities analysts or investors, which would have a material adverse effect on the trading price of the Common Stock.

LIQUIDITY AND CAPITAL RESOURCES

  From its inception in March 1996 through May 1998, the Company funded operations with approximately $1.5 million in equity financing and, to a lesser extent, from revenues generated for services performed. In May 1998, the Company completed a $5.1 million private placement of Common Stock, and in July and August 1998, the Company completed an additional private placement of Common Stock for $8.2 million. Sales of Common Stock to employees pursuant to the Company's 1998 Stock Purchase Rights Plan also raised $1.6 million in July 1998. As of June 30, 1998, the Company had cash and cash equivalents of $5.8 million and subsequently raised $9.8 million of additional cash from these private placements.

  Net cash provided (used) by operating activities was $(462,000) from the Company's inception in March 1996 through December 31, 1996, $(216,000) in the year ended December 31, 1997 and $613,000 in the six months ended June 30, 1998. Cash used in operating activities from inception through June 1998 consisted primarily of net operating losses and increases in accounts receivable, which were partially offset by increases in accrued expenses and accounts payable.

  Net cash used by investing activities was $219,000 in the period from inception through December 31, 1996, $150,000 in the year ended December 31, 1997 and $381,000 in the six months ended June 30, 1998. Cash used in investing activities consists of business acquisitions, purchase of property and equipment and proceeds from the sale of fixed assets.

  The Company anticipates that it will spend up to $2.5 million for capital equipment in the next twelve months. The Company has also entered into various agreements that provide for the Company to make payments for carriage agreements of $1.6 million and trademark licenses of $3.0 million during the remainder of 1998 and for carriage fees of $9.8 million thereafter.

  The Company believes that existing cash balances, cash equivalents and cash generated from operations, together with the net proceeds from this offering, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures in the short term (for the next 12 months) and at least through the next 15 months. There can be no assurance that the underlying assumed levels of revenues and expenses will prove to be accurate. The Company may seek additional funding through public or private financings or other arrangements prior to such time. Adequate funds may not be available when needed or may not be available on terms favorable to the Company. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. If funding is insufficient at any time in the future, the Company may be unable to develop or enhance its products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

YEAR 2000 COMPLIANCE

  Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot distinguish 21st century dates from 20th century dates. These date code fields will need to distinguish 21st century dates from 20th century dates and, as a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with such "Year 2000" requirements. The Company has reviewed its internally developed information technology systems and programs, and believes that its systems are Year 2000 compliant and that there are no significant Year 2000 issues within the Company's systems or services. Noninformation technology systems that utilize embedded technology, such as microcontrollers, may also need to be replaced or upgraded to become Year 2000 compliant. However, the Company believes that it does not use any noninformation technology systems. Because the Company believes that its systems are Year 2000 compliant, it has not engaged in any official process designed to assess potential costs associated with Year 2000 risks. The Company utilizes third-party prepackaged software that may not be Year 2000 compliant. The Company believes that any defective software would be upgraded. However, failure of such third-party prepackaged software to operate properly with regard to the Year 2000 and thereafter could require the Company to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the purchasing patterns of its advertisers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for Internet advertising, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company, to date, has not made any assessment of the Year 2000 risks associated with its third-party prepackaged software or its advertisers, and therefore is unable to determine whether lost revenues associated with such risks would be material. The Company has not made any contingency plans to address such risks.

TECHNOLOGY FROM THE OUTPOST ACQUISITION

  In June 1998, the Company acquired Outpost, which included the acquisition of the Outpost Technology and the hiring of approximately ten employees. In the second quarter of 1998, the Company wrote off approximately $4.7 million in connection with the Outpost acquisition.

  In connection with the acquisition, the Company obtained a valuation of the acquired assets from an independent accounting firm. The major assumptions underlying the valuation of the assets acquired from Outpost, including core technology, assembled workforce and in-process research and development, were:

  . The revenue and margin contribution of each technology (in-process and future yet-to-be defined).

  . The percentage of carryover of technology from products under development and products scheduled for development in the future.

  . The expected life of the technology.

  . Anticipated module development and module introduction schedules.

  . Revenue forecasts, including expected aggregate growth rates for the business as a whole and expected growth rates for the Internet content provider industry.

  . Forecasted operating expenses, including selling, general and administrative expenses, as a percentage of revenues.

  . A rate of return of 30% utilized to discount to present value the cash flows associated with the in-process technologies.

  Within the acquired Outpost Technology (smart-shopping services) there are four main modules that the Company intends to integrate into the InfoSpace.com Web site. These modules in their developed state as of the acquisition date of Outpost had certain technological limitations. Significant technology development efforts have been and continue to be undertaken to complete these technologies. Such efforts include the following modules:

  . Integrated content that will provide users with product pricing and merchant information.

  . Transaction proxy that will allow the Company to track sales transactions from beginning to end and to receive confirmation reports from the retailers.

  . Branding that will allow users to travel to affiliate Web sites without leaving the InfoSpace.com Web site.

  . Universal shopping cart that will allow users to make multiple purchases at different retailers in one execution.

  The integrated content module was completed and integrated into the Company's Web site in the third quarter of 1998. The transaction proxy, branding and universal shopping cart modules are scheduled for completion and integration in the second or third quarter of 1999. The Company estimates it will spend at least $500,000 to complete this initial development of the final three modules. However, such estimate is subject to change because technological feasibility has not been achieved and unforeseen items could impact the estimate. Progress on the modules and costs expended thus far on their development are consistent with the Company's projections for completion dates and estimated costs of development. While the Company expects these modules to be successfully developed, and to benefit the Company once they are completed and fully integrated into the Company's full suite of service offerings, the development of new technologies and enhancements to existing technologies involves a number of risks, and there can be no assurance that such development efforts will be successful. See "Risk Factors--Rapid Technological Change."

  The direct impact of the smart-shopping service on current and future results of operations, liquidity and capital resources is not known, as the first module of the Outpost Technology has only recently been integrated into the Company's Web site and other services and product offerings. However, the Company believes that these services will allow its affiliates to broaden and enhance their core programming at minimal cost and generate additional advertising and transaction revenue opportunities for both the Company and its affiliates. Further, the benefits to the Company and its affiliates can potentially extend beyond electronic commerce transactions by (i) enabling the Company to apply the Outpost Technology to other functions such as building employment classifieds and databases of local events, (ii) allowing end users to access consolidated bank statements or statements of airline frequent flyer miles, and (iii) attracting additional Web users who are then exposed to the many other features in the Company's suite of products and services. While the Company is positioning itself for, and is expending considerable resources in anticipation of, electronic commerce transaction revenues, there can be no assurance that the Company's modules under development will be timely or successfully developed, and the failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company anticipates receiving a number of synergies as a result of the Outpost acquisition, including gaining knowledgeable electronic commerce development staff and acquiring products and services at least partially developed, which together may reduce time-to-market for subsequent electronic commerce product development and implementation. The Company anticipates that any successful electronic commerce products or services will, when generating material revenues, yield economies of scale in Company-wide selling, general and administrative expenses. However, there can be no assurance that the Company will realize any of such benefits. See "Risk Factors--Risks Associated With Acquisitions."


RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standard ("SFAS") 130, "Reporting Comprehensive Income." SFAS 130 establishes the standards for reporting comprehensive income and its components in financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from nonowner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. The disclosure prescribed by SFAS 130 must be made for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption. The Company had no comprehensive income items to report for the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997 or the six months ended June 30, 1998.

  In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers, as well as reporting selected information about operating segments in interim financial reports to stockholders. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has adopted the reporting requirements of SFAS 131 in its consolidated financial statements for the year ending December 31, 1998.

                                   BUSINESS

OVERVIEW

  InfoSpace.com is a leading aggregator and integrator of content services for syndication to a broad network of affiliates, including existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. The Company focuses on content with broad appeal, such as yellow pages and white pages, maps, classified advertisements, real-time stock quotes, information on local businesses and events, weather forecasts and horoscopes. By aggregating content from multiple sources and integrating it with related content to increase its usefulness, the Company serves as a single source of value-added content. The Company's affiliates include AOL, Netscape, Microsoft, Lycos, MetaCrawler, Playboy, Dow Jones (The Wall Street Journal Interactive Edition), ABC LocalNet and CBS's affiliated TV stations. The Company's services provide affiliates with content that helps to increase the convenience, relevance and enjoyment of their users' visits, thereby promoting increased traffic and repeat usage. This, in turn, provides enhanced advertising and electronic commerce revenue opportunities to affiliates with minimal additional investment. By leveraging the Company's content relationships and technology, affiliates are free to focus on their core competencies.

  The Company has acquired the rights to a wide range of content from more than 65 third-party content providers. The cornerstone of the Company's content services is its nationwide yellow pages and white pages directory information. Using its proprietary technology, the Company integrates this directory information with other value-added content to create "The Ultimate Guide" to find people, places and things in the real world. As an example of the power of the Company's contextual integration, a salesperson using the Company's content services can, from the results of a single query, find the name and address of a new customer, obtain directions to his or her office, check the weather forecast and, typically, make an online reservation at the nearest hotel, browse the menu of a nearby restaurant and review a schedule of entertainment events for the locale.

  The Company's content services are designed to be highly flexible and customizable, enabling affiliates to select from among the Company's broad range of content services only those desired. One of the Company's principal strengths is its internally developed technology, which enables it to easily and rapidly add new affiliates by employing a distributed, scalable architecture adapted specifically for its Internet-based content services. The Company helps its affiliates build and maintain their brands by delivering content with the look and feel and navigation features specific to each affiliate, creating the impression to end users that they have not left the affiliate's site. The Company's technology has been designed to support affiliates across multiple platforms and formats, including the growing number of emerging Internet access devices. The Company's affiliate relationships typically provide for revenue sharing from advertising sold by the Company and the affiliates whose sites incorporate the Company's content where advertisements are placed.

  InfoSpace.com derives substantially all of its revenues from national advertising, promotions and local Internet yellow pages advertising. Through its direct sales force, the Company offers a variety of national advertising and promotions that enable advertisers to access both broad and targeted audiences. The Company also sells local Internet yellow pages advertising through cooperative sales relationships with established independent yellow pages publishers, media companies and direct marketing companies. The Company believes that these relationships provide the Company access to local sales expertise and customer relationships that give it an advantage over competitors while minimizing the Company's investment in its own sales infrastructure.

  Based on information received from RelevantKnowledge, Inc., the Company estimates that its own sites, together with those of its affiliate network (which includes AOL, for which the Company has not yet launched its services), provide it with an unduplicated reach of 42 million unique Web users, representing approximately 79% of all Web users in the United States. "Reach" is defined as unique Web visitors who visited the site over the course of the reporting period expressed as a percentage of all Web users in the United States.

INDUSTRY BACKGROUND

  The Internet has developed into an important mass medium to distribute and collect information, communicate, interact and be entertained. International Data Corporation ("IDC") estimates that the number of Internet users worldwide will grow from approximately 69 million in 1997 to 320 million in 2002. As the number of users has increased, the Internet has emerged as an effective means to market products and services, helping to fuel its growth as a commercial medium. Jupiter Communications, LLC estimates that total spending on Internet advertising in the United States will grow from $1.9 billion in 1998 to $7.7 billion in 2002. Local advertising on the Internet is projected to grow at an even faster pace, from 9% of Internet advertising in 1996 to 37% in 1998 and 54% in 2002. IDC also estimates that the value of goods and services purchased on the Internet will increase from more than $12 billion in 1997 to over $400 billion in 2002.

  The commercial potential of the Internet has resulted in a proliferation of Web sites through which businesses, communities, media companies, news services, affinity groups and individuals seek to inform, entertain, communicate and conduct business with Internet users worldwide. New Internet businesses, such as E-Loan Inc., InsWeb Corporation and Microsoft's Expedia, have been established to offer goods and services in novel ways using the Internet. Other popular Internet destination sites such as FindLaw, iVillage and Xoom offer users the ability to engage and participate in a virtual community with users of similar interests. At the same time, many traditional media and publishing companies have transitioned their brand and content onto the Internet, such as ABC's ABC LocalNet, Disney's Family.com, CBS's CBS Local Guide, Playboy's Playboy.com and Dow Jones (The Wall Street Journal Interactive Edition). Hundreds of thousands of corporations have established Web sites and corporate intranets and extranets to communicate with employees, customers and business partners over the Internet. IDC estimates that the number of Web sites (URLs) will grow from 351 million in 1997 to 7.7 billion in 2002.

  This rapid growth in the number of Web sites and the wide array of content associated with them has caused the emergence of the "portal," an integrated online service through which users can access a wide range of information and services without having to navigate through multiple sites. Leading Internet service providers, such as AOL, Internet software and services companies, such as Microsoft and Netscape, and Internet search engines and directories, such as those offered by Yahoo!, Lycos, Excite and Infoseek, have sought to capitalize on their positions as the most frequently visited sites on the Internet by establishing themselves as primary portals. These companies have regularly added to their service offerings, aggregating third-party content, such as stock quotes, news and yellow pages, and incorporating links to and from other related sites, in order to prolong their users' visits and promote repeat usage. In this environment, popular destination and corporate sites have found it increasingly difficult to compete for the attention of users and to preserve user loyalty. Many of these sites have found it necessary to add to the amount of information and services accessible through their sites, supplementing their more targeted or thematic content with useful third-party content and services and effectively becoming portals themselves.

  The popularity of the Internet has also resulted in the emergence of new Internet access devices and the adaptation of traditional communications devices for Internet access, including cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. IDC predicts that, by 2002, shipments of non-PC Internet access devices will almost equal those of PCs. In order to drive market acceptance of their devices, these suppliers seek an integrated package of content and services that is specifically designed to complement the display format and navigational features of their devices.

  In order to differentiate their services and attract the attention of users on the increasingly crowded Web, existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices all need to continually expand and enrich their offerings with value-added content and services. The objective of these companies is to effectively increase the audience for their services in terms of both reach and frequency. The greater the size of their audience, the greater the advertising and electronic commerce opportunities afforded to them. Accordingly, these companies are highly dependent upon continually increasing traffic usage, particularly repeat usage, and cultivating a favorable demographic in order to attract advertisers and secure higher advertising rates. These companies must invest heavily in advertising and promotion in order to build their brand and drive users to their sites or devices. To ensure their long-term viability and success, Internet companies will need to effectively manage the revenue potential of each visit in order to justify their customer acquisition costs.

  As the Internet evolves into a mass medium, the Company believes there will be a need for outsourced syndication services to enable existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices (collectively, "Internet points-of-entry") to broaden their content offering and exploit the revenue potential of their audience. In more traditional media such as television, radio and print, syndicated content provided by the major television networks, programming syndicators and wire services, such as Reuters and Associated Press, has been widely used by local television stations, radio stations and newspapers in order to augment their core programming with additional programming and, in so doing, extend their audience reach and retention. The diverse Internet points-of-entry similarly need a source of syndicated content that will increase the convenience, relevancy and enjoyment of their users' experience, thereby generating repeat usage and making it less likely that users will click to another service. Such syndicated content must be delivered to these Internet points-of-entry through a reliable, scalable infrastructure that can ensure high-quality service. As a result, the Company believes there is an opportunity for a highly focused company to provide outsourced content services to Internet companies.

THE INFOSPACE.COM SOLUTION

  InfoSpace.com is a leading aggregator and integrator of content services for syndication to a broad network of affiliates, including existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. The Company focuses on content with broad appeal, such as yellow pages and white pages, maps, classified advertisements, real-time stock quotes, information on local businesses and events, weather forecasts and horoscopes. By aggregating content from multiple sources and integrating it with related content to increase its usefulness, the Company serves as a single source of value- added content. The Company's affiliates include AOL, Netscape, Microsoft, Lycos, MetaCrawler, Playboy, Dow Jones (The Wall Street Journal Interactive Edition), ABC LocalNet and CBS's affiliated TV stations. Affiliates use the Company's services to expand their programming and increase traffic, thereby enhancing advertising and electronic commerce revenue opportunities.

 InfoSpace.com is a leading aggregator and integrator of content services for syndication to a broad network of affiliates.

  [GRAPHIC OF INFOSPACE.COM SOLUTION, CONSTITUENTS, AND CONSTITUENT BENEFITS]

 Aggregation

  The Company currently aggregates content from more than 65 third-party content providers to create an array of value-added information and services. The Company's proprietary technology enables the Company to rapidly aggregate substantial volumes of data and content in multiple formats and from multiple sources. In most cases, the Company receives regular data feeds from its content providers and stores the content on the Company's Web servers in order to maintain its reliability and increase its accessibility. In other cases, the Company's proprietary technology allows Web users to transparently access content that is stored directly on the content provider's system. In either case, the Company's technology enables it to aggregate heterogeneous content into an integrated service, which is then delivered to the Company's affiliates.

 Integration

  The Company's proprietary technology integrates related content and enhances its value through increased context. Using directory services as the cornerstone of its content services, the Company integrates a broad range of relevant and related localized information, such as maps, classified advertisements, news, and local event, business and weather information, as well as other content and services with everyday relevance, including real-time stock quotes, government directory listings, television listings and lottery results. The Company also integrates traditional yellow pages categories with its natural word search feature, which enables users of its directory services to more intuitively navigate within the services and to achieve more accurate and relevant responses to their queries. For example, a user employing general search engines to seek information about buying a tuxedo might receive, in response to a query on the word "tuxedo," a list of

Web sites containing articles about the history and usage of tuxedos. Through the Company's services, that same query would be able to locate retailers of tuxedos in the user's neighborhood, as well as identify retailers of related goods and services such as dress shoes, limousine rentals and florists.

 Syndication

  The Company's solution is designed to efficiently and reliably syndicate integrated content services over the Internet to a broad network of affiliates serving millions of end users. The Company's technology has been designed with built-in redundancies and a template-driven automated publishing engine to allow affiliates to reliably and cost-effectively integrate the Company's content into their Web site or Internet access device. The Company's technology solution enables it to easily and rapidly add new affiliates by employing a distributed, scalable architecture adapted specifically for the Company's Internet-based content services, and has been designed to support affiliates across multiple platforms and formats, including Web sites, cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants.

  The Company's solution is highly flexible and customizable, enabling affiliates to select from among the Company's broad range of content services only those desired and to specify the placement of the selected content services within their existing Web sites and devices. In response to user queries originating from an affiliated Web site or device, the Company's automated publishing engine dynamically builds a page to conform to the display format and look and feel and navigation features specific to that affiliate. This feature helps its affiliates build and maintain their brands by creating the impression to end users that they have not left the affiliate's site. The Company manages access to the content and processes user queries from its own Web server until ultimate delivery of its services to an affiliate, serving as a cost-effective, single source supplier of content services.

 Constituent Benefits

  Benefits to Affiliates. The Company's services provide affiliates with content that helps to increase the convenience, relevance and enjoyment of their users' visits, thereby promoting increased traffic and repeat usage. In addition, the Company believes its yellow pages and white pages directory services can attract a greater mix of consumers, as opposed to viewers or browsers. These benefits, in turn, provide enhanced advertising and electronic commerce revenue opportunities to affiliates with minimal additional investment. By leveraging the Company's content relationships and technology, affiliates are free to focus on their core competencies.

  Benefits to Advertisers. The Company's network of more than 900 affiliate Web sites and its access to various Internet access devices position the Company as a one-stop vendor for advertisers. The Company's advertisers can take advantage of the Company's access to a broad and diverse audience of Internet users derived through its network of affiliates. Based on information received from RelevantKnowledge, Inc., the Company estimates that its own sites, together with those of its affiliate network (which includes AOL, for which the Company has not yet launched its services), provide it with an unduplicated reach of 42 million unique Web users, representing approximately 79% of all Web users in the United States. The Company's yellow pages and white pages directory services provide advertisers with access to targeted audiences and consumers. Further, the Company's local Internet yellow pages advertising enables local advertisers to significantly expand their reach onto the Internet. The Company's proprietary advertising server technology enables it to offer differentiated, customized solutions to advertisers, and provides real-time tracking and measurement capabilities to allow advertisers to receive meaningful feedback on the effectiveness of their advertising programs.

  Benefits to Content Providers. The Company's solution provides expanded distribution and branding opportunities for content providers. The Company also enables them to distribute their content to emerging Internet access devices with little or no additional investment. In addition, the Company enhances the value of third-party content by integrating it with yellow pages and white pages directory services and other content.

STRATEGY

  The Company's mission is to be a universal provider of technology-enhanced content services for the Internet, while cultivating diverse advertising revenue sources. Key elements of the Company's strategy include the following:

  Expand Network of Affiliates. The Company intends to expand its affiliate relationships to all forms of Internet points-of-entry. The Company's proprietary technology enables the Company to provide content services to virtually any Web site or Internet access device in a manner that is designed to be optimal for each particular platform. The Company has affiliated with, and seeks to continue to affiliate with, leading Internet and traditional media companies, providing its services to a wide variety of existing and emerging Internet portals, destination sites and suppliers of Internet access devices. The Company believes that by expanding its network of affiliates it provides greater economic value to advertisers and content providers by increasing the breadth and depth of their audiences, as well as to the Company through additional advertising and electronic commerce opportunities.

  Develop Services for Leading Providers of Emerging Internet Access
Devices. As part of its strategy to expand its affiliate network, the Company seeks to develop content services for leading suppliers of emerging Internet access devices and related software. In addressing this opportunity, the Company leverages its proprietary technology that enables the distribution of its content services across a wide variety of formats and devices. The Company maintains development relationships with leading providers of emerging Internet access devices such as AT&T Wireless Data Division, a division of AT&T, for cellular phones, Lucent Technologies Inc., InfoGear Technology Corporation and Mitsui & Co., Ltd. for screen phones, Planetweb, Inc. for television set-top boxes and Source Media, Inc.'s Interactive Channel and @Home Corporation for Internet access via cable. The Company believes that it can become a leading provider of Internet content services as these devices penetrate the market of Internet users.

  Continue to Add New Content Services. The Company seeks to identify content and services with broad appeal to Internet users that will increase the value and functionality of its services. The Company believes that users place a premium on content that is relevant to their everyday lives and will therefore increase the frequency and duration of their visits to Web sites or devices that access such content. The Company focuses its efforts on content providers that can provide comprehensive coverage on a national level and content that has the potential for targeted advertising or commerce opportunities. By regularly adding and integrating new and useful content, the Company believes that it can drive increased traffic to its affiliates and generate additional revenue opportunities.

  Capture Local Advertising Revenues Through Leveraged Sales. The Company believes that local advertising represents an attractive and underserved Internet market opportunity. Currently, spending on Internet advertising by local businesses is a very small percentage of their overall advertising expenditures. The Company believes that its directory-based integrated content services provide a platform for targeted and differentiated local advertising solutions that will be of substantial appeal and generate tangible economic benefits to local businesses. To pursue this opportunity, the Company has formed cooperative sales relationships with leading independent yellow pages publishers and media companies, providing access to more than 1,300 salespeople and their local business contacts. The Company has also established relationships with direct marketing companies to sell local Internet yellow pages advertising through mail and telephone solicitation.

  Pursue Global Expansion Opportunities. The Company intends to capitalize on what it perceives to be a significant opportunity for its content services in international markets. The Company expects to reduce the costs and risks of international expansion by entering into strategic alliances with partners able to provide local directory information and local sales forces with extensive local contacts. The Company has initiated its international expansion by entering into a joint venture agreement with Thomson, the largest independent provider of print directory information in the United Kingdom.

  Expand Electronic Commerce Capabilities. The Company believes that electronic commerce will continue to grow as an increasing number of businesses and consumers embrace the Internet as an attractive platform for evaluating, selecting and purchasing goods and services. In February 1998, the Company began providing electronic commerce services through the implementation of a search engine that allowed end users to obtain limited comparative price information on specific products. Subsequently, the Company implemented its integrated content module in the third quarter of 1998. In addition, the Company is developing its transaction proxy, branding and universal shopping cart modules, which are scheduled for completion and integration into the Company's suite of services in the second and third quarters of 1999. The transaction proxy module will allow the Company to track sales transactions from beginning to end and to receive confirmation reports from the retailers. The branding module will allow users to travel to affiliate Web sites without leaving the Infospace.com Web site. The universal shopping cart module will allow users to make multiple purchases at different retailers in one execution and allow end users to make these purchases from any Web site without leaving an affiliate's Web site. The Company believes that these services will allow its affiliates to broaden and enhance their core programming at minimal cost and generate additional advertising and transaction revenue opportunities for both the Company and its affiliates.

CONTENT SERVICES

  The Company seeks to provide its affiliates with content of broad appeal to end users, including local information, financial data and Web community services. The Company believes that such content can provide advertisers with opportunities to both reach a broad audience and target specific subgroups within that audience. In most cases, the Company receives regular data feeds from its content providers and stores the content on the Company's Web servers in order to maintain its reliability and increase its accessibility. In other cases, the Company's proprietary technology allows Web users to transparently access content that is stored directly on the content provider's system. In either case, the Company's technology enables it to aggregate heterogeneous content into an integrated service, which is then delivered to the Company's affiliates. The Company's technology pulls content dynamically into a Web page or device output display that maintains the look and feel and navigation features of each affiliate's Web site or access device.

  The Company has acquired rights to third-party content pursuant to over 65 license agreements, typically having terms of one to five years. The license agreements require the content provider to update content on a regular basis, the frequency of which varies depending on the type of content. In certain arrangements, the content provider pays a carriage fee to the Company for syndication of its content to the Company's network of affiliates. In other instances, the Company shares with the content provider advertising revenues attributable to end-user access of the provider's content. For certain of the Company's content, including its core directory and map content, the Company pays a one-time or periodic fee or fee per content query to the content provider. The Company typically enters into nonexclusive arrangements with its content providers, but has, in certain instances, entered into exclusive relationships, which may limit the Company's ability to enter into additional content agreements.

 Directory Services

  The cornerstone of the Company's content services is its nationwide yellow pages and white pages directories. Yellow pages and white pages are an indispensable resource for locating information regarding individuals and businesses. Today, printed yellow pages and white pages directories are published by RBOCs as well as an estimated 200 independent yellow pages publishers in the United States.

  Yellow pages have traditionally provided an effective way for local businesses to advertise and attract customers. As a result, yellow pages advertising has become a large and lucrative industry in the United States, growing, according to the Yellow Pages Publishers Association (the "YPPA"), from $11.5 billion in revenues in 1997 to a projected $12.1 billion in 1998. The yellow pages industry has begun to adapt to an electronic environment, anticipating that users will increasingly access directory information through the Internet. The YPPA estimates that by 2010, online yellow pages revenues will surpass those of printed versions. According to a recent survey by the NYPM/Kelsey Group of 80,000 Internet users, 89% of Internet users are aware of Internet yellow pages directories and nearly 62% had visited a directory site within the past month.

  The Company licenses what it believes to be the most comprehensive and accurate database of businesses and households in the United States and Canada through a five-year agreement with infoUSA (formerly known as American Business Information, Inc.). infoUSA is a leading provider of online yellow pages and white pages directory information. Pursuant to its agreement with infoUSA, the Company pays infoUSA an annual fee and will build a co-branded version of its directory services for infoUSA's Web site. The Company and infoUSA will share revenues generated by this co-branded Web site. The Company receives access to infoUSA's business and household data, and infoUSA is required to update its information monthly. The Company enhances this content with expanded yellow pages information obtained under agreements with independent yellow pages publishers which the Company estimates, based on 1997 revenue data published by Simba Information Inc., represent approximately 30% of the independent yellow pages market share in the United States. This expanded information includes not only names, addresses and telephone numbers, but also types of business, hours of operation and franchise affiliations.

  The Company integrates its yellow pages and white pages information with each other and utilizes yellow pages category headings in combination with a natural word search feature to provide a user-friendly interface and navigation vehicle for its directory services. The Company also typically includes maps and directions for addresses included in its directory services. The Company further enhances the relevance and accuracy of responses to user queries by employing a radial search feature to its directory services, which allows users to specify the geographic scope within a radial distance of a specific address, rather than more conventional methods of searching by ZIP code or city and county divisions. These features enable the Company to create a powerful package of localized directory information.

 Information Services

  In addition to its directory services, the Company syndicates other valuable information of broad appeal. The Company seeks to provide a comprehensive offering of content with everyday significance in order to become "The Ultimate Guide" for Internet users seeking to locate people, places and things in the real world. Principal categories of content currently offered by the Company include:

     YELLOW PAGES                         WHITE PAGES
     by name and category, fax numbers,   phone numbers, email addresses,
     maps and directions                  reverse lookup, celebrities
     CLASSIFIEDS                          INVESTING
     autos, homes, apartments, jobs,      real-time stock quotes, market
     personals                            information, research
     NET COMMUNITY                        CITY GUIDE
     home pages, email, chat room,        city-related links, concerts,
     auction                              weather, schools
     E-SHOPPING                           PUBLIC RECORDS
     product search, product departments, "Find Anyone!", background checks,
     discount books, greeting cards       social security numbers, adoption
                                          reunions

     NEWS BREAK                           FUN STUFF
     top stories, world, business,        daily horoscopes, minimart, lottery
     technology, sports                   results
     INTERNATIONAL                        GOVERNMENT
     country slide shows, directory       federal, state and local listings,
     services for Canada, Spain, the      public officials
     United Kingdom and other countries

  The Company's future success will depend in large part on its ability to aggregate, integrate and syndicate content of broad appeal. The Company's ability to maintain its relationships with content providers and to build new relationships with additional content providers is critical to the success of the Company's business. See "Risk Factors--Dependence on Third-Party Content." In addition, the Company's business model is relatively new and unproven, and there can be no assurance that this business model will be successful. See "Risk Factors--Evolving and Unproven Business Model."

AFFILIATE NETWORK

  InfoSpace.com provides its content services to a network of existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. The Company has agreements with more than 90 affiliates covering more than 900 Web sites. Based on information received from RelevantKnowledge, Inc., the Company estimates that its own sites, together with those of its affiliate network (which includes AOL, for which the Company has not yet launched its services), provide it with an unduplicated reach of 42 million unique Web users, representing approximately 79% of all Web users in the United States.

 Internet Portals and Destination Sites

  The Company's affiliates include leading Internet portals and a wide variety of destination sites, such as the following:

                        INTERNET PORTALS

     AFFILIATE                            LOCATION OR WEB SITE ADDRESS
     America Online                       AOL service, aol.com and digitalcities.com
     AT&T WorldNet                        att.net
     go2net                               metacrawler.com
     Lycos                                lycos.com
     Microsoft Network                    essentials.msn.com
     Netscape                             netscape.com
                        DESTINATION SITES

     AFFILIATE                            WEB SITE ADDRESS
     ABC News/Starwave                    abcnews.com and individual ABC network
                                          affiliate Web sites (e.g., WABC's
                                          7online.com, KOMO's komotv.com)
     CBS                                  cbs.com and individual CBS network affiliate
                                          Web sites (e.g., WBBM's cbs2chicago.com,
                                          KCBS's kcbs.cbsnow.com)
     Paxson Communications                affiliate television station Web sites (e.g.,
                                          pax.net/WCPX)
     Ask Jeeves                           askjeeves.com
     Deja News                            dejanews.com
     Disney OnLine                        family.com
     Dow Jones                            wsj.com
     FindLaw                              findlaw.com
     Market Guide                         marketguide.com
     Microsoft Expedia                    expedia.com
     Morris Online                        savannah.com
     Playboy                              playboy.com
     World Now                            worldnow.com

  The Company's content services are designed to be highly flexible and customizable, enabling affiliates to select from among the Company's broad range of content services only those desired and to specify the placement of the selected content within their own Web sites and devices. For example, one of the Company's affiliates, local television station WABC's 7online.com, has selected the Company's yellow pages directory information and classifieds information and offers this content on its Web site. Lycos, another affiliate, uses the Company's white pages directory services, branded as "People Find," throughout its service and uses the Company's smart-shopping feature service on the Lycos home page.

  In response to user queries originating from an affiliated Web site or device, the Company's automated publishing engine dynamically builds a page to conform to the display format and look and feel and navigation features specific to that affiliate. This feature helps its affiliates build and maintain their brands by creating the impression to end users that they have not left the affiliate's site. The Company manages the access of content and processes user queries from its own Web server until ultimate delivery of its services to an affiliate, serving as a cost-effective single source supplier of content.

  The Company's agreements typically provide for sharing a portion of the revenues generated by advertising on the Web pages that deliver the Company's content services. Both the Company and the affiliate typically retain the rights to sell such advertising. The Company's distribution arrangements with its affiliates typically are for limited durations of between six months and two years and are generally terminable after six months. There can be no assurance that such arrangements will be renewed upon expiration of their terms. The Company has also entered into strategic alliances with AOL and Netscape, two of the largest Internet portals measured in terms of user traffic.

  Netscape. Under its July 1998 agreements with Netscape, each of which has a one-year term with automatic renewal provisions, the Company is the exclusive provider of co-branded yellow pages and white pages directory services on the Netscape home page (Netcenter). In addition, Netscape will include a link for these services in the bookmark section of future versions of the U.S. English-language version of Netscape Communicator client software. The Company paid trademark licensing fees to Netscape in connection with these agreements and is obligated to make additional payments to Netscape based on the number of click throughs to the Company's services. Netscape guarantees to the Company a certain minimum level of use of the Company's yellow pages and white pages directory services.

  AOL. The Company recently entered into agreements with AOL to provide white pages directory services and classifieds information services to AOL. These services have not yet been launched. Under the terms of the agreement related to the Company's white pages directory services, the Company has agreed to place its white pages directory services on AOL's NetFind home page and throughout various other parts of AOL's proprietary service, its Digital City service and AOL.com. The white pages directory services are to be provided to AOL for a three-year term, beginning on the date of first commercial launch (anticipated to be November 1, 1998), which term may be extended for an additional year and subsequently renewed for up to three successive one-year terms at AOL's discretion. This agreement may be terminated by AOL upon the acquisition by AOL of a competing white pages directory services business or for any reason after 18 months, upon payment of a termination fee, or at any time in the event of a change of control of the Company. Under this agreement, the Company will pay to AOL a quarterly carriage fee and share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. Under the terms of the agreement related to the Company's classifieds information services, the Company has agreed to provide classified advertising development and management services to AOL for two years, with up to three one-year extensions at AOL's discretion. AOL will pay to the Company a quarterly fee and share with the Company revenues generated by payments by individuals and commercial listing services for listings on the AOL classifieds service. In connection with these agreements, AOL received a warrant to purchase Common Stock and has certain rights of first negotiation in the event of a proposed sale of the Company. See "Description of Capital Stock--Warrants" and "--Antitakeover Effects of Certain Provisions of Restated Certificate of Incorporation and Washington and Delaware Law; Right of First Negotiation."

 Internet Access Devices

  The Company is working with a number of leading PC manufacturers that are incorporating Internet access as part of the start-up menu of the PC. In addition, the Company believes that the growing number of non-PC Internet access devices presents a significant potential distribution channel for the Company's content services. Numerous suppliers of cellular telephones, pagers, screen telephones, television set-top boxes, online kiosks and personal digital assistants are adapting familiar appliances to provide user-friendly access to the Internet.

  The Company has entered into agreements with numerous providers of Internet access devices, including the following:

                  SELECTED INTERNET ACCESS DEVICE AFFILIATES

     MEANS OF INTERNET ACCESS    COMPANY
     ------------------------    -------
     PCs                         Acer America; Gateway 2000; Pixel (for Packard
                                 Bell NEC)
     Cellular Phones             AT&T Wireless; Unwired Planet
     Pagers                      WolfeTech (for Motorola PageWriter)
     Screen Telephones           InfoGear; Mitel; Mitsui; Lucent
     Television Set-Top Boxes    American Interactive Media; @Home; @World;
                                 Lucent; On Command; Planetweb; Source Media
                                 King kiosk platform; Lexitech kiosk software
     Online Kiosks               platform
     Personal Digital Assistants AT&T Wireless; InfoGear; Unwired Planet

  The Company believes that users of Internet access devices, in particular, seek useful information of everyday relevance and are more likely to access the Internet for specific real-world information. Since providers of Internet access devices generally do not generate their own content or have less content available to them than Web sites, the Company believes there is an opportunity for its content services to be an integral part of the information services bundled with these access devices. The Company is working with these affiliates to identify, acquire and integrate new information services that bring additional value to their devices. The Company's technology allows it to readily adapt the delivery of its services to the individual format and display features of its Internet access device affiliates.

  Typically, the Company's agreements with Internet access device affiliates have terms of between one and three years and, in some cases, provide for the sharing of revenues between the affiliate and the Company generated by advertising included with the delivery of its content services. In other cases, the Company receives license fees on a per query or per device basis or through other arrangements for use of its content services.

  The Company's ability to generate revenues from national advertising and promotions depends on its ability to secure and maintain distribution for its content services on acceptable commercial terms through a range of affiliates. The Company's affiliate relationships are in an early stage of development, and there can be no assurance that affiliates, especially major affiliates, will not demand a greater portion of advertising revenues or require the Company to pay carriage fees for access to their sites or devices. The loss of any major affiliate or an adverse change in the Company's pricing model or revenue-sharing arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Reliance on Affiliate Relationships."

ADVERTISING AND PROMOTIONS

  The Company derives substantially all of its revenues from national advertising, with pricing based on CPMs, non-CPM-based promotions and local Internet yellow pages advertising. The Company's clients include a broad range of businesses that advertise on the Internet, including certain of the Company's content providers and affiliates.

 National Advertising

  Banner Advertisements. A banner advertisement is prominently displayed at the top and, in some cases, at the bottom of each Web page generated for delivery of the Company's content services. From each banner advertisement, users can hyperlink directly to an advertiser's Web site, thus enabling the advertiser to directly interact with an interested consumer. Mass market placements deliver general rotation banner advertisements throughout the Company's content services. Targeted placements deliver banner advertisements to specified audiences. For example, advertisers can reach consumers in general by placing banner advertisements that rotate throughout the Company's directory services, classifieds and electronic commerce services. Alternatively, advertisers can narrow their target audience by category of information or service requested by users or by geographic location. For example, advertisers can target investors by advertising only on pages containing the Company's real-time stock quotes or potential used car buyers by advertising only on pages containing the Company's automobile classifieds.

  Other National Advertising. The Company also sells CPM-based national advertising other than banner advertisements. The most common of these advertisements are known as "button advertisements" and "textlinks," but can also include customized advertising solutions developed for specific advertisers. Button advertisements are smaller than banner advertisements and can be placed anywhere on a Web page. Textlinks appear on a Web page as highlighted text, usually containing the advertiser's name. Multiple button advertisements and textlinks can appear on the same Web page along with banner advertisements. Both button advertisements and textlinks typically feature click-through hyperlinks to the advertiser's own Web site.

  The Company's national advertising agreements generally have terms of less than six months and guarantee a minimum number of impressions or click throughs. The Company charges fees for banner advertising based on the specificity of the target audience, generally ranging from $10 to $20 CPM for general rotation across undifferentiated users to $50 or greater CPM for targeted category or geographic advertisements. The Company's rates for button advertisements and textlinks are lower than those for banner advertisements. Actual CPMs depend on a variety of factors, including, without limitation, the degree of targeting, the duration of the advertising contract and the number of impressions purchased, and are often negotiated on a case-by-case basis. Because of these factors, actual CPMs experienced by the Company may fluctuate. The guarantee of minimum levels of impressions or click throughs exposes the Company to potentially significant financial risks, including the risk that the Company may fail to deliver required minimum levels of user impressions or click throughs, in which case the Company typically continues to provide advertising without compensation until such levels are met. See "Risk Factors--Reliance on Advertising and Promotion Revenues."

 Promotions

  In addition to its CPM-based national advertising, the Company also sells promotions, which are integrated packages of advertising that bundle such features as button and textlink advertisements, sponsorships of specific categories of content or content services and electronic commerce features. Promotions also include distribution and co-branding services that the Company provides to content providers, for which the Company receives a carriage fee. These arrangements are individually negotiated by the Company with each advertiser and have a range of specially adapted features involving various compensation structures (such as guaranteed fee payments), none of which are based on CPMs. One of the most common forms of the Company's promotions are "sponsorships," which allow advertisers to sponsor a specific category of content on the Company's content services. These sponsorships consist of a button advertisement or textlink which appears prominently on the page each time that content category is queried by a user. In some cases, the Company has entered into exclusive sponsorship arrangements for certain categories of content. Promotions may also include an electronic commerce feature, in which a button advertisement offers the end user an opportunity to make an immediate online purchase.

  The Company's promotions are specifically designed to allow advertisers to integrate various forms of online advertising, such as button advertisements and textlinks, content sponsorship and electronic commerce links and also include innovative specially-designed advertising campaigns to fully exploit the reach of the Company's content services. For example, the Company has entered into an agreement with BarnesandNoble.com, Inc. ("BarnesandNoble.com") under which BarnesandNoble.com is the exclusive bookseller on a majority of the Company's content services. Pursuant to this agreement, a button advertisement appears on Web pages for certain categories of content, which offers the end user the opportunity to purchase a book related to that category. For example, a search for local restaurants in New York City results in a BarnesandNoble.com button advertisement that, when clicked, lists restaurant guides and cookbooks for New York City restaurants.

  Promotion arrangements vary in terms and duration, but generally have longer terms than arrangements for the Company's CPM-based advertising. The fee arrangements are individually negotiated with advertisers and are based on the range and the extent of customization. These arrangements typically include minimum monthly payments. To the extent that the advertiser offers an electronic commerce opportunity in its promotion, the Company may derive transaction revenues based on the level of transactions made through its promotion for the advertiser.

  In addition, the Company works with advertisers to develop customized advertising solutions that may include both CPM-based national advertising and non-CPM-based promotions. For example, the Company's campaign for 800-U.S. Search involves a variety of targeted banner advertisements, button advertisements and textlinks, as well as co-branding of 800-U.S. Search services with the Company's content services, such as the "Find Anyone!" service. The Company's advertising agreement with 800-U.S. Search has a four-year term. Revenues generated from 800-U.S. Search accounted for approximately 12.3% of the Company's revenues for the six months ended June 30, 1998.

  As of June 30, 1998, the Company had agreements with over 35 advertisers for national advertising or promotions. The following is a representative list of brands or companies for which advertisers purchased national advertising or promotions on the Company's content services during the six months ended June 30, 1998:

      800-U.S. Search                        IBM


      Apartments for Rent                    iVillage


      AT&T                                   Leisure Planet


      BarnesandNoble.com                     Locate-Me


      BuyComp.com                            MasterCard International


      Computel Securities                    Microsoft


      Dell Computers                         Owners Network


      Delta Air Lines                        QSpace


      eBay                                   Stoneage


      E-loan Information Services            Women.com

      Excite

 Local Internet Yellow Pages Advertising

  The Company believes that local Internet advertising represents an attractive and largely unexploited market opportunity. Spending on Internet advertising by local businesses is currently a very small percentage of their overall advertising expenditures. The Company believes that its affiliate network provides an attractive Internet platform for local advertisers to reach a broader audience and extend the reach of their advertising beyond their geographic area, as well as to achieve targeted advertising within their geographic area.

  The Company generates an Internet yellow pages listing free of charge for all U.S. local business listings provided by infoUSA. This listing includes name, address and telephone number information, as well as maps and door-to-door directions. Similar to traditional yellow pages industry practices, the Company generates revenues by selling enhancements to this basic listing. Enhancement options include boldface type, enlarged type size, multi-category listings, preferred placement, email listings and Web site links, display advertisements and category sponsorships.

  Internet yellow pages advertising agreements provide for terms of one year, with pricing comparable to print yellow pages advertising, typically paid in monthly installments. Costs to the local advertiser generally range from $50 to $300 or greater per year, depending on the types of enhancements selected. For convenience, these payments usually accompany the local advertiser's monthly payment for its print advertising.

  The Company has formed cooperative sales relationships with leading independent yellow pages publishers, including TransWestern Publishing Company, Ltd. and McLeodUSA Publishing Company, and media companies, including Guy Gannett Communications and E.W. Scripps, which provide access to over 1,300 salespeople and their local sales contacts. Further, the Company has started to build relationships with direct marketing companies, whose mail and telephone solicitations complement the sales forces of the independent yellow pages publishers and media companies. The Company's agreements with these companies typically have terms of one to five years and provide for revenue sharing, which varies from relationship to relationship. In addition, the Company typically agrees that the yellow pages publisher will be the Company's exclusive provider of Internet yellow pages advertising within a particular geographic region. The local sales forces of these companies are empowered to sell Internet yellow pages advertising on the Company's directory services, which are generally bundled with the traditional print advertising they sell. As such, the Company believes its Internet yellow pages advertising offers these sales forces attractive incremental revenue opportunities from their existing client bases. These companies maintain, as part of their existing print advertising infrastructure, the systems necessary for generating online display advertisements, processing invoices and collecting payments from advertisers. To assist in their efforts, the Company provides the technology to streamline the transmission of data necessary to generate the enhanced Internet yellow pages listings. This technology allows advertising data files to be rapidly posted and integrated directly into the Company's directory services. The Company believes that these relationships provide local expertise and access to local advertisers, as well as established advertising production capabilities, that give it an advantage over competitors while minimizing its investment in its own sales force and operations.

  The Company currently derives substantially all of its revenues from the sale of advertisements and promotions on the Web pages that deliver the Company's content, and expects that advertising and promotion revenues will continue to account for substantially all of its revenues in the foreseeable future. The Company's dependence on advertising and promotion revenues involves a number of risks. See "Risk Factors--Reliance on Advertising and Promotion Revenues," "--Dependence on Sales by Third Parties," "--Uncertain Adoption of the Internet as an Advertising Medium" and "--Risks Associated With Short-Term National Advertising Contracts."

TECHNOLOGY AND INFRASTRUCTURE

  One of the Company's principal strengths is its internally developed technology, which has been designed specifically for the Company's Internet-based content services. The Company's technology architecture features specially adapted capabilities to enhance performance, reliability and scalability, consisting of multiple proprietary software modules that support the core functions of the Company's operations. These modules include Web Server Technology, Database Technology and a Remote Data Aggregation Engine.

 Web Server Technology

  The Company's Web Server Technology was designed to enable rapid development and deployment of information over multiple platforms and formats. It incorporates an automated publishing engine that dynamically builds a page to conform to the look and feel and navigation features of each affiliate. As such, the Company's technology enables it to deliver content in a manner optimized to the unique display formats of existing and emerging Internet access devices, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants.

  The Company's Web Server Technology includes other features that are designed to optimize the performance of the Company's content services, including: (i) an HTML compressor that enables modifications of file content to reduce size, thereby reducing download time for users; (ii) an "Adaptive Keep-Alive" feature that maximizes the time during which client server connections are kept open, based on current server load, thereby increasing user navigation and Web site traversal speed; and (iii) a Proxy Server that provides the capability for real-time integration and branding of content that resides remotely with third-party content providers.

 Database Technology

  The Company has developed proprietary database technology to address the specific requirements of the Company's business strategy and content services. The Company's Co-operative Database Architecture is designed to function with a high degree of efficiency within the unique operating parameters of the Internet, whereas commonly used database systems were developed prior to the widespread acceptance of the Internet. The architecture is tightly integrated with the Company's Web Server Technology and incorporates the following features:

  Heterogeneous Database Clustering. The Company's Heterogeneous Database Clustering allows disparate data sources to be combined and accessed through a single uniform interface, regardless of data structure or content. These clusters facilitate database bridging, which allows a single database query to produce a single result set containing data extracted from multiple databases, a vital component of the Company's ability to aggregate content from multiple sources. Database clustering in this manner reduces dependence on single data sources, facilitates easy data updates and reduces integration efforts. In addition, the Company's pre-search and post-search processing capabilities enable search parameters to be modified in real time before and after querying a database.

  Dynamic Parallel Index Traversal. The Company's Dynamic Parallel Index Traversal mechanism utilizes the search parameters supplied by the user to determine the appropriate database index (from among multiple indices) to efficiently locate the data requested. Further, an index compression mechanism allows the Company to achieve an efficient balance between disk space and compression/decompression when storing or accessing data.

  Automatic Query State Recovery. In a response to a database query, conventional databases access previously displayed results in order to display successive results to a given query, thus increasing response time by performing redundant operations. The Company's Automatic Query State Recovery mechanism decreases response time by maintaining the state of a query to allow the prompt access of successive results. This feature is particularly important, for example, when an end-user query retrieves a large number of results.

  Natural Language Interface. The Company incorporates a natural word search interpreter, which successfully utilizes familiar category and topic headings traditional to print directory media to generate relevant and related results to information queries. By incorporating a familiar navigation feature into its services, the Company believes it provides end users with a more intuitive mechanism to search for and locate information.

 Remote Data Aggregation Engine

  The Company has developed its Remote Data Aggregation Engine to allow data from a variety of sources on the Internet to be retrieved, parsed and presented as a single virtual database result, either in real-time or at predetermined intervals. The Company's Template-Driven Profiling system catalogs the data on each source site, which is later accessed by the Company's Remote Data Aggregation Engine for real-time retrieval. Data results can be internally cached to reduce network traffic and deliver the fastest possible results to the end user.

  The Remote Data Aggregation Engine has numerous applications, one of which is collecting real-time information from multiple sources in a manner that eliminates the need for a data provider to perform any local modifications. This technology is currently being applied in the Company's price comparison service. Various other potential uses of the technology have been identified, including the collection and real-time updating of event data such as concert information, performing arts schedules and sporting events, and the aggregation of classified listings, such as employment listings from corporate Web sites.

 Data Network Infrastructure

  The Company maintains a carrier-class data network center designed to ensure high-level performance and reliability of its content services. The Company connects directly to the Internet from its facilities in Redmond, Washington through redundant, dedicated DS-3 communication lines provided by multiple telecommunication service providers. The Company's hardware resides in a secure climate-controlled room, with local directors providing load balancing and failover. In addition to the facilities located at the Company headquarters, the Company contracts for co-location facilities with Exodus Communications and Savvis Communications at two locations in Seattle, Washington. As the Company expands its operations, it expects to locate server facilities at various strategic geographic locations.

 Product Development

  The Company believes that strong product development capabilities are essential to developing the technology necessary to successfully implement its strategy of expanding its affiliate network, acquiring value-added content to add to its content services, expanding internationally and into other services and maintaining the attractiveness and competitiveness of its content services. The Company has invested significant time and resources in creating its proprietary technology. Product development expenses were $109,671, $212,677 and $149,176 for the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

  The market for Internet products and services and the online commerce industry are characterized by rapidly changing technology, evolving industry standards and customer demands and frequent new product and service introductions and enhancements. The Company's future success will depend in significant part on its ability to improve the performance, content and reliability of the Company's content services in response to both the evolving demands of the market and competitive product offerings, and there can be no assurance that the Company will be successful in such efforts. See "Risk Factors--Rapid Technological Change."

INTERNATIONAL EXPANSION

  The Company intends to capitalize on what it perceives to be a significant opportunity for its content services in international markets. The Company expects to reduce the costs and risks of international expansion by entering into strategic alliances with partners able to provide local directory information, as well as local sales forces and contacts.

  The Company has entered into a joint venture with Thomson to form TDL InfoSpace to replicate the Company's content services in Europe. TDL InfoSpace has targeted the United Kingdom as its first market, and content services were launched in the third quarter of 1998. Thomson is the largest provider of independent print directory information in the United Kingdom, with a local sales force of 450 employees. Under the joint venture agreement, Thomson will provide its directory information to TDL InfoSpace and sell Internet yellow pages advertising for the joint venture through its local sales forces. The Company will contribute its technology and hosting services to TDL InfoSpace. Each of the Company and Thomson purchased a 50% interest in TDL InfoSpace and are required to provide reasonable working capital to TDL InfoSpace.

  The Company expects that TDL InfoSpace will expand its content services to other European countries in 1999. Under the joint venture agreement, each of the Company and Thomson is obligated to negotiate with TDL InfoSpace and the other party to jointly offer content services in other European countries prior to offering such services independently or with other parties. In addition, the Company is currently investigating additional international opportunities. The expansion into international markets involves a number of risks. See "Risk Factors--Risks Associated With International Expansion."

INTELLECTUAL PROPERTY

  The Company's success depends significantly upon its proprietary technology. The Company currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. All Company employees have executed confidentiality and nonuse agreements which provide that any rights they may have in copyrightable works or patentable technologies to the Company. In addition, prior to entering into discussions with potential content providers and affiliates regarding the Company's business and technologies, the Company generally requires that such parties enter into a nondisclosure agreement. If these discussions result in a license or other business relationship, the Company also generally requires that the agreement setting forth the parties' respective rights and obligations include provisions for the protection of the Company's intellectual property rights. For example, the Company's standard affiliate agreement provides that the Company retains ownership of all patents and copyrights in the Company's technology and requires its customers to display the Company's copyright and trademark notices.

  The Company has applied for registration of certain service marks and trademarks, including "InfoSpace," "InfoSpace.com" and its logo in the United States and in other countries, and will seek to register additional service marks and trademarks, as appropriate. There can be no assurance that the Company will be successful in obtaining the service marks and trademarks for which it has applied. In addition, a patent is pending in the United States relating to the Company's electronic commerce technology and the Company is filing patent applications relating to other aspects of its technology, including the methods by which information is obtained and provided to end users of its content services. There can be no assurance that any patent with respect to the Company's technology will be granted or that if granted such patent will not be challenged or invalidated. There also can be no assurance that the Company will develop proprietary products or technologies that are patentable, that any issued patent will provide the Company with any competitive advantages or will not be challenged by third parties, or that the patents of others will not have a material adverse effect on the Company's ability to conduct business. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may copy aspects of the Company's products or services or obtain and use information that the Company regards as proprietary. The laws of some foreign countries do not protect proprietary rights to as great an extent as do the laws of the United States, and the Company does not currently have any patents or patent applications pending in any foreign country. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not independently develop similar technology or duplicate the Company's products or design around patents issued to the Company or other intellectual property rights of the Company. The failure of the Company to adequately protect its proprietary rights or its competitors' successful duplication of its technology could have a material adverse effect on the Company's business, financial condition and results of operations.

  There has been frequent litigation in the computer industry regarding intellectual property rights. The Company has in the past been subject to claims regarding its intellectual property rights. While all such claims have been resolved, there can be no assurance that third parties will not in the future claim infringement by the Company with respect to current or future products, trademarks or other proprietary rights. Any such claims could be time-consuming, result in costly litigation, diversion of management's attention, cause product or service release delays, require the Company to redesign its products or services or require the Company to enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, any of which occurrences could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

  The market for Internet products and services is highly competitive, with no substantial barriers to entry, and the Company expects that competition will continue to intensify. The market for the Company's content services has only recently begun to develop, is rapidly evolving and is likely to be characterized by an increasing number of market entrants with competing products and services. Although the Company believes that the diversity of the Internet market may provide opportunities for more than one provider of content services similar to those of the Company, it is possible that one or a few suppliers may dominate one or more market sectors. The Company believes that the primary competitive factors in the market for Internet content services are (i) the ability to provide content of broad appeal, which is likely to result in increased user traffic and increase the brand name value of the Internet point-of-entry to which the services are provided; (ii) the ability to meet the specific content demands of a particular Internet point-of-entry; (iii) the cost-effectiveness and reliability of the content services; (iv) the ability to provide content that is attractive to advertisers; (v) the ability to achieve comprehensive coverage of a particular category of content; and (vi) the ability to integrate related content to increase the utility of the content services offered. There can be no assurance that the Company's competitors will not develop content services that are superior to those of the Company or achieve greater market acceptance than the Company's services. Any failure of the Company to provide services that achieve success in the short term could result in an insurmountable loss in market share and brand acceptance and could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations.

  While the Company is unaware of any companies that compete with all of the Company's content services, there are companies that offer services addressing certain of the Company's target markets. In addition, some of these competitors are currently members of the Company's affiliate network or currently provide content included in the Company's content services. The Company's directory services compete with other Internet yellow pages and white pages directory services, including AnyWho?, a division of AT&T, GTE SuperPages, Switchboard, ZIP2, directory services offered by the RBOCs, including Big Yellow by Bell Atlantic/NYNEX, infoUSA's Lookup USA, Microsoft Sidewalk and Yahoo! Yellow Pages and White Pages. In addition, specific services provided by the Company compete with specialized content providers. TDL InfoSpace's directory services will compete with British Telecom's YELL service and Scoot (UK) Limited in the United Kingdom and, as the Company expands internationally into other markets, it expects to face competition from other established providers of directory services. In the future, the Company may encounter competition from providers of Web browser software, including Netscape and Microsoft, online services and other providers of Internet services that elect to syndicate their own product and service offerings, such as AOL, Yahoo!, Excite, Infoseek, Lycos, HotBot, MetaCrawler, Snap! and traditional media companies expanding onto the Internet, such as Time/Warner, ABC, CBS, NBC, Dow Jones, Disney and Fox.

  A number of the Company's current advertising customers have established relationships with certain of the Company's competitors and future advertising customers may establish similar relationships. In addition, the Company competes with online services and other Web site operators, as well as traditional offline media such as print (including print yellow pages directories) and television for a share of advertisers' total advertising budgets. Competition among current and future suppliers of Internet content services, as well as competition with other media for advertising placements, could result in significant price competition and reductions in advertising revenues.

  Many of the Company's current competitors, as well as a number of potential new competitors, have significantly greater financial, technical, marketing, sales and other resources than the Company. There can be no assurance that the Company will be able to compete successfully against its current and future competitors. The Company's failure to compete with its competitors' product and service offerings or for advertising revenues would have a material adverse effect on the Company's business, financial condition and results of operations.

GOVERNMENTAL REGULATION

  The Company is not currently subject to direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. However, due to the increasing popularity and use of the Internet and other online services, it is possible that laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, taxation, copyrights, distribution and characteristics and quality of products and services. Such regulation could limit growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company may be subject to Sections 5 and 12 of the FTC Act, which regulate advertising in all media, including the Internet, and require advertisers to have substantiation for advertising claims before disseminating advertisements. The FTC Act prohibits the dissemination of false, deceptive, misleading and unfair advertising, and grants the FTC enforcement powers to impose and seek civil and criminal penalties, consumer redress, injunctive relief and other remedies upon persons who disseminate prohibited advertisements. The Company could be subject to liability under the FTC Act if it were found to have participated in creating and/or disseminating a prohibited advertisement with knowledge, or reason to know that the advertising was false or deceptive. The FTC recently brought several actions charging deceptive advertising via the Internet, and is actively seeking new cases involving advertising via the Internet.

  The Company may also be subject to the provisions of the recently enacted the CDA, which, among other things, imposes substantial monetary fines and/or criminal penalties on anyone who distributes or displays certain prohibited material over the Internet or knowingly permits a telecommunications device under its control to be used for such purpose. Although the manner in which the CDA will be interpreted and enforced and its effect on the Company's operations cannot yet be fully determined, the CDA could subject the Company to substantial liability. The CDA could also limit the growth of the Internet generally and decrease the acceptance of the Internet as an advertising medium.

  Other federal, state, local or foreign laws, regulations and policies, either now existing or that may be adopted in the future, may apply to the business of the Company and may subject the Company to significant liability, significantly limit growth in Internet usage, prevent the Company from offering certain Internet products or services, or otherwise have a material adverse effect on the Company's business, financial condition and results of operations. These laws, regulations and policies may apply to matters such as, but not limited to, copyright, trademark, unfair competition, antitrust, property ownership, negligence, defamation, indecency, obscenity, personal privacy, trade secrecy, encryption, taxation and patents.

  Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to the Company's business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

  As of September 30, 1998, the Company had 48 employees. None of the Company's employees is represented by a labor union, and the Company considers its employee relations to be good. Competition for qualified personnel in the Company's industry is intense, particularly among software development and other technical staff. The Company believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. See "Risk Factors--Management of Growth; New Management Team; Limited Senior Management Resources" and "--Dependence on Key Personnel; Need for Additional Personnel."

FACILITIES

  The Company's principal administrative, engineering, marketing and sales facilities total approximately 14,850 square feet and are located in Redmond, Washington. Under the current lease, which commenced on July 13, 1998, and expires on August 31, 2003, the Company pays a monthly base rent of $17,670 during the first three years of the lease and $19,678 during the final two years of the lease. The Company has both the right to extend the term of this lease for an additional 60 months and the right of first opportunity on adjacent expansion space. The Company also maintains a sales office housed in an approximately 630-square-foot space in Sausalito, California under a lease that expires on February 14, 1999 with a monthly base rent of $1,489.90. Under the lease at its former location in Redmond, the Company paid an aggregate rent of $28,840 for the first seven months of 1998 and an aggregate rent of $49,440 during 1997. The Company does not own any real estate.

  Substantially all of the Company's computer and communications hardware is located at the Company's facilities in Redmond, Washington and the Company also leases redundant network facilities at two locations in Seattle, Washington under agreements that expire in June 1999 and July 2001. The Company intends to install additional hardware and high-speed Internet connections at a location outside the West Coast and in the United Kingdom to support the Company's joint venture, TDL InfoSpace. The Company's systems and operations at these locations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. While the Company maintains redundant systems, it does not maintain a formal disaster recovery plan and does not carry sufficient business interruption insurance to compensate it for losses that may occur. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer queries of the Company's database, although the proprietary, customized nature of its software helps to reduce the risks posed by computer viruses and electronic break-ins. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors--Risk of System Failures, Delays and Inadequacies."

LEGAL PROCEEDINGS

  From time to time the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of its business, including claims of alleged infringement of third-party trademarks and other intellectual property rights by the Company. Such claims, even if not meritorious, could require the expenditure of significant financial and managerial resources.

  On April 15, 1998, a former employee of the Company filed a complaint in the Superior Court for Santa Clara County, California alleging, among other things, that he has the right in connection with his employment to purchase shares of Common Stock representing up to 5% of the equity of the Company as of an unspecified date. In addition, the former employee is also seeking compensatory damages, plus interest, punitive damages, emotional distress damages and injunctive relief preventing any capital reorganization or sale that would cause the plaintiff not to be a 5% owner of the equity of the Company. The Company removed the suit to the Federal District Court for the District of Northern California. The Company has answered the complaint and denied the claims. Nevertheless, while the Company believes its defenses to the former employee's claims are meritorious, litigation is inherently uncertain, and there can be no assurance that the Company will prevail in the suit. As of June 30, 1998, the Company has accrued a liability of $240,000 for estimated settlement and defense costs. To the extent the Company is required to issue shares of Common Stock or options to purchase Common Stock as a result of the suit, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the Common Stock on the date of issuance, less the exercise price of any options required to be issued, to the extent that this amount exceeds the expense already accrued as of June 30, 1998. This could have a material adverse effect on the Company's results of operations, and any such issuance would be dilutive to existing stockholders. The exercise price of any shares which the Company may be required to issue as a result of the suit is unknown, but could be as low as $0.01 per share. See
Note 5 of the Company's Notes to Consolidated Financial Statements.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information as of September 30, 1998 with respect to the executive officers and directors of the Company:

NAME                     AGE POSITION
----                     --- --------
Naveen Jain............. 39  President, Chief Executive Officer and Chairman of the Board
Ellen B. Alben.......... 36  Vice President, Legal and Business Affairs and Secretary
Douglas A. Bevis........ 53  Vice President and Chief Financial Officer
John E. Cunningham, IV   41
 (1)....................     Director
Peter L. S. Currie (2).. 41  Director
Gary C. List (1)(2)..... 46  Director
Carl Stork.............. 38  Director

---------------------
(1) Member of Compensation Committee
(2) Member of Audit Committee

  Naveen Jain founded the Company in March 1996. Mr. Jain has served as the Company's President and Chief Executive Officer since its inception and as its sole director from its inception to June 1998, when he was appointed Chairman of the Board upon the Board's expansion to five directors. From June 1989 to March 1996, Mr. Jain held various positions at Microsoft Corporation, including Group Manager for MSN, Microsoft's online service. From 1987 to 1989, Mr. Jain served as Software Development Manager for Tandon Computer Corporation, a PC manufacturing company. From 1985 to 1987, Mr. Jain served as Software Manager for UniLogic, Inc., a PC manufacturing company and from 1982 to 1985, he served as Product Manager and Software Engineer at Unisys Corporation/Convergent Technologies, a computer manufacturing company. Mr. Jain holds a B.S. from the University of Roorkee and an M.B.A. from St. Xavier's School of Management.

  Ellen B. Alben joined the Company in May 1998 as Vice President, Legal and Business Affairs and Secretary. From April 1997 to May 1998, she was a senior attorney with Perkins Coie LLP. From September 1996 to April 1997, Ms. Alben served as a consultant to Paragon Trade Brands, Inc. ("Paragon Trade Brands"), a private-label diaper manufacturer, and as special securities counsel to companies raising private financing. From September 1995 through June 1996, she served as Vice President, General Counsel and Secretary of Paragon Trade Brands. Paragon Trade Brands filed for bankruptcy protection under Chapter 11 of the Bankruptcy Code in January 1997. From July 1994 to September 1995, she served as Senior Associate Counsel of The Hillhaven Corporation ("Hillhaven"), a nursing home provider, and from June 1993 to July 1994 she served as Associate Counsel of Hillhaven. Prior to joining Hillhaven, Ms. Alben practiced law with private law firms for seven years, specializing in corporate securities, finance, and mergers and acquisitions. She holds a B.A. from Duke University and a J.D. from Stanford Law School.

  Douglas A. Bevis joined the Company in August 1998 as Vice President and Chief Financial Officer. From September 1996 until July 1998, he served as Vice President and Chief Financial Officer of Apex PC Solutions, Inc. ("Apex"), a manufacturer of stand-alone switching systems and integrated server cabinet solutions for the client/server computing market, and served as Secretary of Apex from December 1996 to March 1998. From September 1990 to February 1996, Mr. Bevis was employed at CH2M HILL, Inc., a national environmental engineering consulting firm, where he served as Vice President and Treasurer from September 1990 to April 1993 and as Senior Vice President and Chief Financial Officer from April 1993 to February 1996. Mr. Bevis holds a B.A. from Beloit College, a Master of Architecture degree from the University of Minnesota and an M.B.A. from Harvard Business School.

  John E. Cunningham, IV has served as a director of the Company since July 1998. Since April 1995 he has served as President of Kellett Investment Corporation, an investment fund for later-stage, high-growth private companies. He is on the Board of Directors of Petra Capital, LLC. and Real Time Data ("Real Time Data"), a consolidator of the vending services industry utilizing proprietary wireless information systems. During 1997, Mr. Cunningham was interim Chief Executive Officer of Real Time Data. From December 1994 to August 1996, he was President of Pulson Communications, Inc. From February 1991 to November 1994, he served as Chairman and Chief Executive Officer of RealCom Office Communications, a privately held telecommunications company that merged with MFS Communications Company, Inc., and was subsequently acquired by WorldCom, Inc. Mr. Cunningham holds a B.A. from Santa Clara University and an M.B.A. from the University of Virginia.

  Peter L. S. Currie has served as a director of the Company since July 1998. Mr. Currie is Executive Vice President and Chief Administrative Officer of Netscape Communications Corporation, where he has held various management positions since April 1995. From April 1989 to April 1995, Mr. Currie held various management positions at McCaw Cellular Communications, Inc. ("McCaw Cellular"), including Executive Vice President and Chief Financial Officer and Executive Vice President of Corporate Development. Before joining McCaw Cellular, he was a Principal at Morgan Stanley & Co. Incorporated. Mr. Currie holds a B.A. from Williams College and an M.B.A. from Stanford University.

  Gary C. List has served as a director of the Company since July 1998. Since June 1997, Mr. List has served as Chief Executive of TDL Group Limited and Chief Executive Officer and Chairman of its primary subsidiary, Thomson Directories Limited, a print directory publishing company. From October 1987 to June 1997, Mr. List held various executive positions with US West, Inc., including President of US West International Information Services and Vice President and Chief Financial Officer of US West Marketing Resources Group.

  Carl Stork has served as a director of the Company since September 1998. Since May 1997, Mr. Stork has been General Manager, Hardware Strategy and Business Development, at Microsoft Corporation. Mr. Stork has held various other management positions at Microsoft since 1981. Mr. Stork holds a B.S. from Harvard University and an M.B.A. from the University of Washington.

BOARD OF DIRECTORS

  The Company's Restated Certificate of Incorporation and Restated Bylaws provide that the Board of Directors shall be composed of not less than five or more than nine directors, with the specific number to be set by resolution of the Board. The Company currently has five directors, but intends to recruit and add another nonemployee director to the Board after completion of this offering.

  At the first election of directors following this offering, the Board of Directors will be divided into three classes, with each class to be as equal in number as possible. Each Class 1 director will be elected to serve until the next ensuing annual meeting of stockholders, each Class 2 director will be elected to serve until the second ensuing annual meeting of stockholders and each Class 3 director will be elected to serve until the third ensuing annual meeting of stockholders. Thereafter, each newly elected director will serve for a term ending at the third annual meeting of stockholders following such election. All directors hold office until the annual meeting of stockholders at which their terms expire and their successors are elected and qualified. Directors may be removed by stockholders only for cause.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Compensation Committee consists of Messrs. List and Cunningham. The Compensation Committee reviews and approves the compensation and benefits for the Company's executive officers, administers the Company's 1996 Plan and makes recommendations to the Board of Directors regarding such matters.

  The Audit Committee consists of Messrs. Currie and List. Among other functions, the Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors, reviews the Company's balance sheet, statement of operations and cash flows and reviews and evaluates the Company's internal control functions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee currently consists of Messrs. List and Cunningham. No member of the Board of Directors or of the Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

  Directors of the Company are paid $750 for each Board of Directors meeting attended in person, $500 for each Board of Directors meeting attended by telephone and $500 for each committee meeting attended. The Company also reimburses directors for travel expenses incurred to attend meetings of the Board of Directors or committee meetings. Directors of the Company are eligible to participate in the 1996 Plan and the ESPP. See "--Benefit Plans-- Stock Option Program for Nonemployee Directors."

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  The Company's Restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (the "DGCL"), or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the full extent permitted by law. The Company believes that indemnification under its Restated Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

  The Company has entered into agreements to indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these agreements are necessary to attract and retain qualified directors and officers.

EXECUTIVE COMPENSATION

  No executive officer of the Company earned more than $100,000 in salary and bonus from the Company in the fiscal year ended December 31, 1997. Naveen Jain, the Company's President and Chief Executive Officer, received no salary or compensation from the Company for his services from the time of the Company's inception to July 1998. Beginning July 1998, Mr. Jain will receive an annual salary of $125,000. Mr. Jain does not currently hold options to purchase capital stock of the Company.

BENEFIT PLANS

 Restated 1996 Flexible Stock Incentive Plan

  The Company adopted the Restated 1996 Flexible Stock Incentive Plan in 1996. The purpose of the 1996 Plan is to provide an opportunity for employees, officers, directors, independent contractors and consultants of the Company to acquire Common Stock of the Company. The 1996 Plan provides for grants of stock options, stock appreciation rights ("SARs") and stock awards. An aggregate of 3,000,000 shares of Common Stock have been authorized for issuance under the 1996 Plan. As of September 30, 1998, options to purchase 1,494,425 shares of Common Stock were outstanding under the 1996 Plan, with exercise prices ranging from $.02 to $12.00 per share and options to purchase 1,505,575 shares were available for future grant.

  Stock Option Grants. The Board or the Compensation Committee (the "Plan Administrator") has the authority to select individuals who are to receive options under the 1996 Plan and the terms and conditions of each option so granted, including the type of option granted (incentive or nonqualified), the exercise price (which must be at least equal to the fair market value of the Common Stock on the date of grant with respect to incentive stock options), vesting provisions and the option term.

  Stock Appreciation Rights. The Plan Administrator may grant SARs to selected individuals separately or in tandem with a stock option award. An SAR is an incentive award that permits the holder to receive, for each share covered by the SAR, an amount equal to the amount by which the fair market value of a share of Common Stock on the date of exercise exceeds the exercise price of such share. The SAR may contain such terms, provisions and conditions not inconsistent with the 1996 Plan as may be established by the Plan Administrator.

  Stock Awards. The Plan Administrator is authorized under the 1996 Plan to issue shares of Common Stock to eligible individuals on such terms and conditions and subject to such restrictions, if any, as the Plan Administrator may determine.

  Adjustments. Proportional adjustments to the aggregate number of shares issuable under the 1996 Plan and to outstanding awards are made for stock splits and other capital adjustments.

  Corporate Transactions. In the event of certain Corporate Transactions (as defined below), each outstanding option, SAR or stock award that would otherwise vest within twelve months from the effective date of the Corporate Transaction will vest and become exercisable, or nonforfeitable, as applicable, immediately prior to the effective date of the Corporate Transaction. The remainder of each outstanding option, SAR or stock award will terminate and any restricted stock will be reconveyed to or repurchased by the Company prior to the effective date of the Corporate Transaction. However, acceleration, termination or repurchase of any option, SAR or stock award will not occur if such award is, in connection with the Corporate Transaction, to be assumed by the successor corporation or parent thereof.

  "Corporate Transaction," as defined in the 1996 Plan, includes (i) a merger or consolidation in which the Company is not the surviving entity (other than a transaction to change the state of the Company's incorporation or a transaction in which holders of the Company's outstanding securities immediately before such transaction own more than 50% of the voting power of the entity following such transaction); (ii) the disposition of all or substantially all of the assets of the Company (other than a disposition in which stockholders immediately before such transaction own more than 50% of the total voting power of the purchaser or other transferee following such transaction); and (iii) certain reverse mergers in which the Company is the surviving entity but the Company's stockholders immediately prior to such merger do not hold more than 50% of the total voting power of the Company immediately following such merger.

 Stock Option Program for Nonemployee Directors

  Under the 1996 Plan, the Company grants a nonqualified stock option to purchase 1,250 shares of Common Stock to each nonemployee director on the date the director is first appointed or elected to the Board of Directors, which fully vests on the first anniversary of the date of grant. Nonemployee directors serving at the time of the adoption of the program each received grants of 1,250 shares of Common Stock. Commencing with the Company's 1999 Annual Meeting of Stockholders, the Company will grant an additional nonqualified stock option to purchase 1,250 shares of Common Stock to each nonemployee director immediately following their reelection at each annual meeting of stockholders, which option fully vests on the first anniversary of the date of such grant.

 1998 Employee Stock Purchase Plan

  The Company adopted the 1998 Employee Stock Purchase Plan in August 1998. The ESPP will be implemented upon the effectiveness of this offering. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, and permits eligible employees of the Company and its subsidiaries to purchase Common Stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase Common Stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company's or a subsidiary's Common Stock may not participate in the ESPP. An aggregate of 450,000 shares of Common Stock are authorized for issuance under the ESPP.

  The ESPP will be implemented with six-month offering periods, the first such period to commence upon the effectiveness of this offering. Thereafter, offering periods will begin on each January 1 and July 1. The price of Common Stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the Common Stock offered hereby and 85% of the fair market value on December 31, 1998. The ESPP does not have a fixed expiration date, but may be terminated by the Company's Board of Directors at any time. No shares of Common Stock have been issued under the ESPP.

  In the event of a merger, consolidation, or acquisition by another corporation of all or substantially all of the Company's assets, or the liquidation or dissolution of the Company, the last day of an offering period on which a participant may purchase stock will be the business day immediately preceding the effective date of such event, unless the plan administrator provides for the assumption or substitution of the outstanding purchase rights.

                             CERTAIN TRANSACTIONS

  On April 10, 1996, Naveen Jain purchased 10,000,000 shares of Common Stock for an aggregate price of $2,000. In April 1998, Mr. Jain made an interest-free loan to the Company in the amount of $150,000, which has been fully repaid by the Company. On April 10, 1996, the Company granted an option to purchase 250,000 shares of Common Stock at an exercise price of $0.02 per share to Anuradha Jain, Mr. Jain's wife, in connection with her employment as the Company's Director of Human Resources, and granted an option to purchase 150,000 shares of Common Stock at an exercise price of $0.02 per share to Punam Agrawal, Mr. Jain's sister-in-law, in connection with her employment as the Company's Director of Marketing. In a private placement with other investors on May 21, 1998, the Company sold 25,000 shares of Common Stock at $4.00 per share to Siddarth Agrawal, Mr. Jain's brother-in-law, and 100,000 shares of Common Stock to TEOCO Corporation at $4.00 per share. Atul Jain, Mr. Jain's brother, is President of TEOCO Corporation.

  On May 21, 1998, the Company sold shares of Common Stock in a private placement transaction as follows (the "May 1998 Stock Purchase"): 937,500 shares of Common Stock at $4.00 per share and warrants to purchase up to 1,688,729 shares of Common Stock at a weighted average exercise price of $5.87 per share to Acorn Ventures-IS, LLC ("Acorn Ventures"); 156,250 shares of Common Stock at $4.00 per share and warrants to purchase up to 230,281 shares of Common Stock at a weighted average exercise price of $5.87 per share to Kellett Partners, LLP ("Kellett Partners"); and 31,250 shares of Common Stock at $4.00 per share and warrants to purchase up to 76,762 shares of Common Stock at a weighted average exercise price of $5.87 per share to John and Carolyn Cunningham. John E. Cunningham, IV, a director of the Company, is President of Kellett Investment Corporation, an affiliate of Kellett Partners. Mr. Cunningham disclaims beneficial ownership of such shares held by Kellett Partners. Carolyn Cunningham is John Cunningham's spouse.

  Pursuant to the terms of the May 1998 Stock Purchase, on August 6, 1998, the Company issued Common Stock and warrants to purchase Common Stock in exchange for the termination of certain anti-dilution rights as follows: 16,680 shares of Common Stock and warrants to purchase up to 30,047 shares of Common Stock at a weighted average exercise price of $5.87 to Acorn Ventures; 2,427 shares of Common Stock and warrants to purchase up to 3,578 shares of Common Stock at a weighted average exercise price of $5.87 to Kellett Partners; and 482 shares of Common Stock and warrants to purchase up to 1,186 shares of Common Stock at a weighted average exercise price of $5.87 to John and Carolyn Cunningham. Acorn Ventures, Kellett Partners and John and Carolyn Cunningham are entitled to certain registration rights with respect to the shares of Common Stock and the Common Stock issuable upon exercise of the warrants purchased in the private placement. See "Description of Capital Stock--Registration Rights."

  On May 21, 1998, the Company entered into Consulting Agreements with Acorn Ventures, John E. Cunningham, IV and Kellett Partners, pursuant to which the Company is required to pay reasonable out-of-pocket expenses incurred by such persons in connection with such persons' services as consultants. In addition, the Company has entered into agreements to indemnify Acorn Ventures, John E. Cunningham, IV and Kellett Partners against expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding in which such persons are parties or participants arising out of such persons' services as consultants. These consulting services include assistance in defining the Company's business strategy, identifying and meeting with sources of financing and assisting the Company in structuring and negotiating such financings. The Consulting Agreements have terms of five years and are terminable by either party upon breach of the Consulting Agreement by the other party or on 30 days' notice. Other than the reimbursement of out-of-pocket expenses, there is no other cash compensation under the Consulting Agreements.

  In July 1998, the Company sold 25,000 shares of Common Stock at $8.00 per share in a private placement transaction to the Bevis Family Trust. Douglas A. Bevis, the Company's Vice President and Chief Financial Officer, is Trustee of the Bevis Family Trust and is a beneficiary of the Bevis Family Trust, along with his four siblings. Mr. Bevis disclaims beneficial ownership of such shares except as to the extent of his proportionate interest in the trust. In addition, in July 1998, the Company sold 80,000 shares of Common Stock at $7.50 per share to Mr. Bevis pursuant to the Company's 1998 Stock Purchase Rights Plan.

  In July 1998, the Company sold 12,500 shares of Common Stock at $8.00 per share to Steven Brady in a private placement with other investors. Mr. Brady is the brother of Ellen B. Alben, the Company's Vice President, Legal and Business Affairs and Secretary.

  Thomson Directories Limited entered into a joint venture agreement with the Company in July 1998. Gary C. List, a director of the Company, is Chief Executive Officer of Thomson and a beneficial shareholder and the Chief Executive Officer of TDL Group Limited, the holding company of Thomson. The Company sold Mr. List 12,500 shares of Common Stock at $8.00 per share in a private placement with other investors in July 1998.

  On August 6, 1998, the Company sold shares of Common Stock in a private placement as follows: 62,500 shares at $8.00 per share to Acorn Ventures; 140,625 shares at $8.00 per share to Kellett Partners; and 15,625 shares at $8.00 per share to John and Carolyn Cunningham. John E. Cunningham, IV, a director of the Company, is President of Kellett Investment Corporation, an affiliate of Kellett Partners. Mr. Cunningham disclaims beneficial ownership of such shares held by Kellett Partners. Acorn Ventures, Kellett Partners and John and Carolyn Cunningham are entitled to certain registration rights with respect to the shares purchased in the private placement. See "Description of Capital Stock--Registration Rights."

  The Company believes that all the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. Any future transactions, including loans, between the Company and its officers, directors and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

  The Company has entered into indemnification agreements with each of its executive officers and directors. See "Management--Limitation of Liability and Indemnification Matters."

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company's outstanding Common Stock as of September 30, 1998 and as adjusted to reflect the sale of the 5,000,000 shares of Common Stock offered hereby for (i) each person or entity known by the Company to beneficially own more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Company's Chief Executive Officer, and (iv) all of the Company's directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                            PERCENTAGE OF
                                                         SHARES OUTSTANDING
                                                         ---------------------
                                     NUMBER OF SHARES    PRIOR TO      AFTER
NAME OF BENEFICIAL OWNER          BENEFICIALLY OWNED (1) OFFERING    OFFERING
------------------------          ---------------------- ---------   ---------
Naveen Jain (2).................        10,128,124             66.3%      50.0%
 c/o InfoSpace.com, Inc.
 15375 N.E. 90th Street
 Redmond, WA 98052
Acorn Ventures-IS, LLC (3)......         2,735,456             16.3        12.5
 1309 114th Avenue S.E.
 Suite 200
 Bellevue, WA 98004
John E. Cunningham, IV (4)......           658,466              4.3         3.2
Gary C. List....................            12,500                *           *
Peter L. S. Currie..............                --               --          --
Carl Stork......................                --               --          --
All directors and executive
 officers as a group (7 persons)
 (5)............................        10,904,090             70.0        53.0

---------------------
 * Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days are deemed outstanding, while such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Represents 7,466,666 shares of Common Stock held in the name of Naveen and Anuradha Jain, 500,000 shares of Common Stock held by the Jain Family Irrevocable Trust, 1,000,000 shares of Common Stock held by Naveen Jain GRAT No. 1, 1,000,000 shares of Common Stock held by Anuradha Jain GRAT No. 1 and 161,458 shares subject to options exercisable by Anuradha Jain within 60 days of September 30, 1998. Anuradha Jain is Mr. Jain's spouse.

(3) Includes 1,718,776 shares of Common Stock issuable upon exercise of warrants currently exercisable.

(4) Includes 77,948 shares of Common Stock issuable upon exercise of warrants currently exercisable. Also includes 533,161 shares of Common Stock beneficially owned by Kellett Partners, LLP (consisting of 299,302 shares of Common Stock and 233,859 shares of Common Stock upon exercise of warrants currently exercisable). Mr. Cunningham is President of Kellett Investment Corporation, an affiliate of Kellett Partners, LLP. Mr. Cunningham disclaims beneficial ownership of such shares beneficially held by Kellett Partners, LLP.

(5) Includes 473,265 shares subject to options and warrants exercisable within 60 days of September 30, 1998.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.0001 par value per share, and 15,000,000 shares of Preferred Stock, $0.0001 par value per share. The Company's Restated Certificate of Incorporation was amended on August 25, 1998 to, among other things, increase the number of authorized shares of Common Stock from 40,000,000 to 50,000,000. The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Company's Restated Certificate of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

  As of September 30, 1998, there were 15,115,887 shares of Common Stock outstanding held of record by approximately 95 stockholders. There will be 20,115,887 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options after September 30, 1998) after giving effect to the sale of Common Stock offered to the public hereby.

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable. See "Risk Factors--Control by Principal Stockholder and His Family" and "Dividend Policy."

PREFERRED STOCK

  There are no shares of Preferred Stock outstanding. Pursuant to the Company's Restated Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 15,000,000 shares of Preferred Stock in one or more series and to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the Common Stock. The Board of Directors, without stockholder approval, can issue Preferred Stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of Common Stock. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult. Additionally, the issuance of Preferred Stock may have the effect of decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no plans to issue any Preferred Stock. See "Risk Factors--Antitakeover Effect of Certain Charter Provisions and Applicable Law; Right of First Negotiation."

WARRANTS

  As of September 30, 1998, there were outstanding warrants to purchase 3,531,719 shares of Common Stock. Five investors hold warrants to purchase an aggregate of 2,028,523 and 35,313 shares of Common Stock, which expire on May 21, 2008 and August 6, 2008, respectively, at a weighted average exercise price of $5.87 per share. One investor holds a warrant to purchase 477,967 shares at an exercise price of $0.02 per share. This warrant expires on October 30, 2002. On August 24, 1998, in connection with the agreement relating to the Company's white pages directory services, the Company issued to AOL warrants to purchase up to 989,916 shares of Common Stock, which warrants vest in 16 equal quarterly installments over four years, based on the delivery by AOL of a minimum number of searches on the Company's white pages directory service, and have an exercise price of $12.00 per share.

ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF RESTATED CERTIFICATE OF INCORPORATION AND WASHINGTON AND DELAWARE LAW; RIGHT OF FIRST NEGOTIATION

  As noted above, the Company's Board of Directors, without stockholder approval, has the authority under the Company's Restated Certificate of Incorporation to issue Preferred Stock with rights superior to the rights of the holders of Common Stock. As a result, Preferred Stock could be issued quickly and easily, could adversely affect the rights of holders of Common Stock and could be issued with terms calculated to delay or prevent a change of control of the Company or make removal of management more difficult.

  Election and Removal of Directors. Effective with the first annual meeting of stockholders following this offering, the Company's Restated Bylaws provide for the division of the Company's Board of Directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by the Company's stockholders. See "Management--Board of Directors." Directors may be removed only for cause. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as it generally makes it more difficult for stockholders to replace a majority of directors.

  Approval for Certain Business Combinations. The Company's Restated Certificate of Incorporation requires that certain business combinations (including a merger, share exchange and the sale, lease, exchange, mortgage, pledge, transfer or other disposition or encumbrance of a substantial part of the Company's assets other than in the usual and regular course of business) be approved by the holders of not less than two-thirds of the outstanding shares, unless such business combination has been approved by a majority of the Board of Directors, in which case the affirmative vote required shall be a majority of the outstanding shares.

  Stockholder Meetings. Under the Company's Restated Certificate of Incorporation and Restated Bylaws, the stockholders may call a special meeting only upon the request of holders of at least 30% of the outstanding shares. Additionally, the Board of Directors, the Chairman of the Board and the President may call special meetings of stockholders.

  Requirements for Advance Notification of Stockholder Nominations and Proposals. The Company's Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board of Directors or a committee thereof.

  The laws of the Washington, where the Company's principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Chapter 23B.19 of the Washington Business Corporation Act (the "WBCA") prohibits a "Target Corporation," with certain exceptions, from engaging in certain "Significant Business Transactions" with a person or group of persons which beneficially owns 10% or more of the voting securities of the Target Corporation (an "Acquiring Person") for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the Target Corporation's board of directors prior to the time of acquisition. Such prohibited transactions include, among other things, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, termination of 5% or more of the employees of the Target Corporation as a result of the Acquiring Person's acquisition of 10% or more of the shares or allowing the Acquiring Person to receive any disproportionate benefit as a stockholder. After the five-year period, a Significant Business Transaction may take place as long as it complies with certain fair price provisions of the statute or is approved at an annual or special meeting of stockholders. A Target Corporation includes a foreign corporation if (i) the corporation has a class of voting stock registered pursuant to Section 12 or 15 of the Securities Exchange Act of 1934, as amended, (ii) the corporation's principal executive office is located in Washington, (iii) any of (a) more than 10% of the corporation's stockholders of record are Washington residents, (b) more than 10% of its shares of record are owned by Washington residents or (c) 1,000 or more of its stockholders of record are Washington residents, (iv) a majority of the corporation's employees are Washington residents or more than 1,000 Washington residents are employees of the corporation and (v) a majority of the corporation's tangible assets are located in Washington or the corporation has more than $50 million of tangible assets located in Washington. A corporation may not "opt out" of this statute. If the Company meets the definition of a Target Corporation, Chapter 23B.19 of the WBCA may have the effect of delaying, deferring or preventing a change of control of the Company.

  The Company is subject to Section 203 of the DGCL ("Section 203"), which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approves either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, excluding shares held by directors, officers and certain employee stock plans, or (iii) on or after the consummation date the business combination is approved by the board of directors and by the affirmative vote at an annual or special meeting of stockholders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. For purposes of Section 203, a "business combination" includes, among other things, a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is generally a person who, together with affiliates and associates of such person, (i) owns 15% or more of the corporation's voting stock or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the prior three years.

  Pursuant to certain agreements with AOL, if the Company receives an unsolicited proposal, or the Company determines to solicit proposals or otherwise enter into discussions that would result in a sale of a controlling interest in the Company or other merger, asset sale or other disposition that effectively results in a change of control of the Company (a "Disposition"), then the Company is required to give written notice to AOL, and AOL has seven days to provide notice to the Company of its desire to negotiate in good faith with the Company regarding a Disposition involving AOL. In the event that AOL timely delivers such a notice, then the Company will negotiate exclusively and in good faith with AOL regarding a Disposition for a period of 30 days from the date of delivery of the Company's initial notice to AOL, after which the Company will be free to negotiate a Disposition with other third parties if the Company and AOL cannot in good faith come to terms. If such a Disposition is not consummated within five months from the date of delivery of the Company's initial notice to AOL, the process described above will again apply. AOL's right of first negotiation could have the effect of delaying, deterring or preventing a change of control of the Company.

  These charter provisions, provisions of Washington and Delaware law and AOL's right of first negotiation may have the effect of delaying, deterring or preventing a change of control of the Company.

REGISTRATION RIGHTS

  Pursuant to certain Investor Rights Agreements with the Company, dated as of May 21, 1998, three investors holding an aggregate of 1,144,589 shares of Common Stock and warrants to purchase 2,030,583 shares of Common Stock (the "Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, the Holders are entitled to notice of such registration and to include shares of Common Stock in such registration at the

Company's expense. Additionally, the Holders are entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of Common Stock, and the Company is required to use its commercially reasonable efforts to effect such registration. Further, the Holders may require the Company to file up to three additional registration statements on Form S-3 (and no more than two in any calendar year), with the Company bearing the expense for up to one such registration in any calendar year. All of these registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

  Pursuant to certain Stockholder Rights Agreements with the Company, dated as of August 6, 1998, six investors holding an aggregate of 492,500 shares of Common Stock are entitled to notice of registration if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, and are entitled to include shares of Common Stock in such registration at the Company's expense. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

  In connection with the acquisition of all the outstanding membership units of YPI, the former members of YPI holding an aggregate of 85,000 shares of Common Stock may require the Company to file additional registration statements on Form S-3 at the expense of those stockholders requesting such registration.

  AOL, which holds a warrant to purchase 989,916 shares of Common Stock, is entitled to notice of registration if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders, and is entitled to include shares of Common Stock issuable upon the exercise of such warrant in such registration at the Company's expense. Further, AOL may require the Company to file up to four additional registration statements on Form S-3, with the Company bearing the expense for such registrations. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares included in such registration.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, Seattle, Washington.

NASDAQ NATIONAL MARKET LISTING

  The Common Stock has been approved for listing on the Nasdaq National Market under the symbol "INSP," subject to official notice of issuance.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for the Common Stock of the Company and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after this offering. Sales of substantial amounts of Common Stock in the public market after this offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.

  After this offering, the Company will have outstanding an aggregate of 20,115,887 shares of Common Stock. Of these shares, the 5,000,000 shares offered hereby will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 15,115,887 shares of Common Stock outstanding upon completion of this offering will be "restricted securities," as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below.

  Pursuant to certain "lock-up" agreements, all the executive officers, directors and certain stockholders and employees of the Company, who collectively hold an aggregate of approximately 14,992,902 Restricted Shares of the Company, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus. Hambrecht & Quist LLC may, in its sole discretion and at any time without prior notice, release all or any portion of the Common Stock subject to these lock-up agreements. Hambrecht & Quist LLC currently has no plans to release any portion of the securities subject to these lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Hambrecht & Quist LLC will consider, among other factors, market conditions at the time, the number of shares proposed to be released or for which the release is being requested and a stockholder's reasons for requesting the release. The Company has also entered into an agreement with Hambrecht & Quist LLC that the Company will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus.

  Taking into account the lock-up agreements, the number of shares that will be available for sale in the public market under the provisions of Rules 144, 144(k) and 701, including certain shares issuable upon exercise of options, will be as follows: (i) no shares will be eligible for sale prior to 180 days after the date of this Prospectus, (ii) 11,282,004 shares will be eligible for sale 180 days after the date of this Prospectus upon the expiration of lock-up agreements with the Underwriters and (iii) an additional 3,833,883 shares will become eligible for sale thereafter at various times upon the expiration of their respective one-year holding periods.

  Following the expiration of such lock-up periods, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144 as in effect at the closing of this offering, beginning 90 days after the date of this Prospectus, a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least one year (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 201,159 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  The Company intends to file after the effective date of this offering a Registration Statement on Form S-8 to register approximately 3,490,625 shares of Common Stock issuable upon the exercise of outstanding stock options or reserved for issuance under the 1996 Plan and the ESPP. Such Registration Statement will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of a Registration Statement on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company.

  Following this offering, the holders of an aggregate of 1,722,089 shares of outstanding Common Stock and up to 3,020,499 shares of Common Stock issuable upon exercise of warrants will, under certain circumstances, have rights to require the Company to register their shares for future sale. See "Description of Capital Stock--Registration Rights."

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, NationsBanc Montgomery Securities LLC and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, have severally agreed to purchase from the Company the following respective number of shares of Common Stock:

                                                                       NUMBER OF
     NAME                                                               SHARES
     ----                                                              ---------
     Hambrecht & Quist LLC............................................
     NationsBanc Montgomery Securities LLC............................
     Dain Rauscher Wessels............................................
                                                                       ---------
     Total............................................................ 5,000,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company, its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

  The Underwriters propose to offer the shares of Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in
excess of $     per share. The Underwriters may allow and such dealers may
reallow a concession not in excess of $     per share to certain other
dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the Representatives of the Underwriters. The Representatives have advised the Company that the Underwriters do not intend to confirm discretionary sales in excess of five percent of the shares of Common Stock offered hereby.

  The Company has granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby.

  The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.

  Certain stockholders of the Company, including the executive officers and directors, who will own (or have the right to purchase) in the aggregate 16,871,436 shares of Common Stock (including shares issuable upon exercise of options to purchase Common Stock) after the offering, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell, or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock owned by them during the 180-day period following the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its stock option plans, provided that, without the prior written consent of Hambrecht & Quist LLC, such additional options shall not be exercisable during such period.

  Prior to the offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and results of operations of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

  Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with this offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

  In August 1998, H & Q InfoSpace Investors, LP and Hambrecht & Quist California purchased 175,000 and 75,000 shares of Common Stock, respectively, at $8.00 per share as part of an equity financing on the same terms pursuant to which all other participants in the financing purchased their shares. Certain of the interests of H & Q InfoSpace Investors, LP and Hambrecht & Quist California are beneficially owned by persons affiliated with Hambrecht & Quist LLC.

  In August 1998, InfoSpace Investors General Partners purchased 23,750 shares of Common Stock at $8.00 per share as part of an equity financing on the same terms pursuant to which all other participants in the financing purchased their shares. All of such shares are beneficially owned by persons affiliated with NationsBanc Montgomery Securities LLC.

                                 LEGAL MATTERS

  Certain legal matters in connection with the issuance of the securities being offered hereby will be passed on for the Company by Perkins Coie LLP, Seattle, Washington. Certain legal matters in connection with this offering will be passed on for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

  The consolidated financial statements of InfoSpace.com, Inc. as of December 31, 1996, December 31, 1997 and June 30, 1998 and for the period from March 1, 1996 (date of inception) through December 31, 1996, the year ended December 31, 1997, and the six-month period ended June 30, 1998, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

  The financial statements of Outpost Network, Inc. as of December 31, 1996 and December 31, 1997, and for the years then ended, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing elsewhere herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1, of which this Prospectus is a part, under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. The Registration Statement, including exhibits filed therewith, may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

  Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by independent auditors and may furnish its stockholders with quarterly reports for the first three quarters of each fiscal year containing unaudited summary consolidated financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS:
Pro Forma Combined Consolidated Statements of Operations for the Six
 Months Ended June 30, 1998...............................................  F-2
Pro Forma Combined Consolidated Statements of Operations for the Year
 Ended December 31, 1997..................................................  F-3
Notes to Unaudited Pro Forma Combined Consolidated Financial Statements...  F-4

INFOSPACE.COM, INC.:
Independent Auditors' Report..............................................  F-6
Consolidated Balance Sheets...............................................  F-7
Consolidated Statements of Operations.....................................  F-8
Consolidated Statements of Changes in Stockholders' Equity................  F-9
Consolidated Statements of Cash Flows..................................... F-10
Notes to Consolidated Financial Statements................................ F-11

OUTPOST NETWORK, INC.:
Independent Auditors' Report.............................................. F-24
Balance Sheets............................................................ F-25
Statements of Operations.................................................. F-26
Statements of Changes in Shareholders' Equity (Deficiency)................ F-27
Statements of Cash Flows.................................................. F-28
Notes to Financial Statements............................................. F-29

                 INFOSPACE.COM, INC. AND OUTPOST NETWORK, INC.

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                           INFOSPACE.COM   OUTPOST NETWORK
                          JANUARY 1, 1998- JANUARY 1, 1998-  PRO FORMA          PRO FORMA
                           JUNE 30, 1998     JUNE 2, 1998   ADJUSTMENTS         COMBINED
                          ---------------- ---------------- -----------        -----------
Revenues................    $ 2,855,010      $    61,610     $(142,601)(1)     $ 2,774,019
Cost of revenues........        543,654          152,778        91,665 (2)         788,097
                            -----------      -----------     ---------         -----------
  Gross profit (loss)...      2,311,356          (91,168)     (234,266)          1,985,922
Operating expenses:
 Product development....        149,176           69,822         3,335 (3)         222,333
 Sales and marketing....        903,299          128,069      (107,601)(1)         923,767
 General and
  administrative........      1,141,270          733,383       290,450 (1),(4)   2,165,103
 Amortization of
  purchased advertising
  agreements............                                                               --
 Write-off of in-process
  research and
  development...........      4,700,000                                          4,700,000
                            -----------      -----------     ---------         -----------
    Total operating
     expenses...........      6,893,745          931,274       186,184           8,011,203
Loss from operations....     (4,582,389)      (1,022,442)     (420,450)         (6,025,281)
Other income (expense),
 net....................         43,206          (24,356)                           18,850
                            -----------      -----------     ---------         -----------
Net loss................    $(4,539,183)     $(1,046,798)    $(420,450)        $(6,006,431)
                            ===========      ===========     =========         ===========
Basic and diluted net
 loss per share.........    $     (0.39)                                       $     (0.47)
                            ===========                                        ===========
Shares used in computing
 basic and diluted net
 loss per share
 calculations...........     11,572,406                      1,267,946 (5)      12,840,352
                            ===========                      =========         ===========

   (1),(2),(3),(4),(5)refers to relevant notes in Note 4 to the Unaudited Pro Forma Combined Consolidated Financial Statements.

    See accompanying notes to the Unaudited Pro Forma Combined Consolidated
                             Financial Statements.

                 INFOSPACE.COM, INC. AND OUTPOST NETWORK, INC.

            PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                          OUTPOST      PRO FORMA        PRO FORMA
                          INFOSPACE.COM   NETWORK     ADJUSTMENTS        COMBINED
                          ------------- ------------  ------------     ------------
Revenues................   $1,685,096   $    293,963  $    (63,069)(1) $  1,915,990
Cost of revenues........      347,183        412,964       219,996 (2)      980,143
                           ----------   ------------  ------------     ------------
    Gross profit (loss).    1,337,913       (119,001)     (283,065)         935,847
Operating expenses:
  Product development...      212,677        356,218         8,004 (3)      576,899
  Sales and marketing...      830,054        201,244       (63,069)(1)      968,229
  General and
   administrative.......      631,400        921,391       781,080 (4)    2,333,871
  Amortiation of
   purchased advertising
   agreements...........      382,188                                       382,188
                           ----------   ------------  ------------     ------------
    Total operating
     expenses...........    2,056,319      1,478,853       726,015        4,261,187
Loss from operations....     (718,406)    (1,597,854)   (1,009,080)      (3,325,340)
Other income (expense),
 net....................       21,296        (27,148)                        (5,852)
                           ----------   ------------  ------------     ------------
Net loss................   $ (697,110)  $ (1,625,002) $ (1,009,080)    $ (3,331,192)
                           ==========   ============  ============     ============
Basic and diluted net
 loss per share.........   $    (0.06)                                 $      (0.27)
                           ==========                                  ============
Shares used in computing
 basic and diluted net
 loss per share
 calculations ..........   10,998,157                    1,499,988 (5)   12,498,145
                           ==========                 ============     ============

   (1),(2),(3),(4),(5)refers to relevant notes in Note 4 to the Unaudited Pro
               Forma Combined Consolidated Financial Statements.


    See accompanying notes to the Unaudited Pro Forma Combined Consolidated
                             Financial Statements.

                 INFOSPACE.COM, INC. AND OUTPOST NETWORK, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONSOLIDATED FINANCIAL STATEMENTS

1. THE PERIODS COMBINED

  The InfoSpace.com, Inc. consolidated statements of operations for the six months ended June 30, 1998 and the year ended December 31, 1997 have been combined with the Outpost Networks, Inc. statements of operations for the period from January 1, 1998 to June 2, 1998, and the year ended December 31, 1997, respectively, as if the Merger had occurred as of the beginning of each period presented under the purchase method of accounting. The results of Outpost Networks, Inc. for the period June 3, 1998 to June 30, 1998 have already been consolidated into the InfoSpace.com, Inc. consolidated statement of operations for the six months ended June 30, 1998 as the Merger was effected on June 2, 1998.

2. PRO FORMA BASIS OF PRESENTATION

  These Unaudited Pro Forma Combined Consolidated Financial Statements are based on estimates and assumptions. The pro forma adjustments made in connection with the development of the pro forma information are preliminary and have been made solely for purposes of developing such pro forma information as necessary to comply with the disclosure requirements of the Securities Exchange Commission. The Unaudited Pro Forma Combined Consolidated Financial Statements do not purport to be indicative of the combined financial position or results of operations of future periods or indicative of the results of operations of future periods or indicative of the results that actually would have been realized had the entities been a single entity during these periods.

  The Unaudited Pro Forma Combined Consolidated Financial Statements as of December 31, 1997 reflect the issuance of 1,499,988 shares of InfoSpace.com, Inc. Common Stock in exchange for 34,972,768 shares of Outpost Networks, Inc. Common Stock outstanding as of June 2, 1998. These shares are already included as outstanding for the period June 3, 1998 to June 30, 1998 in the historical Consolidated Financial Statements of InfoSpace.com, Inc., as of June 30, 1998 as the Merger was effected on June 2, 1998. The pro forma adjustments reflect the additional shares that would be used in computing basic and diluted earnings per share as if the Merger had occurred at the beginning of the period.

3. PRO FORMA EARNINGS PER SHARE

  The Pro Forma Combined Consolidated Financial Statements for InfoSpace.com, Inc. have been prepared as if the Merger was completed at the beginning of the periods presented. The pro forma basic net loss per share is based on the combined weighted average number of shares of InfoSpace.com, Inc. Common Stock outstanding during the period and the number of InfoSpace.com, Inc. Common Stock to be issued in exchange as discussed in Note 2.

  The Pro Forma diluted loss per share is computed using the weighted average number of InfoSpace.com, Inc. Common Stock and dilutive common equivalent shares outstanding during the period and the number of shares of InfoSpace.com, Inc. Common Stock to be issued in exchange. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants using the treasury stock method. Common equivalent shares are excluded from the computation if their effect is antidilutive. The combined Company had a pro forma net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented were included in the computation of pro forma dilutive earnings per share as they were antidilutive.

4. PRO FORMA STATEMENTS OF OPERATIONS ADJUSTMENTS

  The objective of the pro forma information is to show what the significant effects on the historical financial information might have been had the Companies been merged for the periods presented.

                 INFOSPACE.COM, INC. AND OUTPOST NETWORK, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Accordingly, all intercompany transactions between the two entities have been included as eliminations in the pro forma adjustments column.

  Additionally, under the purchase method of accounting, the purchase price is allocated to the net assets acquired based upon their estimated fair value. The following represents the purchase price allocation for Outpost Networks,
Inc.:

       Book value of net liabilities acquired...................... $ (191,000)
       Core technology.............................................  1,100,000
       In-process research and development.........................  4,700,000
       Assembled workforce.........................................     40,000
                                                                    ----------
       Fair value of net assets acquired...........................  5,649,000
                                                                    ==========
       Cash paid...................................................     35,000
       Fair value of shares issued.................................  6,000,000
       Acquisition costs...........................................  1,957,000
                                                                    ----------
       Purchase price..............................................  7,992,000
                                                                    ==========
       Excess of purchase price over net assets acquired........... $2,343,000
                                                                    ==========

  Goodwill represents the excess of the purchase price over the fair value of the assets acquired. The goodwill will be capitalized and amortized over a period of three years.

  The core technology and assembled workforce will be capitalized and amortized over a period of five years. The Unaudited Pro Forma Combined Consolidated Statements of Operations reflect adjustments for such amortization. Amortization of the core technology is recorded as cost of revenues, the workforce is recorded as product development, and goodwill is recorded as general and administrative expense.

  Detail of the specific pro forma adjustments are as follows:

    (1) Pro Forma Adjustment represents the elimination of intercompany revenue and expense for the respective period. For the period from January 1, 1998 to June 2, 1998 intercompany revenue and expense was $142,601. For the year ended December 31, 1997, intercompany revenue and expense was $63,069.

    (2) Pro Forma Adjustment represents the amortization of core technology. For the period from January 1, 1998 to June 2, 1998, the expense would have been $91,665. For the year ended December 31, 1997, the expense would have been $219,996.

    (3) Pro Forma Adjustment represents the amortization of assembled technology. For the period from January 1, 1998 to June 2, 1998, the expense would have been $3,335. For the year ended December 31, 1997, the expense would have been $8,004.

    (4) Pro Forma Adjustment represents the amortization of goodwill. For the period from January 1, 1998 to June 2, 1998, the expense would have been $325,450. For the year ended December 31, 1997, the expense would have been $781,080.

    (5) Pro Forma Adjustment represents the issuance of 1,499,988 shares of InfoSpace.com, Inc. Common Stock in exchange for 34,972,768 shares of Outpost Networks, Inc. Common Stock outstanding as of June 2, 1998. The pro forma adjustments reflect the additional shares that would be used in computing basic and diluted earnings per share as if the Merger had occurred at the beginning of each period. A portion of these shares are already included as outstanding for the period June 3, 1998 to June 30, 1998 in the historical Consolidated Financial Statements of InfoSpace.com, Inc., as of June 30, 1998 as the Merger was effected on June 2, 1998.

                         INDEPENDENT AUDITORS' REPORT

InfoSpace.com, Inc.
Redmond, Washington

  We have audited the accompanying consolidated balance sheets of InfoSpace.com, Inc. (the Company) as of December 31, 1996 and 1997, and June 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of InfoSpace.com, Inc. as of December 31, 1996 and 1997, and June 30, 1998, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Seattle, Washington
August 25, 1998

                              INFOSPACE.COM, INC.

                          CONSOLIDATED BALANCE SHEETS

                 DECEMBER 31, 1996 AND 1997, AND JUNE 30, 1998

                                         DECEMBER 31, DECEMBER 31,   JUNE 30,
                                             1996         1997         1998
                                         ------------ ------------  -----------
                                    ASSETS
Current assets:
  Cash and cash equivalents.............  $  690,174  $   324,415   $ 5,774,724
  Accounts receivable, net of allowance
   for doubtful accounts of $-0-,
   $47,000 and $235,000, respectively...     126,574      467,187       897,166
  Inventory.............................                                  4,845
  Prepaid expenses and other assets.....      59,334      121,573        91,502
                                          ----------  -----------   -----------
    Total current assets................     876,082      913,175     6,768,237
Property and equipment, net.............     195,862      216,439       280,687
Intangible assets:
  Goodwill..............................                              2,343,223
  Purchased technology..................                              1,100,000
  Other.................................                                100,000
  Less: Accumulated amortization........                                (86,729)
                                                                    -----------
    Intangible assets, net..............                              3,456,494
                                          ----------  -----------   -----------
Total...................................  $1,071,944  $ 1,129,614   $10,505,418
                                          ==========  ===========   ===========
                     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable......................  $   39,553  $    85,814   $   126,414
  Accrued expenses......................       4,663      204,311       635,955
  Deferred revenues.....................       7,239       50,000       202,887
  Notes payable.........................                   30,000
                                          ----------  -----------   -----------
    Total current liabilities...........      51,455      370,125       965,256
Commitments and contingencies (Note 5)
Stockholders' equity:
  Preferred stock, par value $.0001--
   Authorized, 15,000,000 shares; no
   shares issued or outstanding.........
  Common stock, par value $.0001--
   Authorized, 30,000,000, 30,000,000
   and 40,000,000 shares, respectively;
   issued and outstanding, 10,945,253,
   11,030,253 and 13,852,741 shares,
   respectively.........................       1,095        1,103         1,385
  Additional paid-in capital............   1,471,355    1,998,255    15,827,800
  Accumulated deficit...................    (380,524)  (1,077,634)   (5,616,817)
  Unearned compensation.................     (71,437)    (162,235)     (672,206)
                                          ----------  -----------   -----------
    Total stockholders' equity..........   1,020,489      759,489     9,540,162
                                          ----------  -----------   -----------
Total...................................  $1,071,944  $ 1,129,614   $10,505,418
                                          ==========  ===========   ===========

                See notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

          PERIOD FROM MARCH 1, 1996 (INCEPTION) TO DECEMBER 31, 1996,
      YEAR ENDED DECEMBER 31, 1997, AND THE SIX MONTHS ENDED JUNE 30, 1998

                                         PERIOD FROM               SIX MONTHS
                                          MARCH 1 TO   YEAR ENDED     ENDED
                                         DECEMBER 31, DECEMBER 31,  JUNE 30,
                                             1996         1997        1998
                                         ------------ ------------ -----------
Revenues................................  $ 199,372    $1,685,096  $ 2,855,010
Cost of revenues........................     96,641       347,183      543,654
                                          ---------    ----------  -----------
  Gross profit..........................    102,731     1,337,913    2,311,356
Operating expenses:
 Product development....................    109,671       212,677      149,176
 Sales and marketing....................    230,774       830,054      903,299
 General and administrative.............    163,896       631,400    1,141,270
 Amortization of purchased advertising
  agreements............................                  382,188
 Write-off of in-process research and
  development...........................                             4,700,000
                                          ---------    ----------  -----------
    Total operating expenses............    504,341     2,056,319    6,893,745
                                          ---------    ----------  -----------
Loss from operations....................   (401,610)     (718,406)  (4,582,389)
Other income, net.......................     21,086        21,296       43,206
                                          ---------    ----------  -----------
Net loss................................  $(380,524)   $ (697,110) $(4,539,183)
                                          =========    ==========  ===========
Basic and diluted net loss per share....  $   (0.04)   $    (0.06) $     (0.39)
                                          =========    ==========  ===========
Shares used in computing basic and
 diluted net loss per share
 calculations...........................  9,280,163    10,998,157   11,572,406
                                          =========    ==========  ===========



                See notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

          PERIOD FROM MARCH 1, 1996 (INCEPTION) TO DECEMBER 31, 1996, YEAR ENDED DECEMBER 31, 1997, AND THE SIX MONTHS ENDED JUNE 30, 1998

                           COMMON STOCK
                         -----------------   PAID-IN   ACCUMULATED    UNEARNED
                           SHARES   AMOUNT   CAPITAL     DEFICIT    COMPENSATION    TOTAL
                         ---------- ------ ----------- -----------  ------------ -----------
Balance, March 1, 1996
 (inception)............        --  $  --  $       --  $       --    $     --    $       --
 Common stock issued.... 10,945,253  1,095   1,370,105                             1,371,200
 Unearned compensation--
  Stock options.........                       101,250                (101,250)
 Compensation expense--
  Stock options.........                                                29,813        29,813
 Net loss...............                                  (380,524)                 (380,524)
                         ---------- ------ ----------- -----------   ---------   -----------
Balance, December 31,
 1996................... 10,945,253  1,095   1,471,355    (380,524)    (71,437)    1,020,489
 Common stock issued for
  acquisition...........     85,000      8     292,180                               292,188
 Unearned compensation--
  Stock options.........                       234,720                (234,720)
 Compensation expense--
  Stock options.........                                               143,922       143,922
 Net loss...............                                  (697,110)                 (697,110)
                         ---------- ------ ----------- -----------   ---------   -----------
Balance, December 31,
 1997................... 11,030,253  1,103   1,998,255  (1,077,634)   (162,235)      759,489
 Common stock and
  warrants issued for
  acquisition...........  1,499,988    150   7,902,159                             7,902,309
 Common stock issued....  1,322,500    132   5,278,455                             5,278,587
 Warrants issued........                        40,161                                40,161
 Unearned compensation--
  Stock options.........                       608,770                (608,770)
 Compensation expense--
  Stock options.........                                                98,799        98,799
 Net loss...............                                (4,539,183)               (4,539,183)
                         ---------- ------ ----------- -----------   ---------   -----------
Balance, June 30, 1998.. 13,852,741 $1,385 $15,827,800 $(5,616,817)  $(672,206)  $ 9,540,162
                         ========== ====== =========== ===========   =========   ===========

                See notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

          PERIOD FROM MARCH 1, 1996 (INCEPTION) TO DECEMBER 31, 1996,
      YEAR ENDED DECEMBER 31, 1997, AND THE SIX MONTHS ENDED JUNE 30, 1998

                                          PERIOD FROM               SIX MONTHS
                                           MARCH 1 TO   YEAR ENDED     ENDED
                                          DECEMBER 31, DECEMBER 31,  JUNE 30,
                                              1996         1997        1998
                                          ------------ ------------ -----------
Operating Activities:
 Net loss...............................   $(380,524)   $(697,110)  $(4,539,183)
 Adjustments to reconcile net loss to
  net cash provided (used) by operating
  activities:
     Depreciation and amortization......      23,513       96,502       151,527
     Write-off of in-process research
      and development...................                              4,700,000
     Amortization of purchased
      advertising agreements............                  382,188
     Compensation expense--stock
      options...........................      29,813      143,922        98,799
     Noncash services exchanged.........                  (60,000)       25,872
     Bad debt expense...................                   47,000       255,812
     Loss (gain) on disposal of fixed
      assets............................                    3,743        (3,771)
     Cash provided (used) by changes in
      operating assets and liabilities;
      net of assets acquired:
      Accounts receivable...............    (126,574)    (387,613)     (685,791)
      Inventory.........................                                    155
      Prepaid expenses..................     (59,334)                    30,071
      Goodwill and other intangible
       assets...........................                  (33,152)      (60,000)
      Accounts payable..................      39,553       46,261        40,601
      Accrued expenses..................       4,663      199,648       445,771
      Deferred revenues.................       7,239       42,761       152,887
                                           ---------    ---------   -----------
       Net cash provided (used) by
        operating activities............    (461,651)    (215,850)      612,750
Investing Activities:
 Business acquisitions, net of cash
  acquired..............................                               (311,951)
 Purchase of property and equipment.....    (219,375)    (120,822)      (74,235)
 Proceeds from sale of fixed assets.....                                  4,997
 Other..................................                  (29,087)
                                           ---------    ---------   -----------
       Net cash used by investing
        activities......................    (219,375)    (149,909)     (381,189)
Financing Activities:
 Proceeds from issuance of common stock.   1,371,200                  5,178,587
 Proceeds from sale of warrants.........                                 40,161
                                           ---------    ---------   -----------
       Net cash provided by financing
        activities......................   1,371,200                  5,218,748
                                           ---------    ---------   -----------
Net increase (decrease) in cash and cash
 equivalents............................     690,174     (365,759)    5,450,309
 Beginning of period....................                  690,174       324,415
                                           ---------    ---------   -----------
 End of period..........................   $ 690,174    $ 324,415   $ 5,774,724
                                           =========    =========   ===========
Supplemental Disclosure of Noncash
 Financing and Investing Activities:
 Acquisition of membership interest of
  Yellow Pages on the Internet, LLC
  (YPI) through issuance of common stock
  and assumption of $90,000 payable.....   $     --     $ 382,188   $       --
 Acquisition of common stock of Outpost
  Network, Inc. through issuance of
  common stock and warrants and
  assumption of liabilities of $191,000.                              7,932,000
 Stock issued for legal and consulting
  services..............................                                 50,000
 Stock issued for settlement of legal
  claim.................................                                 50,000

                See notes to consolidated financial statements.

                              INFOSPACE.COM, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    PERIOD FROM MARCH 1, 1996 (INCEPTION) TO DECEMBER 31, 1996, YEAR ENDED
           DECEMBER 31, 1997, AND THE SIX MONTHS ENDED JUNE 30, 1998

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Description of business: InfoSpace.com, Inc. (the Company or InfoSpace), previously known as InfoSpace, Inc., a Delaware corporation, was founded in 1996. The Company is an aggregator and integrator of content services that it syndicates to a broad network of affiliates, including existing and emerging Internet portals, destination sites and suppliers of PCs and other Internet access devices, such as cellular phones, pagers, screen phones, television set-top boxes, online kiosks and personal digital assistants. The Company focuses on content with broad appeal, such as yellow pages and white pages, maps, classified advertisements, real-time stock quotes, information on local businesses and events, weather forecasts and horoscopes.

  The Company derives revenues from the sale of national advertising, promotions and local Internet yellow pages advertising.

  Principles of consolidation: The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated. The consolidated financial information contained herein includes the accounts of Outpost Network, Inc. (Outpost), as of June 30, 1998, and for the period from June 2, 1998, to June 30, 1998 (see Note 4).

  Cash and cash equivalents: The Company considers all highly liquid debt instruments with an original maturity of 90 days or less when purchased to be cash equivalents.

  Inventory: Inventory consists primarily of cards and stamps and is stated at the lower of cost or market, on a first-in, first-out basis.

  Property and equipment: Property and equipment are stated at cost. Depreciation is computed under the straight-line method over the following estimated useful lives:

      Computer equipment................................................ 3 years
      Office furniture and equipment.................................... 7 years

  Intangible assets: Goodwill, purchased technology and other intangibles are amortized on a straight-line basis over their estimated useful life. All goodwill currently recorded is amortized over three years. Purchased technology is amortized over five years, and other intangibles, primarily consisting of purchased domain name licenses, are amortized over an estimated useful life of three years.

  Other assets: Management periodically reevaluates long-lived assets, consisting primarily of purchased technology, goodwill, property and equipment, to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining life. No impairment has been recognized as of June 30, 1998.

  Revenue recognition: The Company's revenues are derived from short-term advertising agreements in which the Company receives a fixed fee or a fee based on a per impression or click through basis.

  Local advertising: Guaranteed minimum payments are recognized over the term of cooperative sales agreements between the Company and independent yellow pages publishers. Revenue earned above the guaranteed minimum payments are recognized over the term of local advertising agreements between yellow pages advertisers and independent yellow pages publishers.

  National advertising: Revenues from contracts based on the number of impressions displayed or click throughs provided are recognized as the services are rendered.

                              INFOSPACE.COM, INC.

  Promotions: Revenues from fixed fee or carriage fee agreements are recognized ratably over the related contract term. Commissions and transaction fees in excess of the guaranteed minimums are recognized in the period the transaction occurred and was reported by the content providers. For carriage fee contracts that are performance based with an established maximum, the Company recognizes revenues as the services are rendered, not to exceed the maximum amount over the fixed term.

  Also included in revenues are barter revenues from the exchange by the Company with another company of advertising space for reciprocal advertising space or applicable goods and services. Barter revenues are recorded as advertising revenues at the lower of the estimated fair value of goods and services received or impressions given, and are recognized when both the Company's advertisements and the reciprocal advertisements are run, or goods or services are received. In cases where there is not sufficient evidence of fair market value, no revenue is recognized.

  Deferred revenues are primarily comprised of billings in excess of recognized revenues relating to advertising agreements and payments received pursuant to advertising agreements in advance of revenue recognition. The Company records a liability at month-end for any shortfalls of minimum impressions or click throughs that were not attained during the period of the agreement.

  Cost of revenues: Cost of revenues consist primarily of direct personnel expenses, content license fees, equipment depreciation, communications expense and costs of aggregation and syndication of content and amounts paid pursuant to revenue sharing arrangements. Costs associated with revenue sharing arrangements are accrued monthly. Fees paid for content licenses are capitalized and amortized under the straight-line method over the license period.

  Product development: Product development costs are generally charged to operations as incurred. Costs in this classification include the development of new products and enhancements of existing products. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of a working model and the point at which the product is ready for general release have been insignificant.

  Advertising costs: Costs for print advertising are recorded as expense the first time an advertisement appears. Advertising costs related to electronic impressions are recorded as expense as impressions are provided. Advertising expense totaled $8,908 and $217,798 for the years ended December 31, 1996 and 1997, and $416,084 for the six months ended June 30, 1998, respectively.

  Unearned compensation: Unearned compensation represents the unamortized difference between the option exercise price and the fair market value of the Company's common stock for shares subject to grant at the grant date, for options issued under the Company's stock incentive plan (see Note 3). The amortization of deferred compensation is being charged to operations and is being amortized over the vesting period of the options.

  Concentration of credit risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade receivables. The Company places its cash equivalents with major financial institutions. The Company operates in one business segment and sells advertising to various companies across several industries. Accounts receivable are typically unsecured and are derived from revenues earned from customers primarily located in the United States operating in a wide variety of industries and geographic areas. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential credit losses. For the periods ended December 31, 1996 and 1997, no one customer accounted for more than 10% of revenues. For the six months ended June 30, 1998, one customer accounted for approximately 12% of revenues. At December 31, 1996, one customer accounted for

                              INFOSPACE.COM, INC.

approximately 20% of accounts receivable and three customers accounted for approximately 42% of accounts receivable. At December 31, 1997, one customer accounted for approximately 14% of accounts receivable. At June 30, 1998, two customers accounted for approximately 22% and 10% of accounts receivable.

  Income taxes: The Company has adopted SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating losses, and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities. A valuation allowance is established for deferred tax assets that are unlikely to be realized.

  Reclassifications: Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 presentation.

  Reverse stock split: A one-for-two reverse stock split of the Company's common stock was effected on August 25, 1998. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one-for-two reverse stock split.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from estimates.

  Recent accounting pronouncements: In June 1997 the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes the standards for reporting comprehensive income and its components in financial statements. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. The disclosure prescribed by SFAS No. 130 must be made for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required upon adoption. The Company had no comprehensive income items to report for the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998.

  In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for the way that companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers as well as the reporting of selected information about operating segments in interim financial reports to stockholders. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company will adopt the reporting requirements of SFAS No. 131 in its financial statements for the year ending December 31, 1998.

                              INFOSPACE.COM, INC.

NOTE 2: BALANCE SHEET COMPONENTS

                                            DECEMBER 31, DECEMBER 31, JUNE 30,
                                                1996         1997       1998
                                            ------------ ------------ ---------
   Property and equipment:
     Computer equipment....................   $207,817    $ 308,741   $ 423,695
     Office equipment......................      3,044        7,105      17,494
     Office furniture......................      8,514       19,534      23,013
                                              --------    ---------   ---------
                                               219,375      335,380     464,202
     Accumulated depreciation..............    (23,513)    (118,941)   (183,515)
                                              --------    ---------   ---------
                                              $195,862    $ 216,439   $ 280,687
                                              ========    =========   =========
   Accrued expenses:
     Salaries and related expenses.........   $  2,215    $  33,777   $ 117,964
     Accrued license fees..................                  16,736      72,609
     Accrued legal fees....................      1,400       12,717      65,000
     Accrued commissions...................                              42,398
     Accrued taxes.........................                   3,890      40,000
     Accrued settlement costs..............        695      137,000     240,000
     Other.................................        353          191      57,984
                                              --------    ---------   ---------
                                              $  4,663    $ 204,311   $ 635,955
                                              ========    =========   =========

NOTE 3: STOCKHOLDERS' EQUITY

  Authorized shares: At incorporation, the Company was authorized to issue 25,000,000 shares, consisting of 20,000,000 shares of common stock with a par value of $.0001 per share and 5,000,000 shares of preferred stock with a par value of $.0001 per share. The preferred stock may be issued in one or more series.

  On June 17, 1996, the Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 45,000,000 shares, consisting of 30,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with par value of $.0001 per share.

  On May 1, 1998, the Certificate of Incorporation was amended to increase the authorized number of shares of all classes of Company stock to 55,000,000 shares, consisting of 40,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share.

  On August 25, 1998, the Board of Directors approved and the Company effected a one-for-two reverse stock split of the Company's common stock. All references in the financial statements to shares, share prices, per share amounts and stock plans have been adjusted retroactively for the one-for-two reverse stock split.

  On August 25, 1998, the Company filed a Restated Certificate of Incorporation. The effect was to change the authorized number of all classes of Company Stock to 65,000,000 shares, consisting of 50,000,000 shares of common stock with a par value of $.0001 per share and 15,000,000 shares of preferred stock with a par value of $.0001 per share after giving effect to the one-for-two reverse stock split.

  Restated 1996 Flexible Stock Incentive Plan: On June 3, 1998, the Board of Directors approved the Restated 1996 Flexible Stock Incentive Plan (the Plan). The Plan provides employees (including officers and directors who are employees) of the Company an opportunity to purchase shares of stock pursuant to options which may qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the Code), and employees, officers, directors, independent contractors and consultants of the

                              INFOSPACE.COM, INC.

Company an opportunity to purchase shares of stock pursuant to options which are not described in Section 422 of the Code (nonqualified stock options). The Plan also provides for the sale or bonus of stock to eligible individuals in connection with the performance of service for the Company. Finally, the Plan authorizes the grant of stock appreciation rights, either separately or in tandem with stock options, which entitle holders to cash compensation measured by appreciation in the value of the stock. Not more than 2,500,000 shares of stock shall be available for the grant of options or the issuance of stock under the Plan. If an option is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to option but on which the option has not been exercised shall continue to be available under the Plan. The Plan is administered by the Board of Directors. Options granted under the Plan typically vest over four years, 25% one year from the date of grant and ratably thereafter on a monthly basis.

  On June 3, 1998, the Board of Directors approved the Option Exchange Program and the Option Replacement Program, allowing employees of the Company to exchange their nonqualified stock options for incentive stock options. Nonqualified stock options to purchase a total of 362,553 shares were exchanged for incentive stock options to purchase the equivalent number of shares with an exercise price equal to the fair market value at the date of exchange.

  Included in the table below as outstanding at June 30, 1998 are options to purchase 290,624 shares that were issued outside of the Plan, 269,374 of which were exercisable as of June 30, 1998.

  Activity and price information regarding the options are summarized as follows:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                              OPTIONS    PRICE
                                                             ---------  --------
   Outstanding, March 1, 1996 (inception)...................       --    $ --
     Granted................................................ 1,012,500    0.12
                                                             ---------
   Outstanding, December 31, 1996........................... 1,012,500    0.12
     Granted................................................   350,500    3.08
                                                             ---------
   Outstanding, December 31, 1997........................... 1,363,000    0.88
     Granted................................................   692,052    3.05
     Cancelled..............................................  (362,553)   1.57
     Forfeited..............................................    (5,375)   0.23
                                                             ---------
   Outstanding, June 30, 1998............................... 1,687,124    1.64
                                                             =========
   Options exercisable, June 30, 1998.......................   834,076    1.35
                                                             =========

  Information regarding stock option grants during the period from March 1 (inception) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, is summarized as follows:

                                 MARCH 1 TO                YEAR ENDED             SIX MONTHS ENDED
                              DECEMBER 31, 1996         DECEMBER 31, 1997           JUNE 30, 1998
                          ------------------------- ------------------------- -------------------------
                                  WEIGHTED WEIGHTED         WEIGHTED WEIGHTED         WEIGHTED WEIGHTED
                                  AVERAGE  AVERAGE          AVERAGE  AVERAGE          AVERAGE  AVERAGE
                                  EXERCISE   FAIR           EXERCISE   FAIR           EXERCISE   FAIR
                          SHARES   PRICE    VALUE   SHARES   PRICE    VALUE   SHARES   PRICE    VALUE
                          ------- -------- -------- ------- -------- -------- ------- -------- --------
Exercise price exceeds
 market price...........   50,000  $2.00    $0.02   250,000  $4.00    $ --        --   $ --     $ --
Exercise price equals
 market price...........  900,000   0.02                                      447,375   4.03     1.01
Exercise price is
 less than market price.   62,500   0.02     1.63   100,500   0.78     2.65   259,000   1.37     2.75

                              INFOSPACE.COM, INC.

  The Company has elected to follow the measurement provisions of Accounting Principles Board Opinion No. 25, under which no recognition of expense is required in accounting for stock options granted to employees for which the exercise price equals or exceeds the fair value of the stock at the grant date. Compensation expense of $29,813, $143,922, and $98,799 was recognized during the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, respectively, for options granted with exercise prices less than grant date fair value.

  To estimate compensation expense which would be recognized under SFAS No. 123, Accounting for Stock-based Compensation, the Company uses the modified Black-Scholes option-pricing model with the following weighted-average assumptions for options granted through June 30, 1998: risk-free interest rate ranging from 5.39% to 6%, expected dividend yield of -0-%; no volatility; and expected life of six years.

  Had compensation expense for the Plan been determined based on fair value at the grant dates for awards under the Plan consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net losses for the periods presented would have been adjusted to the following pro forma amounts:

                                                                   SIX MONTHS
                                          MARCH 1 TO   YEAR ENDED     ENDED
                                         DECEMBER 31, DECEMBER 31,  JUNE 30,
                                             1996         1997        1998
                                         ------------ ------------ -----------
     Net loss as reported...............  $(380,524)   $(697,110)  $(4,539,183)
     Net loss--Pro forma................   (380,859)    (698,600)   (4,567,851)
     Basic and diluted net loss per
      share--Pro forma..................      (0.04)       (0.06)        (0.40)

  Additional information regarding options outstanding as of June 30, 1998, is as follows:

                                 OPTIONS OUTSTANDING        OPTIONS EXERCISABLE
                           -------------------------------- --------------------
                                        WEIGHTED
                                         AVERAGE   WEIGHTED             WEIGHTED
                                        REMAINING  AVERAGE              AVERAGE
        RANGE OF             NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
     EXERCISE PRICES       OUTSTANDING LIFE (YRS.)  PRICE   EXERCISABLE  PRICE
     ---------------       ----------- ----------- -------- ----------- --------
     $0.02...............   1,003,124     7.83      $0.02     554,785    $0.02
      3.00...............       5,125     9.35       3.00         125     3.00
      4.00-6.00..........     678,875     6.11       4.02     279,166     4.00
                            ---------                         -------
                            1,687,124     7.14       1.64     834,076     1.35
                            =========                         =======

  At June 30, 1998, 1,103,500 shares were available for future grants under the Plan.

  In connection with the May 1998 private placement offering, the Company issued warrants to purchase 2,028,523 shares of common stock to five third-party participants for consulting services performed in identifying, structuring and negotiating future financings. These warrants expire on May 21, 2008. The exercise prices are as follows:

     SHARES                                                               PRICE
     ------                                                               ------
     1,081,879........................................................... $ 4.00
       473,322...........................................................   6.00
       473,322...........................................................  10.00

  Stock purchase rights plan: On June 26, 1998, the Board of Directors approved the InfoSpace, Inc. Stock Purchase Rights Plan. The plan is offered to employees of the Company and its subsidiaries. The purpose of

                              INFOSPACE.COM, INC.

the plan is to provide an opportunity for employees to invest in the Company and increase their incentive to remain with the Company. A maximum of 1,000,000 shares of common stock are available for issuance under the plan. During July 1998 the Company offered shares to employees under the plan, resulting in the sale of 223,251 shares at $7.50 per share.

NOTE 4: BUSINESS COMBINATIONS

  YPI: On May 16, 1997, the Company acquired all outstanding Membership Interest Units of YPI, a limited liability company. YPI operations began to be included in the Company's financial statements on the effective date of the acquisition, May 1, 1997. The YPI advertising agreements provided yellow pages directory publishers with an Internet distribution channel and had terms of one month to one year. All of the purchase price of YPI was allocated to the advertising agreements. YPI is a yellow pages sales consortium business. In conjunction with the acquisition, the Company acquired certain advertising agreements, all of which expired by December 31, 1997, and assumed a note payable for $90,000.

  In connection with the acquisition of YPI during May 1997, 1,000,000 shares of common stock were placed into an escrow account. The aggregate number of shares of the escrow stock to be delivered was derived from revenues generated by the business during the measurement period. Before December 31, 1997, the number of shares to be released from escrow was finalized and a total of 85,000 escrow shares were issued to the sellers on January 2, 1998. These shares were included in the calculation of earnings per share as of the effective date of acquisition, May 1, 1997. The remaining 915,000 common shares were returned to the Company for cancellation. The Company acquired YPI primarily to obtain rights to its advertising agreements and the services of its founder to further develop the Company's business. This transaction has been accounted for in the accompanying financial statements as a purchase of advertising rights based on the fair value of Company shares issued and liabilities assumed for $382,000. Initial advertising agreements have expired and renewals are insignificant; therefore the Company has expensed all related costs. YPI's shareholders have represented that YPI had no significant operations and that detailed YPI financial information is not available.

  The allocation of purchase price is summarized as follows:

                                                                       BOOK AND
                                                                         FAIR
                                                                        VALUE
                                                                       --------
     Book value of net liabilities acquired at cost................... $(90,000)
     Fair value adjustments:
       Fair value of advertising contracts acquired...................  396,000
                                                                       --------
                                                                       $306,000
                                                                       ========
     Purchase price:
       Fair value of shares issued for membership interest units...... $292,000
     Acquisition expenses.............................................   14,000
                                                                       --------
                                                                       $306,000
                                                                       ========

  Outpost Network, Inc.: On June 2, 1998, the Company acquired all of the common stock of Outpost, a privately held company, for a purchase consideration of 1,499,988 shares of the Company's common stock, cash of $35,000, assumed liabilities of $264,000, and acquisition expenses of $1,957,000. In conjunction with the acquisition, the Company was required to issue warrants valued at $1,902,000 to a former consultant, which are included in acquisition costs. The exercise price of the warrants was specified in the consulting agreement between the Company and the former consultant dated October 30, 1997. Pursuant to this agreement, the former consultant rendered advice to the Company regarding the structure and terms of the

                              INFOSPACE.COM, INC.

Outpost merger and the warrants were earned based on the completion of the merger. Therefore, the warrant value was determined on June 2, 1998, the effective date of the merger. The transaction was accounted for as a purchase for accounting purposes.

  The allocation of purchase price is summarized as follows:

                                                                     BOOK AND
                                                                    FAIR VALUE
                                                                    ----------
   Book value of net liabilities acquired at cost.................. $ (191,000)
   Fair value adjustments:
     Fair value of purchased technology, including in-process
      research and development.....................................  5,800,000
     Fair value of assembled workforce.............................     40,000
                                                                    ----------
   Fair value of net assets acquired...............................  5,649,000
   Purchase price:
     Cash paid.....................................................     35,000
     Fair value of shares issued...................................  6,000,000
     Acquisition costs (including the warrants issued with a fair value of $1,902,000).........................................  1,957,000
                                                                    ----------
   Excess of purchase price over net assets acquired, allocated to
    Goodwill (amortized over three years).......................... $2,343,000
                                                                    ==========

  The $5,800,000 value of purchased technology includes purchased in-process research and development for future InfoSpace products. Generally accepted accounting principles require purchased in-process research and development to be recorded and charged to expense in the period acquired. Accordingly, the results of operations for the six months ended June 30, 1998, include the write-off of $4,700,000 of purchased in-process research and development. The remaining $1,100,000 represents the purchase of core technology and existing products which are being amortized over an estimated useful life of five years.

  The following unaudited pro forma information shows the results of the Company for the year ended December 31, 1997, and the six months ended June 30, 1998, as if the acquisition of Outpost occurred on January 1, 1997. The pro forma information includes adjustments relating to the financing of the acquisition, the effect of amortizing goodwill and other intangible assets acquired, as well as the related tax effects, and assumes that Company shares issued in conjunction with the acquisition were outstanding as of January 1, 1997. The pro forma results of operations are unaudited, have been prepared for comparative purposes only, and do not purport to indicate the results of operations which would actually have occurred had the combination been in effect on the date indicated or which may occur in the future:

                                                                    SIX MONTHS
                                                       YEAR ENDED      ENDED
                                                      DECEMBER 31,   JUNE 30,
                                                          1997         1998
                                                      ------------  -----------
                                                      (UNAUDITED)   (UNAUDITED)
     Revenue......................................... $ 1,915,990   $ 2,774,019
     Net loss........................................  (3,331,192)   (6,006,431)
     Basic and diluted net loss per share............       (0.27)        (0.47)

                              INFOSPACE.COM, INC.

NOTE 5: COMMITMENTS AND CONTINGENCIES

  The Company has noncancellable operating leases for corporate facilities. The leases expire through 2003. Rent expense under operating leases totalled $36,000, $83,000, and $41,000, for the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, respectively.

  Future minimum rental payments required under noncancellable operating leases are as follows for the years ending December 31:

     July 1 to December 31, 1998.................................... $   92,587
     1999...........................................................    248,296
     2000...........................................................    212,040
     2001...........................................................    222,080
     2002...........................................................    236,136
     2003...........................................................    137,746
                                                                     ----------
                                                                     $1,148,885
                                                                     ==========

  Future payments required under noncancellable affiliate carriage fee agreements are as follows for the years ending December 31 (see Note 9-- Subsequent Events):

     July 1 to December 31, 1998................................... $ 1,558,333
     1999..........................................................   4,516,667
     2000..........................................................   2,825,000
     2001..........................................................   1,750,000
     2002..........................................................     750,000
                                                                    -----------
                                                                    $11,400,000
                                                                    ===========

  On April 15, 1998, a former employee of the Company filed a complaint in the Superior Court for Santa Clara County, California alleging, among other things, that he has the right in connection with his employment to purchase shares of common stock representing up to 5% of the equity of the Company as of an unspecified date. In addition, the former employee is also seeking compensatory damages, plus interest, punitive damages, emotional distress damages and injunctive relief preventing any capital reorganization or sale that would cause the plaintiff not to be a 5% owner of the equity of the Company. The Company removed the suit to the Federal District Court for the District of Northern California. The Company has answered the complaint and denied the claims. Nevertheless, while the Company believes its defenses to the former employee's claims are meritorious, litigation is inherently uncertain, and there can be no assurance that the Company will prevail in the suit. As of June 30, 1998, the Company has accrued a liability of $240,000 for estimated settlement and defense costs. To the extent the Company is required to issue shares of common stock or options to purchase common stock as a result of the suit, the Company would recognize an expense equal to the number of shares issued multiplied by the fair value of the common stock on the date of issuance, less the exercise price of any options required to be issued, to the extent that this amount exceeds the expense already accrued as of June 30, 1998. This could have a material adverse effect on the Company's results of operations, and any such issuance would be dilutive to existing stockholders. The exercise price of any shares which the Company may be required to issue as a result of the suit is unknown, but could be as low as $0.01 per share. No estimate of the possible range of loss can be made at this time.

                              INFOSPACE.COM, INC.

NOTE 6: INCOME TAXES

  No provision for federal income tax has been recorded as the Company has incurred net operating losses through June 30, 1998. The tax effects of temporary differences and net operating loss carryforwards that give rise to the Company's deferred tax assets and liabilities are as follows:

                                                 DECEMBER 31,
                                              --------------------   JUNE 30,
                                                1996       1997        1998
                                              ---------  ---------  -----------
   Deferred tax assets:
     Net operating loss carryforward......... $ 111,000  $ 228,000  $    99,000
     Intangible amortization.................    10,000     10,000    1,542,000
     Compensation expense--Stock options.....    10,000     59,000       88,000
     Allowance for bad debt..................               16,000       80,000
     Litigation accrual......................               47,000       84,000
     Other, net..............................     1,000      2,000        6,000
                                              ---------  ---------  -----------
       Gross deferred tax assets.............   132,000    362,000    1,899,000
   Deferred tax liabilities:
     Depreciation............................     4,000     20,000       17,000
     Other...................................     1,000
                                              ---------  ---------  -----------
       Gross deferred tax liabilities........     5,000     20,000       17,000
                                              ---------  ---------  -----------
       Net deferred tax assets...............   127,000    342,000    1,882,000
   Valuation allowance.......................  (127,000)  (342,000)  (1,882,000)
                                              ---------  ---------  -----------
   Deferred tax balance...................... $     --   $     --   $       --
                                              =========  =========  ===========

  At December 31, 1996 and 1997, and June 30, 1998, the Company fully reserved its deferred tax assets. The Company believes sufficient uncertainty exists regarding the realizability of the deferred tax assets such that a full valuation allowance is required. The net change in the valuation allowance during the period from March 1 to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, was an increase of $127,000, $215,000, and $1,540,000, respectively. At June 30, 1998, the Company has tax basis federal net operating loss carryforwards of $290,000, which expire beginning in 2012.

NOTE 7: NET LOSS PER SHARE

  The Company has adopted SFAS No. 128, Earnings per Share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation if their effect is antidilutive. The Company had a net loss for all periods presented herein; therefore, none of the options and warrants outstanding during each of the periods presented, as discussed in Note 3, were included in the computation of diluted earnings per share as they were antidilutive. Options and warrants to purchase a total of 1,012,500, 1,363,000, and 3,715,647 shares of common stock were excluded from the calculations of diluted earnings per share for the period from March 1 to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, respectively.

                              INFOSPACE.COM, INC.

NOTE 8: RELATED-PARTY TRANSACTIONS

  During the period from March 1, 1996 (inception) to December 31, 1996, the year ended December 31, 1997, and the six months ended June 30, 1998, the Company sold advertising to other entities in which the Company's president has equity interests resulting in revenues of $10,000, $200,000, and $145,000, respectively.

NOTE 9: SUBSEQUENT EVENTS

  Joint venture agreement: On July 16, 1998, the Company established InfoSpace Investments, Ltd., a wholly owned subsidiary incorporated in England and Wales. On July 16, 1998, the Company and InfoSpace Investments, Ltd. entered into a joint venture agreement (the Joint Venture Agreement) with another party forming a new company, TDL InfoSpace (Europe) Limited (TDL InfoSpace), with the purpose of carrying on the business of the aggregation and syndication of content on the Internet initially in the United Kingdom. Under the Joint Venture Agreement, the joint venture partner will provide its directory information to the newly formed company and sell Internet yellow pages advertising of the joint venture through its local sales forces. The Company will contribute its technology and hosting services to the newly formed company. InfoSpace Investments, Ltd. and the joint venture partner are required to provide working capital to the newly formed company as is reasonably required either in cash or borrowing facilities. On July 17, 1998, the Company transferred $496,000 to InfoSpace Investments, Ltd. InfoSpace Investments, Ltd. utilized these funds to acquire 475,000 shares of TDL InfoSpace, which represents a noncontrolling 50% interest. Under the terms of the Joint Venture Agreement, the Company has certain obligations as guarantor, principally to guarantee the performance by InfoSpace Investments, Ltd. of its obligations under the Joint Venture Agreement. The Company will account for its investment in the joint venture under the equity method.

  Trademark license and directory services agreements: On July 1, 1998, the Company entered into two trademark license agreements with an Internet portal company to license two of its trademarks for a one-time, nonrefundable license fee of $1,500,000 per agreement. The trademark license fees will be capitalized and amortized over the life of the agreement.

  The Company entered into two directory services agreements with Netscape Communications Corporation (Netscape) effective as of July 1, 1998. Under the agreements, which provide for a one-year term, with automatic renewal, the Company is the exclusive provider of co-branded yellow pages and white pages directory services on the Netscape home page (Netcenter). Netscape guarantees to the Company a certain minimum level of use of the Company's yellow pages and white pages directories. Pursuant to the terms of these agreements, the Company is obligated to make additional payments to Netscape based on the number of click throughs to the Company's services. This minimum payment is included in the noncancellable affiliate carriage fee payments disclosed in
Note 5.

  Private equity placement: During July and August 1998, the Company sold 1,020,000 shares of common stock at $8.00 per share to existing stockholders, officers of the Company and other private investors. Certain of these investors are entitled to piggy-back registration rights on registrations by the Company at any time after an initial public offering of the Company's common stock.

  Also in August 1998, the Company, in exchange for the termination of certain antidilution rights, issued to existing stockholders an aggregate of 19,895 shares of common stock and warrants to purchase 18,833 shares of common stock at $4.00 per share, 8,240 shares of common stock at $6.00 per share, and 8,240 shares of common stock at $10.00 per share.

  Additionally, in July 1998, the Company issued warrants to purchase 477,967 shares of common stock at an exercise price of $.02 to a former consultant in conjunction with the acquisition of Outpost (see Note 4). These warrants expire on October 30, 2002.

                              INFOSPACE.COM, INC.

  During August 1998, the Company settled a trademark infringement claim filed against the Company by a company bearing the same name. Under the terms of the settlement, the Company secured all right, title, and interest in and to the "InfoSpace" name and trademark both domestically and internationally for $290,000. In addition to the settlement, the Company also entered into a software license and maintenance agreement with the same company.

  White pages and classifieds agreements: On August 24, 1998, the Company entered into agreements with America Online, Inc. (AOL) to provide white pages directory and classifieds information services to AOL. These services have not yet been launched. The white pages directory services are to be provided to AOL for a three-year term beginning on the date of first commercial launch (anticipated to be November 1, 1998), which term may be extended for an additional year and subsequently renewed for up to three successive one-year terms at AOL's discretion. This agreement may be terminated by AOL upon the acquisition by AOL of a competing white pages directory services business or for any reason after 18 months, upon payment by AOL of a termination fee, or at any time in the event of a change of control of the Company. Under this agreement, the Company will pay AOL a quarterly carriage fee and share with AOL revenues generated by advertising on the Company's white pages directory services delivered to AOL. The quarterly cash fees are included in the noncancellable affiliate carriage fee payments disclosed in Note 5. A termination fee is due for nonperformance. The classifieds information services are to be provided to AOL for a two-year term, with up to three one-year extensions at AOL's discretion. AOL will pay to the Company a quarterly fee and share with the Company revenues generated by payments by individuals and commercial listing services for listings on the AOL classified service. Pursuant to the terms of these agreements, the Company has granted AOL the right to negotiate with the Company exclusively and in good faith for a period of 30 days with respect to proposals or discussions that would result in a sale of a controlling interest of the Company or other merger, asset sale or other disposition that effectively results in a change of control of the Company. In connection with the agreements, on August 24, 1998, the Company issued to AOL warrants to purchase up to 989,916 shares of Common Stock, which warrants vest in 16 equal quarterly installments over four years, based on the delivery by AOL of a minimum number of searches on the Company's white pages directory service. The warrants have an exercise price of $12.00 per share.

  The revenue and revenue sharing will be accounted for under the Company's existing revenue recognition policies described in Note 1. Carriage fees and guaranteed click throughs are recognized as expense over the applicable period. Termination fees will be recognized as revenue when earned. The warrants will be valued under the fair value method, as required under SFAS 123, and amortized ratably over the term of the agreement. This accounting treatment is based on the provisions of EITF 96-18 and SFAS 123.

 Restated 1996 Flexible Stock Incentive Plan

  Pursuant to an amendment to the 1996 Plan approved on August 24, 1998, an additional 500,000 shares of common stock were reserved for future issuance.

 1998 Employee Stock Purchase Plan

  The Company adopted the 1998 Employee Stock Purchase Plan (the ESPP) in August 1998. The ESPP will be implemented upon the effectiveness of an initial public offering. The ESPP is intended to qualify under Section 423 of the Code, and permits eligible employees of the Company and its subsidiaries to purchase common stock through payroll deductions of up to 15% of their compensation. Under the ESPP, no employee may purchase common stock worth more than $25,000 in any calendar year, valued as of the first day of each offering period. In addition, owners of 5% or more of the Company's or subsidiary's common stock may not participate in the ESPP. An aggregate of 450,000 shares of common stock are authorized for issuance under the ESPP.

  The ESPP will be implemented with six-month offering periods, the first such period to commence upon the effectiveness of an initial public offering. Thereafter, offering periods will begin on each January 1 and July 1. The price of common stock purchased under the ESPP will be the lesser of 85% of the fair market value on the first day of an offering period and 85% of the fair market value on the last day of an offering period, except that the purchase price for the first offering period will be equal to the lesser of 100% of the initial public offering price of the Common Stock offered hereby and 85% of the fair market value on December 31, 1998. The ESPP does not have a fixed expiration date, but may be terminated by the Company's Board of Directors at any time. No shares have been issued under the ESPP.

                         INDEPENDENT AUDITORS' REPORT

Outpost Network, Inc.
Redmond, Washington

We have audited the accompanying balance sheets of Outpost Network, Inc. (the Company) as of December 31, 1996 and 1997, and the related statements of operations, changes in shareholders' equity (deficiency), and cash flows for the years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Outpost Network, Inc. as of December 31, 1996 and 1997, and the results of its operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Seattle, Washington
July 27, 1998

                             OUTPOST NETWORK, INC.

                                 BALANCE SHEETS

               DECEMBER 31, 1996 AND 1997, AND JUNE 2, 1998

                                                                     JUNE 2,
                                            1996         1997         1998
                                         -----------  -----------  -----------
                                                                   (UNAUDITED)
                             ASSETS
Current assets:
  Cash and cash equivalents............. $   144,098  $    18,385  $    11,967
  Receivables from employees............       2,855        1,102          --
  Other receivables.....................                    1,351        2,499
  Inventory, net of reserve of $-0-,
   $28,437 and $58,826..................      31,771       16,000        5,000
  Prepaid expenses......................      14,576          668          --
                                         -----------  -----------  -----------
    Total current assets................     193,300       37,506       19,466
Property and equipment, net.............      90,485       77,730       56,037
Other assets............................       4,765        4,566          --
                                         -----------  -----------  -----------
Total................................... $   288,550  $   119,802  $    75,503
                                         ===========  ===========  ===========
             LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)
Current liabilities:
  Accounts payable...................... $    75,295  $   268,915  $       --
  Accrued expenses......................                  121,035       29,472
  Notes payable.........................                  544,000      263,918
                                         -----------  -----------  -----------
    Total current liabilities...........      75,295      933,950      293,390
Commitments and contingencies (Note 6)
Shareholders' equity (deficiency):
  Series A Convertible Preferred stock,
   $.01 par value--
   Authorized, 1,700,000, -0- and -0-
   shares; issued and outstanding,
   1,327,750, -0- and -0- shares;
   liquidation preference of $213,255,
   $-0- and $-0-........................      13,278
  Series B Convertible Preferred stock,
   $.01 par value--
   Authorized, 11,000,000 shares; no
   shares issued and outstanding........
  Common stock, $.01 par value--
   Authorized, 10,000,000, 20,000,000
   and 35,000,000 shares; issued and
   outstanding, 2,155,000, 3,482,750 and
   34,972,768 shares....................      21,550       34,828      349,728
  Paid-in capital.......................   1,899,331    2,496,930    3,825,088
  Accumulated deficit...................  (1,720,904)  (3,345,906)  (4,392,703)
                                         -----------  -----------  -----------
    Total shareholders' equity
     (deficiency).......................     213,255     (814,148)    (217,887)
                                         -----------  -----------  -----------
Total................................... $   288,550  $   119,802  $    75,503
                                         ===========  ===========  ===========

                       See notes to financial statements.

                             OUTPOST NETWORK, INC.

                            STATEMENTS OF OPERATIONS

 YEARS ENDED DECEMBER 31, 1996 AND 1997, AND THE PERIOD FROM JANUARY 1, 1998 TO
                               JUNE 2, 1998

                                                                    PERIOD FROM
                                                                     JAN. 1 TO
                                                                      JUNE 2,
                                             1996         1997         1998
                                          -----------  -----------  -----------
                                                                    (UNAUDITED)
Revenues................................. $    47,611  $   293,963  $    61,610
Cost of revenues.........................     220,092      412,964      152,778
                                          -----------  -----------  -----------
    Gross loss...........................    (172,481)    (119,001)     (91,168)
Operating expenses:
  Product development....................     273,467      356,218       69,822
  Sales and marketing....................     213,706      201,244      128,069
  General and administrative.............     430,705      921,391      733,383
                                          -----------  -----------  -----------
    Total operating expenses.............     917,878    1,478,853      931,274
                                          -----------  -----------  -----------
Loss from operations.....................  (1,090,359)  (1,597,854)  (1,022,442)
Other income (expense)...................      18,947      (27,148)    (24,355)
                                          -----------  -----------  -----------
Net loss................................. $(1,071,412) $(1,625,002) $(1,046,797)
                                          ===========  ===========  ===========




                       See notes to financial statements.

                             OUTPOST NETWORK, INC.

          STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIENCY)

 YEARS ENDED DECEMBER 31, 1996 AND 1997 AND THE PERIOD FROM JANUARY 1, 1998 TO
                               JUNE 2, 1998

                         PARTNERS'
                          CAPITAL     PREFERRED STOCK        COMMON STOCK
                         ---------  --------------------  -------------------  PAID-IN   ACCUMULATED
                          AMOUNT      SHARES     AMOUNT     SHARES    AMOUNT   CAPITAL     DEFICIT       TOTAL
                         ---------  ----------  --------  ---------- -------- ---------- -----------  -----------
Balance, January 1,
 1996................... $ 631,274          --  $     --          -- $     -- $       -- $  (649,492) $   (18,218)
 Issuance of common
  stock in exchange for
  member interests......  (631,274)                        2,155,000   21,550    609,724
 Issuance of Series A
  Preferred stock, net
  of issuance costs.....             1,327,750    13,278                       1,289,607                1,302,885
 Net loss...............                                                                  (1,071,412)  (1,071,412)
                         ---------  ----------  --------  ---------- -------- ---------- -----------  -----------
Balance, December 31,
 1996...................             1,327,750    13,278   2,155,000   21,550  1,899,331  (1,720,904)     213,255
 Conversion of Series A
  Preferred stock to
  common stock..........            (1,327,750)  (13,278)  1,327,750   13,278
 Compensation expense--
  Stock warrants........                                                         597,599                  597,599
 Net loss...............                                                                  (1,625,002)  (1,625,002)
                         ---------  ----------  --------  ---------- -------- ---------- -----------  -----------
Balance, December 31,
 1997...................                                   3,482,750   34,828  2,496,930  (3,345,906)    (814,148)
 Exercise of common
  stock warrants........                                   9,056,000   90,560                              90,560
 Conversion of debt for
  stock.................                                  13,196,480  131,965    575,735                  707,700
 Issuance of common
  stock.................                                   6,087,538   60,875    243,502                  304,377
 Noncash issuance of
  common stock..........                                   3,150,000   31,500    508,921                  540,421
 Net loss...............                                                                  (1,046,797)  (1,046,797)
                         ---------  ----------  --------  ---------- -------- ---------- -----------  -----------
Balance, June 2, 1998
 (unaudited)............ $      --  $       --  $     --  34,972,768 $349,728 $3,825,088 $(4,392,703) $  (217,887)
                         =========  ==========  ========  ========== ======== ========== ===========  ===========

                      See notes to financial statements.

                              OUTPOST NETWORK, INC

                            STATEMENTS OF CASH FLOWS

                     YEARS ENDED DECEMBER 31, 1996 AND 1997

            AND THE PERIOD FROM JANUARY 1, 1998 TO JUNE 2, 1998

                                                                    PERIOD FROM
                                                                     JAN. 1 TO
                                             1996         1997      JUNE 2, 1998
                                          -----------  -----------  ------------
                                                                    (UNAUDITED)
Operating Activities:
 Net loss...............................  $(1,071,412) $(1,625,002) $(1,046,797)
 Adjustments to reconcile net loss to
  net cash
  used by operating activities:
     Depreciation and amortization......       29,681       49,753       21,693
     Inventory obsolescence expense.....           --       28,437       30,389
     Compensation expense--Stock Warrant
      Grants............................           --      597,599           --
     Compensation expense--Stock Grants.           --           --      540,421
     Loss on disposal of fixed assets...          663           --           --
     Cash provided (used) by changes in
      operating assets and liabilities:
      Employee and other receivables....       (2,855)         402          (46)
      Inventory.........................      (27,940)     (12,666)     (19,389)
      Prepaid expenses and other current
       assets...........................      (14,576)      13,908          668
      Other assets......................       (4,765)         199        4,566
      Accounts payable..................       47,217      193,620     (129,915)
      Accrued expenses..................      (18,500)     121,035      (43,687)
                                          -----------  -----------  -----------
       Net cash used by operating
        activities......................   (1,062,487)    (632,715)    (642,097)
Investing Activities:
 Acquisition of property and equipment..      (97,036)     (36,998)          --
                                          -----------  -----------  -----------
       Net cash used by investing
        activities......................      (97,036)     (36,998)          --
Financing Activities:
 Proceeds from issuance of notes
  payable...............................           --      544,000      250,242
 Proceeds from issuance of common stock.           --           --      304,377
 Proceeds from issuance of preferred
  stock.................................    1,302,885           --           --
 Proceeds from exercise of warrants.....           --           --       81,060
                                          -----------  -----------  -----------
       Net cash provided by financing
        activities......................    1,302,885      544,000      635,679
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................      143,362     (125,713)      (6,418)
Cash and cash equivalents:
 Beginning of period....................          736      144,098       18,385
                                          -----------  -----------  -----------
 End of period..........................  $   144,098  $    18,385  $    11,967
                                          ===========  ===========  ===========
Supplemental Disclosure of Noncash
 Financing and Investing Activities:
  Conversion of debt to common stock....                                707,700
  Issuance of common stock for services.                                540,421
  Noncash exercise of warrants..........                                  9,500

                       See notes to financial statements.

                             OUTPOST NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

                    YEARS ENDED DECEMBER 31, 1996 AND 1997

           AND THE PERIOD FROM JANUARY 1, 1998 TO JUNE 2, 1998

NOTE 1: THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

  The Company: Outpost Network, Inc. (the Company) provides greeting card and related retail sale items to its Internet-using customers solely through its worldwide websites. The Company develops software needed to support its business and holds patents, trademarks, Uniform Resource Locators (URLS) and copyrights in connection with its business. The Company's first website opened on September 18, 1995. Since that time, the Company has developed a number of additional websites. The Company's basic business is to provide the Internet user the ability to order and send greeting cards through the Company's websites. The Company was founded on April 19, 1995, as a limited liability company and was incorporated in Washington on January 2, 1996.

  Business combination: During May 1998, the Company entered into a stock purchase agreement to exchange all outstanding capital stock for 1,499,988 shares of InfoSpace.com, Inc.'s common stock. The transaction was consummated on June 2, 1998.

  Revenue recognition: Revenues consist of sales of cards and related retail items and is recognized at the time of shipment.

  Product development: Costs incurred in the development of new products and enhancements of existing products are classified as product development and are charged to expense as incurred.

  Cash and cash equivalents: The Company considers all highly liquid debt instruments with an original maturity of 90 days or less to be cash equivalents.

  Inventory: Inventory consists primarily of cards and stamps and is stated at the lower of cost or market, determined on a first-in, first-out basis.

  Property and equipment: Property and equipment are stated at cost. Depreciation is computed under the straight-line method over the following estimated useful lives of the assets:

       Computers and equipment.......................................... 3 years
       Software......................................................... 3 years
       Furniture and fixtures........................................... 5 years

  Other assets: Management periodically reevaluates long-lived assets, consisting primarily of property and equipment, to determine whether there has been any impairment of the value of these assets and the appropriateness of their estimated remaining life. No impairment has been recognized as of December 31, 1997.

  Income taxes: The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets, including net operating losses, and liabilities are determined based on temporary differences between the book and tax bases of assets and liabilities. A valuation allowance is established for deferred tax assets that are unlikely to be realized.

  Use of estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                             OUTPOST NETWORK, INC.

amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts may differ from those estimates.

  Interim financial information: The interim financial information as of June 2, 1998, and for the period from January 1, 1998 to June 2, 1998, was prepared by the Company in a manner consistent with audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments that are of a normal recurring nature and that are necessary to present fairly the results for the periods presented. The results of operations for the period from January 1, 1998 to June 2, 1998, are not necessarily indicative of the results to be expected for the entire year.

  Recent accounting pronouncements: In June 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting comprehensive income and its components in a financial statement. Comprehensive income as defined includes all changes in equity (net assets) during a period from non-owner sources. Examples of items to be included in comprehensive income, which are excluded from net income, include foreign currency translation adjustments and unrealized gains/losses on available-for-sale securities. The disclosure prescribed by SFAS No. 130 must be made for fiscal years beginning after December 15, 1997. Reclassifications of financial statements for earlier periods provided for comparative purposes is required upon adoption. The Company will adopt the reporting requirements of SFAS No. 130 in its financial statements for the year ending December 31, 1998. Additionally, in June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas, and major customers, as well as the reporting of selected information about operating segments in interim financial reports to stockholders. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company will adopt the reporting requirements of SFAS No. 131 in its financial statements for the year ending December 31, 1998.

NOTE 2: PROPERTY AND EQUIPMENT

  Property and equipment consist of the following as of December 31:

                                                               1996      1997
                                                             --------  --------
     Computers and equipment................................ $116,050  $152,539
     Software...............................................    5,088     5,088
     Furniture and fixtures.................................    5,066     5,574
                                                             --------  --------
                                                              126,204   163,201
     Accumulated depreciation...............................  (35,719)  (85,471)
                                                             --------  --------
                                                             $ 90,485  $ 77,730
                                                             ========  ========

NOTE 3: NOTES PAYABLE

  The Company had $544,000 of unsecured convertible notes outstanding at December 31, 1997. This consists of the following:

  . $344,000 issued to related and unrelated parties at various dates during 1997 bearing interest at 10%. These notes were convertible into senior convertible debentures upon the event of a

                             OUTPOST NETWORK, INC.

     convertible debt financing closing between the Company, the holder, and an outside investor, within 90 days of issuance of the notes.

  . $200,000 convertible note issued to a related party during 1997 bearing interest at 9%. Upon closing of an equity financing in the amount of $1,500,000 or more, this note is convertible into shares or other equity of the Company issued in the financing.

  The debt and equity financings specified above did not occur; however, $540,000 of the convertible notes outstanding as of December 31, 1997 and $119,824 of notes payable issued subsequent to December 31, 1997, were converted into shares of common stock subsequent to year end in conjunction with the merger with InfoSpace.com, Inc.

  The weighted average interest rate for the year ended December 31, 1997 is 9.06%. No interest was paid during 1997.

NOTE 4: SHAREHOLDERS' EQUITY

  Authorized shares: The Company was originally founded as a limited liability company on April 19, 1995, and equity at December 31, 1995, consisted of members' interest. The Company was incorporated on January 2, 1996, at which time it was authorized to issue 5,000,000 shares, consisting of 3,000,000 shares of common stock with a par value of $.001 and 2,000,000 shares of preferred stock with a par value of $.001. The preferred stock may be issued in one or more series.

  On January 24, 1996, the articles of incorporation were amended to increase the authorized number of shares of all classes of Company stock to 11,700,000 shares, consisting of 10,000,000 shares of common stock with a par value of $.01 and 1,700,000 shares of preferred stock at a par value of $.01. A series of preferred stock was designated as Series A Preferred stock, consisting of 1,700,000 shares.

  On October 30, 1997, the articles of incorporation were amended to increase the authorized number of shares of all classes of Company stock to 31,000,000 shares, consisting of 20,000,000 shares of common stock with a par value of $.01 and 11,000,000 shares preferred stock at a par value of $.01. All shares of Series A Preferred stock were converted into common stock at a ratio of 1:1. The Company also designated 11,000,000 shares as Series B Preferred stock.

  On May 7, 1998, the articles of incorporation were amended to increase the authorized number of shares of common stock to 35,000,000 shares with a par value of $.01 per share.

  Preferred stock: During January and February 1996, the Company sold 1,327,750 shares of $.01 par value Series A Preferred stock at a price of $1.00 per share. On October 30, 1997 all outstanding shares of Series A Preferred stock were converted to common stock at a ratio of 1:1.

  Stock warrants: On November 18, 1997, the Company granted warrants to purchase 9,056,000 shares of common stock at an exercise price of $.01 per share to employees, outside consultants, and certain shareholders. These warrants vested immediately and expire if not exercised on or before May 20, 1998. All warrants outstanding at December 31, 1997, were exercised in May 1998. The Company recorded

                             OUTPOST NETWORK, INC.

compensation expense totalling $597,599 related to these warrants. The following table summarizes information about stock warrants outstanding as of December 31, 1997:

                                WARRANTS OUTSTANDING       WARRANTS EXERCISABLE
                          -------------------------------- --------------------
                                       WEIGHTED
                                        AVERAGE   WEIGHTED             WEIGHTED
                                       REMAINING  AVERAGE              AVERAGE
           RANGE OF         NUMBER    CONTRACTUAL EXERCISE   NUMBER    EXERCISE
       EXERCISE PRICES    OUTSTANDING LIFE (YRS.)  PRICE   EXERCISABLE  PRICE
       ---------------    ----------- ----------- -------- ----------- --------
       $0.01.............  9,056,000      0.4      $0.01    9,056,000   $0.01

  The 9,056,000 stock warrants were exercised at $.01 per share during May
1998.

  Other: 3,150,000 shares of common stock were issued to outside consultants and employees for services rendered during May 1998 valued at $540,421.

NOTE 5: INCOME TAXES

  No provision for federal and state income taxes has been recorded as the Company has incurred net operating losses through December 31, 1997. The following table sets forth the primary components of deferred tax assets:

                                                              DECEMBER 31,
                                                           --------------------
                                                             1996       1997
                                                           ---------  ---------
     Net operating loss carryforwards..................... $ 360,090  $ 699,636
     Nondeductible reserves and expenses..................     3,482      9,680
                                                           ---------  ---------
     Gross deferred tax assets............................   363,572    709,316
     Valuation allowance..................................  (363,572)  (709,316)
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

  At December 31, 1996 and 1997, the Company believes it more likely than not that the full benefit of the deferred tax assets will not be realized. As such, a full valuation allowance has been recorded. At December 31, 1997, the Company has tax basis federal net operating loss carryforwards of $2,057,753 which expire beginning in 2011.

NOTE 6: COMMITMENTS AND CONTINGENCIES

  In January 1998, the Company began sharing office space with InfoSpace, Inc., which subsequently acquired the Company (Note 1). As a result, the Company had no significant lease obligations as of December 31, 1997. Rent expense under operating leases totalled $27,000 and $56,000 for the years ended December 31, 1996 and 1997, respectively.

NOTE 7: RELATED PARTY TRANSACTIONS

  Notes payable at December 31, 1997 include $400,000 payable to a shareholder, $4,000 payable to an employee and $65,000 payable to an individual who holds warrants to purchase stock in the Company. Accrued but unpaid interest and interest expense on these notes as of and for the year ended December 31, 1997, is $17,919, $-0-, and $2,753, respectively. Interest rates range from 9% to 10%.

                               INSIDE BACK COVER



                                   [ARTWORK]

ADVERTISING AND PROMOTIONS

[InfoSpace.com web screen displaying banner ads, sponsorships and featured listings]

Text: Banner ads and national promotions are sold by InfoSpace direct advertising sales representatives.

[InfoSpace.com web screen displaying yellow pages ad for attorney]

Text: Promotions and preferred listings are sold to local advertisers by sales representatives at affiliated yellow pages publishers.

[Ultimate Product Search web page]

Text: InfoSpace.com's Ultimate Product Search enables shoppers to quickly compare availability and prices online.

[Web page showing search results from Ultimate Product Search]

Text: When shoppers click through to buy, the merchant shares transaction revenue with the Company.

[InfoSpace.com web screen displaying apartment rental information.]

Text: Information suppliers like these apartment guides pay promotional fees to InfoSpace.com to merchandise their content--similar to the way they pay traditional retailers for "rack space."

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICI-TATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
  Prospectus Summary......................................................   3
  Risk Factors............................................................   5
  The Company.............................................................  22
  Use of Proceeds.........................................................  22
  Dividend Policy.........................................................  22
  Capitalization..........................................................  23
  Dilution................................................................  24
  Selected Consolidated Financial Data....................................  25
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  26
  Business................................................................  36
  Management..............................................................  57
  Certain Transactions....................................................  62
  Principal Stockholders..................................................  64
  Description of Capital Stock............................................  65
  Shares Eligible for Future Sale.........................................  69
  Underwriting............................................................  71
  Legal Matters...........................................................  72
  Experts.................................................................  73
  Additional Information..................................................  73
  Index to Consolidated Financial Statements.............................. F-1

                                  -----------

  UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             5,000,000 SHARES

                       [LOGO OF INFOSPACE.COM, INC.(TM)]

                                 COMMON STOCK


                                ---------------

                                  PROSPECTUS

                                ---------------


                               HAMBRECHT & QUIST

                            NATIONSBANC MONTGOMERY
                                SECURITIES LLC

                             DAIN RAUSCHER WESSELS
                   A DIVISION OF DAIN RAUSCHER INCORPORATED

                                        , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the Common Stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee.............. $   16,963
   NASD filing fee..................................................      6,250
   Nasdaq National Market listing fee...............................     95,000
   Blue Sky fees and expenses.......................................     10,000
   Printing and engraving expenses..................................    250,000
   Legal fees and expenses..........................................    350,000
   Accounting fees and expenses.....................................    325,000
   Directors and officers insurance.................................    200,000
   Transfer Agent and Registrar fees................................     10,000
   Miscellaneous expenses...........................................    136,787
                                                                     ----------
     Total.......................................................... $1,400,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

  Section 10 of the registrant's Restated Bylaws (Exhibit 3.2 hereto) requires indemnification to the full extent permitted under the DGCL as it now exists or may hereafter be amended. Subject to any restrictions imposed by the DGCL, the Restated Bylaws provide an unconditional right to indemnification for all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred or suffered by any person in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was serving as a director or officer of the registrant or that, being or having been a director or officer of the registrant, such person is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. The Restated Bylaws also provide that the registrant may, by action of its Board of Directors, provide indemnification to its employees and agents with the same scope and effect as the foregoing indemnification of directors and officers; provided, however, that an undertaking shall be made by an employee or agent only if required by the Board of Directors.

  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for
(i) any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

  Article 10 of the registrant's Restated Certificate of Incorporation (Exhibit 3.1 hereto) provides that to the full extent that the DGCL, as it now exists or may hereafter be amended, permits the limitation or elimination of the liability of directors, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment to or repeal of such Article 10 shall not adversely affect any right or protection of a director of the registrant for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

  The registrant has entered into certain indemnification agreements with its officers and directors, the form of which is attached as Exhibit 10.1 to this Registration Statement and incorporated herein by reference. The indemnification agreements provide the registrant's officers and directors with indemnification to the maximum extent permitted by the DGCL. Reference is made to the Underwriting Agreement (Exhibit 1.1 hereto), in which the Underwriters have agreed to indemnify the officers and directors of the registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since its incorporation in April 1996, the registrant has issued and sold unregistered securities as follows:

    (1) An aggregate of 10,000,000 shares of Common Stock was issued in a private placement in April 1996 to Naveen Jain. The aggregate consideration received for such shares was $2,000.

    (2) An aggregate of 267,316 shares of Common Stock was issued in a private placement on June 10, 1996, to three investors. The aggregate consideration received for such shares was $219,199.94 or $0.82 per share.

    (3) An aggregate of 609,756 shares of Common Stock was issued in a private placement on June 17, 1996, to two investors. The aggregate consideration received for such shares was $999,999.84 or $1.64 per share.

    (4) An aggregate of 68,182 shares of Common Stock was issued in a private placement on October 7, 1996, to one investor. The aggregate consideration received for such shares was $150,000.40 or $2.20 per share.

    (5) An aggregate of 1,000,000 shares of Common Stock was issued on May 6, 1997, in connection with the registrant's acquisition of all the issued and outstanding membership interests in Yellow Pages on the Internet, LLC ("YPI"). Such shares were placed in an escrow account upon issuance pending finalization of the purchase price for YPI. Prior to December 31, 1997, the purchase price was finalized and on January 2, 1998 an aggregate of 85,000 shares of Common Stock was issued to the former members of YPI. The remaining 915,000 shares held in the escrow account were released to the registrant and canceled.

    (6) An aggregate of 27,500 shares of Common Stock was issued in a private placement on February 4, 1998 to one investor. The aggregate consideration received for such shares was $110,000 or $4.00 per share.

    (7) An aggregate of 12,500 shares of Common Stock was issued on April 20, 1998 to a former employee of the Company in connection with the settlement of a dispute involving compensation.

    (8) An aggregate of 7,500 shares of Common Stock was issued in a private placement on May 4, 1998 to the law firm of Garvey Schubert & Barer in consideration for legal services rendered.

    (9) An aggregate of 1,499,988 shares of Common Stock was issued on June 2, 1998, in exchange for the entire issued share capital of Outpost Network, Inc. ("Outpost"). The form of the transaction was a merger, whereby a wholly owned subsidiary of the registrant was merged with and into Outpost (the "Outpost Merger"). The recipients of the Common Stock were the former shareholders of Outpost.

    (10) An aggregate of 125,000 shares of Common Stock was issued in a private placement on May 21, 1998 to two investors. The aggregate consideration was $500,000 or $4.00 per share

    (11) An aggregate of 1,145,000 shares of Common Stock and warrants for the purchase of 2,028,523 shares of Common Stock at a weighted average exercise price of $5.87 per share were issued in a private placement on May 21, 1998 to five investors pursuant to Common Stock and Common Stock Warrant Purchase Agreements (the "May 1998 Stock Purchase"). The aggregate consideration received for such shares was $4,580,000 and the aggregate consideration received for such warrants was $40,570.38.

    (12) An aggregate of 5,000 shares of Common Stock was issued on June 30, 1998 to a consultant in exchange for services.

    (13) An aggregate of 223,251 shares of Common Stock was issued on July 6, 1998 to nineteen investors pursuant to the registrant's 1998 Stock Purchase Rights Plan, adopted June 26, 1998. The aggregate consideration received for such shares was $1,674,393.75 or $7.50 per share.

    (14) A warrant for the purchase of 477,967 shares of Common Stock with an exercise price of $0.02 per share was issued on July 14, 1998, to a former consultant to the registrant in connection with the Outpost Merger.

    (15) An aggregate of 1,020,000 shares of Common Stock was issued in a private placement completed in July and August 1998 to 26 investors. The aggregate consideration received for such shares was $8,160,000 or $8.00 per share.

    (16) An aggregate of 19,895 shares of Common Stock and warrants to purchase 35,313 shares of Common Stock with a weighted average exercise price of $5.87 per share were issued on August 6, 1998 to five investors in connection with the May 1998 Stock Purchase.

    (17) From April 1996 through September 30, 1998, the registrant granted stock options to purchase an aggregate of 1,756,925 shares of Common Stock to employees, consultants and directors with exercise prices ranging from $0.02 to $12.00 per share pursuant to the registrant's Restated 1996 Flexible Stock Incentive Plan in consideration for services. From April 10, 1996 to September 30, 1998, the registrant also granted stock options outside of the plan to purchase 484,624 shares of Common Stock, with exercise prices of $1.72 per share, to employees, consultants and directors.

  No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Rule 701 promulgated thereunder on the basis that these options were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  NUMBER                                DESCRIPTION
  ------                                -----------
  1.1.*    Form of Underwriting Agreement.
  2.1.++   Agreement and Plan of Merger, dated as of May 12, 1998, among the registrant, OutPost Network, Inc., certain shareholders of OutPost
            Network, Inc. and OutPost Acquisition, Inc.
  3.1.++   Restated Certificate of Incorporation of the registrant.
  3.2.++   Restated Bylaws of the registrant.
  5.1*     Opinion of Perkins Coie LLP as to the legality of the shares.
 10.1.++   Form of Indemnification Agreement between the registrant and each of its Directors and Executive Officers.
 10.2.++   Restated 1996 Flexible Stock Incentive Plan.
 10.3.++   1998 Employee Stock Purchase Plan
           Lease, dated May 14, 1998, between the registrant and TIAA Realty,
 10.4.++   Inc.
 10.5.++   Registration Rights Agreement, dated May 1, 1997, among the registrant, John E. Richards, Peter S. Richards, John Enger and
            Alexander Hutton Capital L.L.C., as subsequently amended by
            Agreement dated as of January 2, 1998, among the registrant, John
            E. Richards, Peter S. Richards, John Enger and Alexander Hutton
            Capital L.L.C.
 10.6.++   Agreement, dated January 2, 1998, among the registrant, John E.
            Richards, Peter S. Richards, John Enger and Alexander Hutton
            Capital, L.L.C.
 10.7.++   Form of Common Stock and Common Stock Warrant Purchase Agreements,
            dated May 21, 1998, between the registrant and each of Acorn
            Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn
            Cunningham.
 10.8.++   Form of Investor Rights Agreements, dated as of May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett
            Partners, LLP and John and Carolyn Cunningham.
 10.9.++   Form of Co-Sale Agreements, dated as of May 21, 1998, among the registrant, Naveen Jain and each of Acorn Ventures-IS, LLC, Kellett
            Partners, LLP and John and Carolyn Cunningham.
 10.10.++  Form of Common Stock Warrant, dated May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners,
            LLP and John and Carolyn Cunningham.
 10.11.++  Common Stock Purchase Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.
 10.12.++  Stockholder Rights Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.
 10.13.++  Form of Amendment to Common Stock and Common Stock Warrant Purchase
            Agreements, dated August 6, 1998, between the Registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and
            Carolyn Cunningham.
 10.14.+++ License Agreement, dated July 28, 1998, between the registrant and
            American Business Information, Inc. (now known as infoUSA, Inc.).
 10.15.+++ Amended and Restated Content Provider Agreement, made as of August
            24, 1998, effective as of April 25, 1998, between the registrant and 800-U.S. Search.
 10.16.+   Interactive White Pages Marketing Agreement, dated as of August 24,
            1998, between the registrant and America Online, Inc.
 10.17.+   Development and Management Agreement, dated as of August 24, 1998, between the registrant and America Online, Inc.
 10.18*+   U.S. English Language White Pages Directory Services Agreement,
            effective July 1, 1998, between the registrant and Netscape
            Communications Corporation.
 10.19*+   Trademark License Agreement, dated July 1, 1998, between the registrant and Netscape Communications Corporation.

 NUMBER                                               DESCRIPTION
 ------                                               -----------
 10.20*+  U.S. English Language Yellow Pages Directory Services Agreement, dated July 2, 1998, between the registrant and Netscape Communications Corporation.
 10.21*+  Trademark License Agreement, dated July 1, 1998, between the registrant and Netscape Communications
           Corporation.
 10.22*+  Amendment No. 1 to Netcenter Services Agreement--Yellow Pages, effective August 7, 1998, between the registrant and Netscape Communications Corporation.
 10.23*+  Amendment No. 1 to Netcenter Services Agreement--White Pages, effective August 7, 1998, between the registrant and Netscape Communications Corporation.
 10.24*+  Amendment No. 2 to Netcenter Services Agreement--White Pages between the registrant and Netscape
           Communications Corporation.
 21.1.++   Subsidiaries of the registrant.
 23.1.     Consent of Deloitte & Touche LLP, Independent Auditors.
 23.2.*    Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5.1 hereto).
 24.1.++   Power of Attorney
 24.2      Power of Attorney for Carl Stork.
 27.1.++   Financial Data Schedule.

---------------------

*  To be filed by amendment.

+  Confidential treatment requested.

++ Previously filed.

  (b) Financial Statement Schedules

  All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington, on the 5th day of October, 1998.

                                          INFOSPACE.COM, INC.

                                                 /s/ Ellen B. Alben
                                          By: _________________________________

                                                    Ellen B. Alben, Vice
                                                President,Legal and Business
                                                 Affairs and Secretary

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on the 5th day of October, 1998.

            SIGNATURE                               TITLE
            ---------                               -----
               * Naveen Jain              President, Chief Executive
     ____________________________________  Officer and Chairman of the
                 Naveen Jain               Board (Principal Executive
                                           Officer)

             * Douglas A. Bevis           Vice President and Chief
     ____________________________________  Financial Officer
               Douglas A. Bevis            (Principal Financial and
                                           Accounting Officer)

          * John E. Cunningham, IV        Director
     ____________________________________
            John E. Cunningham, IV

           * Peter L. S. Currie           Director
     ____________________________________
              Peter L. S. Currie

               * Gary C. List             Director
     ____________________________________
                 Gary C. List

               /s/ Carl Stork             Director
     ____________________________________
                  Carl Stork

            /s/ Ellen B. Alben
    *By: ________________________________
              Ellen B. Alben
             Attorney-in-Fact

                               INDEX TO EXHIBITS

  NUMBER                                DESCRIPTION
  ------                                -----------
  1.1.*    Form of Underwriting Agreement.
  2.1.++   Agreement and Plan of Merger, dated as of May 12, 1998, among the registrant, OutPost Network, Inc., certain shareholders of OutPost
            Network, Inc. and OutPost Acquisition, Inc.
  3.1.++   Restated Certificate of Incorporation of the registrant.
  3.2.++   Restated Bylaws of the registrant.
  5.1.*    Opinion of Perkins Coie LLP as to the legality of the shares.
 10.1.++   Form of Indemnification Agreement between the registrant and each of its Directors and Executive Officers.
 10.2.++   Restated 1996 Flexible Stock Incentive Plan.
 10.3.++   1998 Employee Stock Purchase Plan
           Lease, dated May 14, 1998, between the registrant and TIAA Realty,
 10.4.++   Inc.
 10.5.++   Registration Rights Agreement, dated May 1, 1997, among the registrant, John E. Richards, Peter S. Richards, John Enger and
            Alexander Hutton Capital L.L.C., as subsequently amended by
            Agreement dated as of January 2, 1998, among the registrant, John
            E. Richards, Peter S. Richards, John Enger and Alexander Hutton
            Capital L.L.C.
 10.6.++   Agreement, dated January 2, 1998, among the registrant, John E.
            Richards, Peter S. Richards, John Enger and Alexander Hutton
            Capital, L.L.C.
 10.7.++   Form of Common Stock and Common Stock Warrant Purchase Agreements,
            dated May 21, 1998, between the registrant and each of Acorn
            Ventures-IS, LLC, Kellett Partners, LLP and John and Carolyn
            Cunningham.
 10.8.++   Form of Investor Rights Agreements, dated as of May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett
            Partners, LLP and John and Carolyn Cunningham.
 10.9.++   Form of Co-Sale Agreements, dated as of May 21, 1998, among the registrant, Naveen Jain and each of Acorn Ventures-IS, LLC, Kellett
            Partners, LLP and John and Carolyn Cunningham.
 10.10.++  Form of Common Stock Warrant, dated May 21, 1998, between the registrant and each of Acorn Ventures-IS, LLC, Kellett Partners,
            LLP and John and Carolyn Cunningham.
 10.11.++  Common Stock Purchase Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.
 10.12.++  Stockholder Rights Agreement, dated as of August 6, 1998, by and among the registrant and the investors named therein.
 10.13.++  Form of Amendment to Common Stock and Common Stock Warrant Purchase
            Agreements, dated August 6, 1998, between the Registrant and each of Acorn Ventures-IS, LLC, Kellett Partners, LLP and John and
            Carolyn Cunningham.
 10.14.+++ License Agreement, dated July 28, 1998, between the registrant and
            American Business Information, Inc. (now known as infoUSA, Inc.).
 10.15.+++ Amended and Restated Content Provider Agreement, made as of August
            24, 1998, effective as of April 25, 1998, between the registrant and 800-U.S. Search.
 10.16+    Interactive White Pages Marketing Agreement, dated as of August 24,
            1998, between the registrant and America Online, Inc.
 10.17+    Development and Management Agreement, dated as of August 24, 1998, between the registrant and America Online, Inc.
 10.18*+   U.S. English Language White Pages Directory Services Agreement,
            effective July 1, 1998, between the registrant and Netscape
            Communications Corporation.

 NUMBER                                DESCRIPTION
 ------                                -----------
 10.19*+ Trademark License Agreement, dated July 1, 1998, between the registrant and Netscape Communications Corporation.
 10.20*+ U.S. English Language Yellow Pages Directory Services Agreement, dated
          July 2, 1998, between the registrant and Netscape Communications
          Corporation.
 10.21*+ Trademark License Agreement, dated July 1, 1998, between the registrant and Netscape Communications Corporation.
 10.22*+ Amendment No. 1 to Netcenter Services Agreement--Yellow Pages,
          effective August 7, 1998, between the registrant and Netscape
          Communications Corporation.
 10.23*+ Amendment No. 1 to Netcenter Services Agreement--White Pages,
          effective August 7, 1998, between the registrant and Netscape
          Communications Corporation.
 10.24*+ Amendment No. 2 to Netcenter Services Agreement--White Pages between the registrant and Netscape Communications Corporation.
 21.1.++  Subsidiaries of the registrant.
 23.1.    Consent of Deloitte & Touche LLP, Independent Auditors.
          Consent of Perkins Coie LLP (contained in the opinion filed as
 23.2.*   Exhibit 5.1 hereto).
 24.1.++  Power of Attorney
 24.2     Power of Attorney for Carl Stork.
 27.1.++  Financial Data Schedule.

---------------------

*  To be filed by amendment.

+  Confidential treatment requested.

++ Previously filed.